    As filed with the Securities and Exchange Commission on October 31, 1997
                                                      REGISTRATION NO. 333-38361


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------



                              AMENDMENT NO. 1 TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         ------------------------------

                       HIGHWAYMASTER COMMUNICATIONS, INC.
                            HIGHWAYMASTER CORPORATION
           (Exact names of registrants as specified in their charters)


   DELAWARE                                             4812                                  51-0352879
   DELAWARE                                             4812                                  51-0340340

(States or other jurisdictions of           (Primary Standard Industrial         (I.R.S. Employer Identification Nos.)
incorporation or organization)              Classification Code Numbers)


                         16479 DALLAS PARKWAY, SUITE 710
                               DALLAS, TEXAS 75248
                                 (972) 732-2500
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                         ------------------------------

                               WESLEY E. SCHLENKER
                         16479 DALLAS PARKWAY, SUITE 710
                               DALLAS, TEXAS 75248
                                 (972) 732-2500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                    COPY TO:
                               GEOFFREY L. NEWTON
                              BAKER & BOTTS, L.L.P.
                                2001 ROSS AVENUE
                               DALLAS, TEXAS 75201

                         ------------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]





     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED OCTOBER 31, 1997

PROSPECTUS

                       HIGHWAYMASTER COMMUNICATIONS, INC.

    OFFER TO EXCHANGE ITS SERIES B 13 3/4% SENIOR NOTES DUE 2005 FOR ANY AND
          ALL OF ITS OUTSTANDING SERIES A 13 3/4% SENIOR NOTES DUE 2005

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          ,
1997, UNLESS EXTENDED.

         HighwayMaster Communications, Inc., a Delaware corporation (the "Company" or "HighwayMaster"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 13 3/4% Senior Notes due 2005 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding Series A 13 3/4% Senior Notes due 2005 (the "Old Notes" and, together with the Exchange Notes, the "Notes"), of which $125,000,000 principal amount is outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they are intended to replace) except that the Exchange Notes will bear a Series B designation and have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. See "The Exchange Offer." The Exchange Notes will evidence the same debt as the Old Notes (which they are intended to replace) and will be issued under and be entitled to the benefits of the Indenture (the "Indenture") dated September 23, 1997 between the Company, HighwayMaster Corporation ("HMC") and Texas Commerce Bank National Association, as Trustee (the "Trustee"), governing the Notes. See "The Exchange Offer" and "Description of Exchange Notes."

         Interest on the Exchange Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 1998. The Exchange Notes will mature on September 15, 2005. The Company will not be required to make any mandatory sinking fund or redemption payments with respect to the Exchange Notes. The Exchange Notes will be redeemable at the option of the Company at any time on or after September 15, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the redemption date. In addition, the Company will be entitled, at any time on or before September 15, 2000, to redeem up to 35% of the aggregate principal amount of the Exchange Notes with the proceeds of any Equity Investment (as defined herein) at a redemption price equal to 113.75% of the principal amount of the Exchange Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date; provided, however, that at least 65% of the aggregate principal amount of Notes initially issued remains outstanding after giving effect to such redemption. See "Description of Exchange Notes -- Optional Redemption."

         Upon the occurrence of a Change of Control (as defined herein), the Company will be required to make an offer to repurchase all or any part of the Exchange Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of Exchange Notes --Repurchase at the Option of Holders." (Cover text continued on next page.)

         SEE "RISK FACTORS" ON PAGE 18 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR NOTES IN THE EXCHANGE OFFER.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      The date of this Prospectus is , 1997

        The Old Notes were issued by the Company in an offering (the "Units Offering") of 125,000 units (the "Units"), each consisting of $1,000 principal amount of Old Notes and one warrant (a "Warrant") to purchase 6.566 shares of common stock, par value $.01 per share ("Common Stock"), of the Company, consummated on September 23, 1997. The Company used approximately $46.6 million of the proceeds from the sale of the Units in the Units Offering to purchase a portfolio of U.S. government securities (the "Pledged Securities") which will provide funds sufficient to pay in full when due the first six scheduled interest payments on the Notes. The Pledged Securities have been pledged as security for the repayment of principal of and interest on the Notes, liquidated Damages, if any, and all other obligations under the Indenture.


         The Company is a holding company and substantially all of its operations are conducted through HMC, its operating subsidiary. The obligations of the Company under the Exchange Notes will be guaranteed (the "Subsidiary Guarantees") on a senior unsecured basis by HMC and certain future subsidiaries of the Company (collectively, the "Restricted Subsidiaries"). See "Description of Exchange Notes -- Subsidiary Guarantees."

         The Exchange Notes and the Subsidiary Guarantees will be senior obligations of the Company and the Restricted Subsidiaries, respectively, and will rank pari passu in right of payment with all other senior indebtedness of the Company and the Restricted Subsidiaries, as applicable, and will rank senior in right of payment to any future subordinated indebtedness of the Company and the Restricted Subsidiaries, as applicable. As of June 30, 1997, after giving effect to the Units Offering, the Company on a consolidated basis had outstanding indebtedness with a principal amount of $125.0 million ($120.8 million net of debt discount) and $9.2 million of other senior liabilities (including trade payables). The Indenture permits the Company and its subsidiaries to incur additional senior indebtedness, subject to certain limitations. See "Description of Exchange Notes -- Ranking" and "-- Certain Covenants."


         The Company will accept for exchange any and all Old Notes validly
tendered and not withdrawn prior to 5:00 p.m., New York time, on         ,
1997, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Old Notes were sold by the Company on September 23, 1997 to the Initial Purchasers (as defined herein) in the Units Offering, which was a transaction effected without registration under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement (as defined herein) entered into by the Company in connection with the offering of the Old Notes. See "The Exchange Offer."


         Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "The Exchange Offer -- Resale of the Exchange Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

         There has not previously been any public market for the Old Notes or the Exchange Notes. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market-making activities with respect to the Exchange Notes may be discontinued at any time without notice. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

         Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors -- Exchange Offer Procedures" and "Exchange Offer -- Consequences of Failure to Exchange."

         The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of one or more Global Notes (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in a Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Notes, Exchange Notes in certificated form will be issued in exchange for a Global Note only on the terms set forth in the Indenture. See "Description of Exchange Notes -- Book Entry, Delivery and Form."

         THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER
THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

         This Prospectus, together with the Letter of Transmittal, is being sent
to all registered holders of Old Notes as of                   , 1997.

         The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. The Company will pay all expenses incurred by it incident to the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

         The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable security law.

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all of the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Northwest Atrium Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site on the Internet is http://www.sec.gov.

         The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the holders thereof (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders thereof and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference in this Prospectus the following documents, which have been filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

         In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the Exchange Offer shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein, other than certain exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Such requests should be addressed to Wesley E. Schlenker, General Counsel and Secretary, HighwayMaster Communications, Inc., 16479 Dallas Parkway, Suite 710, Dallas, Texas 75248; telephone (972) 732-2500.

         DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS: THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE "PROSPECTUS SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                                 ---------------

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus. Unless the context otherwise requires, and except as used in "Description of Exchange Notes," all references in this Prospectus to the "Company" include HighwayMaster Communications, Inc. and its operating subsidiary, HMC. Certain technical and other terms used in this Prospectus are defined in the Glossary included herein.

                                   THE COMPANY

         HighwayMaster Communications, Inc. develops and implements mobile communications solutions, including integrated voice, data and position location services, to meet the needs of its customers. The initial application for the Company's wireless enhanced services network has been developed for, and is currently being marketed and sold to, companies which operate in the long-haul trucking market. The Company provides long-haul trucking customers with a comprehensive package of mobile communications and management control services at low, fixed per minute rates, thereby enabling its trucking customers to effectively monitor the operations and improve the performance of their fleets. As of June 30, 1997, the Company had in service an installed base of 25,233 Series 5000 mobile communication units ("Series 5000 Mobile Units") in the long-haul trucking market and had orders to install an additional 9,059 Series 5000 Mobile Units.

         The Company is currently developing new applications for its wireless enhanced services network to expand the range of trucking companies that utilize its services and address the needs of the automotive and other markets. The Company plans to introduce its Series 3000 mobile communication units ("Series 3000 Mobile Units"), which will be less expensive and will offer more limited functionality than its current long-haul trucking product. The Company intends to market the Series 3000 Mobile Units primarily to smaller trucking fleets and owner-operators that can benefit from the Company's enhanced wireless services, including primarily its nationwide voice communication capabilities, and for whom protection from fraud, effective call delivery and low airtime charges are critical requirements. The Company expects that preliminary versions of the Series 3000 Mobile Unit will be introduced in early 1998, which the Company believes will be supplanted by a more advanced version of this product by the end of 1998. In addition, in January 1997, the Company entered into a strategic business alliance with Prince Corporation ("Prince"), a subsidiary of Johnson Controls, Inc. ("Johnson Controls") and a leading supplier of automotive interior systems and components, pursuant to which the parties are developing and marketing and will provide a wireless automobile safety and security service, the AutoLink(R) service, to be offered to motorists in the United States and Canada. The AutoLink service is expected to be offered on a commercial basis beginning in late 1998. The Company is currently negotiating with Motorola to supply a hardware component that will provide a common platform for the AutoLink product, the Series 5000 Mobile Units and more advanced versions of its Series 3000 Mobile Units, but no assurance can be given that such an agreement will be reached or as to the terms thereof.

         The Company provides its mobile communications services through its wireless enhanced services network, which utilizes patented technology developed by the Company to integrate various transmission, long-distance, switching, tracking and other services provided through contracts with certain telecommunications companies and more than 70 cellular carriers. Through its agreements with cellular carriers, the Company is able to take advantage of the more than $32 billion which cellular carriers have invested to establish and expand cellular coverage in the United States. The Company's network covers 99% of the available cellular service areas in the United States and 100% of the available A-side coverage in Canada. Call processing and related functions for the Company's network are provided through a switching complex (the "NSC") owned by the Company and a separate switching complex (the "AT&T Complex") operated by AT&T Corporation ("AT&T"). In September 1997, AT&T notified the Company that it would discontinue offering services through the AT&T Complex as of December 31, 1997, and the Company intends to begin servicing all of its customers through the NSC as of such date. The Company holds ten United States patents that cover certain key features of its network which are used in locating and communicating with vehicles using the cellular infrastructure.

         Management believes that several significant factors differentiate the services which the Company is able to provide through its wireless enhanced services network from conventional cellular service, including the following:

                  o Immediate Nationwide Call Delivery. In order to automatically (with no user intervention) provide immediate call delivery to cellular subscribers who travel outside of their home markets, a cellular carrier must install advanced switching equipment (IS-41 capable), establish physical connectivity and establish the appropriate roaming agreements with other cellular carriers. Primarily as a result of the cost of this advanced switching equipment, the Company believes that many cellular markets located outside of major metropolitan areas have not yet implemented automatic call delivery capabilities. HighwayMaster uses a patented technology which works independently from cellular carriers' IS-41 protocol to automatically provide immediate call delivery to its customers on essentially a nationwide basis.

                  o Fraud Control. Conventional cellular service has historically experienced relatively high levels of fraud. Industry sources estimate that cellular fraud resulted in losses totaling approximately $650 million in 1995. The Company has been able to significantly limit fraud through the architecture of its network, which requires that all calls originated by customers be routed to one of the switching complexes operated by or for the Company and thereby reduces or eliminates cellular cloning, fraud and call blocking for its customers. To date, neither the Company nor the cellular carriers which have properly implemented the Company's protocols have experienced any significant levels of roamer fraud in connection with the mobile communications services provided through the Company's network.

                  o Low Nationwide Fixed Airtime Charges. The Company believes that basic cellular air time charges for cellular subscribers who travel out of their home markets range from as much as $1.00 to $2.00 per day per market and from $0.45 to $1.25 per minute, in addition to applicable long-distance charges. By comparison, the Company's customers in the long-haul trucking market are charged a fixed rate of $0.53 per minute for voice communications within the United States, which includes long-distance charges.

                  o Additional Value-Added Services. The Company offers its customers additional value-added services which are not offered by cellular carriers who are unable to supplement the capabilities of the existing cellular infrastructure with the features and capabilities of the Company's network. The value-added services currently offered by the Company include data transmission and fleet tracking, as well as a number of other ancillary services, such as estimating times of arrival, calculating fuel tax mileage and monitoring engine performance.

BUSINESS STRATEGY

         The Company's objective is to become a leading provider of mobile communications services to customers in its targeted markets. To achieve this objective, the Company will seek to take advantage of the commercial potential of the HighwayMaster network in four separate ways. First, the Company intends to achieve greater penetration of the long-haul trucking market by continuing to increase its base of Series 5000 Mobile Units installed in customers' trucks. Second, the Company intends to use the capabilities of its network to develop and implement new applications for the automotive and other markets, including the AutoLink service to be offered to motorists in the United States and Canada. Third, the Company intends to develop a common hardware platform for the AutoLink product, the Series 5000 Mobile Units and more advanced versions of its Series 3000 Mobile Units, which should enable it to leverage any volume cost savings that may be derived from offering the AutoLink application to reduce the price of its long-haul trucking products, thereby enabling the Company to expand the segments of the long-haul trucking market which it is able to serve on an economical basis. Fourth, the Company intends to pursue opportunities, either alone or in cooperation with international partners, to export its technology and applications to selected foreign markets.

THE LONG-HAUL TRUCKING SOLUTION

         The Company currently provides integrated mobile voice, data, tracking and fleet management information services to trucking companies and other private operators in the long-haul trucking market. These services are provided by linking customers to the Company's network through the installation of Series 5000 Mobile Units in their trucks. The Series 5000 Mobile Unit enables a truck driver to send and receive voice and data messages and utilize all of the other features and capabilities of the Company's network. Management believes that the system offered by the Company to trucking customers represents the most complete and cost-effective package of mobile communications products and services currently available to the long-haul trucking industry. A key feature of this system is its ability to offer voice communication capabilities on essentially a nationwide basis through the use of the existing cellular infrastructure. Currently, the Company's primary competitor offers a satellite-based system that provides data-only mobile communication services with no voice capabilities.

         In addition to its voice communications capabilities, the Series 5000 Mobile Unit permits the transmission and receipt of data messages between a truck and a dispatcher. The Series 5000 Mobile Unit also has navigational tracking capabilities which allow trucking companies to map a truck's position, typically within 100 yards, anywhere in the United States and Canada. Furthermore, the Series 5000 Mobile Unit is capable of performing a number of other functions such as calculating fuel tax mileage, estimating times of arrival, storing data and monitoring on-board electronic engine and other electronic functions. For small to mid-sized fleets, the Company also offers a dispatch software package that enables a trucking dispatcher to optimize the use of its fleet by processing data transmitted by the Series 5000 Mobile Units and performing a variety of fleet management information functions.

         The Company is continuing to expand its installed base of Series 5000 Mobile Units in the long-haul trucking market. In late 1996 and 1997, the Company received orders for the installation of a total of 7,000 Series 5000 Mobile Units from Ameritruck Distribution Corporation ("Ameritruck"), Burlington Motor Carriers, Inc. ("Burlington") and a subsidiary of Wal-Mart Stores, Inc. ("Wal-Mart"), of which it had installed a total of 2,724 units by June 30, 1997. The Company expects that substantially all of the remaining units ordered by these customers will be installed prior to December 31, 1997. As of June 30, 1997, the Company had an installed base of 25,233 Series 5000 Mobile Units and had orders to install an additional 9,059 Series 5000 Mobile Units.

         The Company is currently engaged in developing the Series 3000 Mobile Units, which will be less expensive and will offer more limited functionality than its current long-haul trucking product. The Series 3000 Mobile Unit will be able to perform voice communication services and additional functions such as the automated capture and transmission of engine data and other information as well as vehicle tracking. Customers who utilize the Series 3000 Mobile Unit will pay the same low, fixed per-minute rates for voice and data communications as those who use the Series 5000 Mobile Unit, but will be assessed a reduced per unit charge on a monthly basis. The Company believes that the Series 3000 Mobile Units will allow it to serve a broader segment of the long-haul trucking market, including smaller fleets and owner-operators who do not require all the features of the Series 5000 Mobile Unit but can benefit from the advantages of the Company's wireless enhanced services network. Additionally, the Company believes that it will be able to serve fleets that currently utilize data- only mobile communications services provided by the Company's competitors. The Company expects that preliminary versions of the Series 3000 Mobile Unit will be introduced in early 1998, which will be supplanted by a more advanced version of this product by the end of 1998.

         Based on the 1992 Department of Commerce census (the "Department of Commerce Census"), management believes that there are currently approximately
2.2 million long-haul commercial trucks in the United States. Although the Company expects to generate sales of Series 5000 Mobile Units in all sectors of the long-haul trucking market, the Company's primary target market for this product is operators of mid- and large-sized fleets (25 or more trucks) consisting of larger-sized trucks (Class 6, 7 and 8 trucks) used for long-haul transport (average distances in excess of 100 miles). Based on the Department of Commerce Census, management estimates that there are currently approximately 530,000 trucks in the primary target market for the Series 5000 Mobile Unit. Management further estimates that approximately 30% of these trucks are currently equipped with some form of integrated mobile communications solution, but believes that substantially all operators in this market will experience significant competitive pressures over the next five years to adopt some form of integrated mobile communications solution. In addition, the Company intends to introduce the Series 3000 Mobile Unit, and management believes that this product is likely to appeal to small-sized fleets (24 or fewer trucks) consisting of larger-sized trucks used for long-haul transport, as well as fleets of smaller-sized trucks (Class 1-5 trucks) used for the same purposes. Based on the Department of Commerce's Census, the Company believes that there are currently approximately 1.7 million trucks in this extended market for the Series 3000 Mobile Units.

THE AUTOLINK ALLIANCE

         As a result of the demonstrated capabilities of the Company's long-haul trucking application, Prince approached the Company in early 1996 and proposed that the Company provide the mobile communications network for its new automobile safety and security service. In January 1997, the Company entered into a strategic business alliance with Prince pursuant to which the parties will develop and provide the AutoLink service to motorists in the United States and Canada. The basic AutoLink product will provide an intelligent communications link from the car to a new switching complex (the "AutoLink Complex") with connections to various vendors in order to provide emergency assistance, roadside assistance and information services to motorists, including remote tracking of stolen or missing vehicles. The principal components of the AutoLink system are (i) the end-user interface, which will be designed and manufactured by Prince, (ii) the in-vehicle communications and location hardware, which the Company expects will be manufactured by Motorola to the Company's specifications and will incorporate certain of the Company's patented technology and (iii) the wireless enhanced services network, which will be provided and managed by the Company. The Company currently expects that the AutoLink service will be offered on a commercial basis in the after-market (owners of existing vehicles) beginning in late 1998 and in the original equipment manufacturers ("OEM") market beginning in the second half of 1999.

         Under the terms of the strategic alliance between the Company and Prince, the Company will be responsible for, among other things, managing the network, providing software for the intelligent mobile unit and assisting in managing various information service providers. In addition, the Company will oversee distribution and marketing of the after-market product business. Prince, which has extensive automotive industry expertise, will be responsible for marketing and sales and contracting with equipment suppliers in the OEM market. The AutoLink product will be offered to both the OEM market and the after-market. The Company has entered into a memorandum of understanding with CellStar Corporation ("CellStar") which contemplates that CellStar will act as the exclusive distributor for the AutoLink product in the after-market. In consideration for the services to be provided by it in connection with the AutoLink service, it is expected that the Company will receive certain fees, including an activation fee, a monthly per-user charge and service charges for all calls placed by or for end users.

OTHER RECENT DEVELOPMENTS

         SBC Transactions. In September 1996, a subsidiary of SBC Communications Inc. ("SBC") made a strategic investment in the Company. In particular, SBC purchased $20.0 million of preferred stock from the Company, which may under certain circumstances be converted into common stock, and agreed to provide certain technical services to the Company in connection with the operation and improvement of its network. In addition, the Company issued to SBC warrants to purchase an aggregate of 5,000,000 shares of the Company's common stock. The securities issued to SBC in connection with these transactions would, if fully converted or exercised by SBC, represent an aggregate ownership interest of approximately 21.0% of the Company's common stock. The Company believes that its alliance with SBC will allow it to accelerate the development and implementation of various features of its network and mobile communications services.

         Wal-Mart Order. In April 1997, the Company entered into a contract with Wal-Mart pursuant to which Wal-Mart ordered an aggregate of 3,000 additional Series 5000 Mobile Units for installation in its private fleet of trucks. This order followed an extensive product test conducted at two Wal-Mart distribution centers in which Wal-Mart evaluated the performance of 354 Series 5000 Mobile Units over a period of 12 months. The Company had installed a total of 1,074 Series 5000 Mobile Units (including 720 included in the recent 3,000 unit order) in Wal-Mart's fleet by June 30, 1997, and it expects that substantially all of the remaining units ordered by Wal-Mart will be installed by the end of 1997.

         Burlington Order and Related Transactions. In early 1997, the Company entered into an agreement with Burlington, which provides for the installation of up to 2,000 Series 5000 Mobile Units in Burlington's fleet of long-haul trucks. As part of the transaction, the Company purchased exclusive ownership rights to Burlington's proprietary fleet operating and management information software and has assumed the operation of its data center and computer systems. The Company intends to add capacity to the Burlington data center in order to provide a broad range of data processing services to other trucking companies, which would essentially replace such companies' existing management information systems departments with services, software and hardware to be provided by the Company. The capacity to be added by the Company would enable it to use the Burlington software and data center in conjunction with the HighwayMaster network to offer its customers levels of integration which management believes are not currently available in the trucking industry. Management currently expects that the primary market for the data processing services to be offered by the Company will consist of midsize fleets which have significant fleet management and other logistical requirements but have not yet made substantial investments in information technology. The Company expects to offer data processing services to customers for a fixed, per mile charge, which will provide a measure of consistency and predictability that management believes may be appealing to a number of its trucking customers.

                               THE UNITS OFFERING

         On September 23, 1997, the Company consummated the Units Offering, pursuant to which it sold 125,000 Units, each consisting of $1,000 principal amount of Old Notes and one Warrant to purchase 6.566 shares of Common Stock. The Warrants are exercisable at a price of $9 5/8 per share, subject to certain anti-dilution provisions. Warrant holders may exercise the Warrants at any time on or after the earlier to occur of (i) September 23, 1998 and (ii) in the event a Change of Control occurs, the date the Company mails notice thereof to the holders of Notes and Warrants. Unless exercised, the Warrants will expire on September 15, 2005. If all Warrants were exercised as of the date of issuance thereof, the Warrants would represent approximately 3% of the Common Stock outstanding on a fully-diluted basis after giving effect to the exercise of certain outstanding options or rights issued by the Company. The Old Notes and Warrants will become separable no later than upon the commencement of the Exchange Offer.

         The Company used approximately $46.6 million of the net proceeds from the Units Offering to fund the purchase of the Pledged Securities, which will provide funds sufficient to pay in full when due the first six scheduled interest payments on the Notes. The Pledged Securities are pledged as security for the repayment of principal of and interest on the Notes, Liquidated Damages, if any, and all other obligations under the Indenture. See "Description of Exchange Notes -- Security." All remaining proceeds from the Units Offering have been contributed by the Company to HMC and will be used for general corporate purposes, including (i) to fund working capital requirements and operating losses expected to be incurred in connection with the continued growth and development of the Company's existing long-haul trucking application, (ii) to fund expenditures relating to the development of new mobile communications applications to be provided through the Company's network, including the proposed Series 3000 Mobile Unit and AutoLink service, and (iii) to fund capital expenditures required to expand the capacity of the NSC to enable it to serve a larger number of long-haul trucking customers and to construct the AutoLink Complex through which the AutoLink service will be provided to motorists in the United States and Canada.

         The Units were sold by the Company on September 23, 1997 to Bear, Stearns & Co. Inc. and Smith Barney Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement dated September 18, 1997 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Units to qualified institutional buyers pursuant to Rule 144A under the Securities Act and pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S under the Securities Act. Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into a Registration Rights Agreement dated September 23, 1997 (the "Registration Rights Agreement"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement.



                               THE EXCHANGE OFFER

Securities Offered......................... $125,000,000 aggregate principal amount of Series B 13 3/4% Senior
                                            Notes due 2005 (the "Exchange
                                            Notes").

The Exchange Offer......................... $1,000 principal amount of the
                                            Exchange Notes in exchange for each
                                            $1,000 principal amount of Old
                                            Notes.  As of the date hereof,
                                            $125,000,000 aggregate principal
                                            amount of Old Notes are outstanding.
                                            The Company will issue the Exchange
                                            Notes to holders on or promptly
                                            after the Expiration Date.

                                            Based on an interpretation by the
                                            staff of the Commission set forth in
                                            no-action letters issued to third
                                            parties, the Company believes that
                                            Exchange Notes issued pursuant to
                                            the Exchange Offer in exchange for
                                            Old Notes may be offered for resale,
                                            resold and otherwise transferred by
                                            any holder thereof (other than any
                                            such holder which is an "affiliate"
                                            of the Company within the meaning of
                                            Rule 405 under the Securities Act)
                                            without compliance with the
                                            registration and prospectus delivery
                                            provisions of the Securities Act,
                                            provided that such Exchange Notes
                                            are acquired in the ordinary course
                                            of such holder's business and that
                                            such holder does not intend to
                                            participate and has no arrangement
                                            or understanding with any person to
                                            participate in the distribution of
                                            such Exchange Notes.

                                            Each Participating Broker-Dealer
                                            that receives Exchange Notes for its
                                            own account pursuant to the Exchange
                                            Offer must acknowledge that it will
                                            deliver a prospectus in connection
                                            with any resale of such Exchange
                                            Notes. The Letter of Transmittal
                                            states that by so acknowledging and
                                            by delivering a prospectus, a
                                            Participating Broker-Dealer will not
                                            be deemed to admit that it is an
                                            "underwriter" within the meaning of
                                            the Securities Act. This Prospectus,
                                            as it may be amended or supplemented
                                            from time to time, may be used by a

                                            Participating Broker-Dealer in
                                            connection with resales of Exchange
                                            Notes received in exchange for Old
                                            Notes where such Old Notes were
                                            acquired by such Participating
                                            Broker-Dealer as a result of
                                            market-making activities or other
                                            trading activities (other than a
                                            resale of an unsold allotment from
                                            the original sale of Old Notes). The
                                            Company has agreed that, for a
                                            period of 180 days after the
                                            Exchange Offer Registration
                                            Statement is declared effective, it
                                            will make this Prospectus available
                                            to any Participating Broker-Dealer
                                            for use in connection with any such
                                            resale. See "Plan of Distribution."

                                            Any holder who tenders in the
                                            Exchange Offer with the intention to
                                            participate, or for the purpose of
                                            participating, in a distribution of
                                            the Exchange Notes could not rely on
                                            the position of the staff of the
                                            Commission enunciated in no-action
                                            letters and, in the absence of an
                                            exemption therefrom, must comply
                                            with the registration and prospectus
                                            delivery requirements of the
                                            Securities Act in connection with
                                            any resale transaction. Failure to
                                            comply with such requirements in
                                            such instance may result in such
                                            holder incurring liability under the
                                            Securities Act for which the holder
                                            is not indemnified by the Company.

Expiration Date............................ 5:00 p.m., New York time, on
                                                          , 1997 unless the
                                            Exchange Offer is extended, in
                                            which case the term "Expiration
                                            Date" means the latest date and
                                            time to which the Exchange Offer is
                                            extended.

Accrued Interest on the Exchange Notes
and the Old Notes.......................... Each Exchange Note will bear interest from the most recent date
                                            to which interest has been paid or
                                            duly provided for on the Old Note
                                            surrendered in exchange for such
                                            Exchange Note or, if no interest
                                            has been paid or duly provided for
                                            on such Old Note, from September
                                            23, 1997. Interest on the Exchange
                                            Notes is payable semi-annually on
                                            each March 15 and September 15,
                                            commencing on March 15, 1998.

                                            Holders of Old Notes whose Old Notes
                                            are accepted for exchange will not
                                            receive accrued interest on such Old
                                            Notes for any period from and after
                                            the last date to which interest has
                                            been paid or duly provided for on
                                            the Old Notes prior to the original
                                            issue date of the Exchange Notes or,
                                            if no such interest has been paid or
                                            duly provided for, will not receive
                                            any accrued interest on such Old
                                            Notes, and will be deemed to have
                                            waived, the right to receive any
                                            interest on such Old Notes accrued
                                            from and after September 23, 1997.

Conditions to the Exchange Offer........... The Exchange Offer is subject to certain customary conditions, which
                                            may be waived by the Company. See
                                            "The Exchange Offer -- Conditions."

Procedures for Tendering Old Notes......... Each holder of Old Notes wishing to accept the Exchange Offer must
                                            complete, sign and date the
                                            accompanying Letter of Transmittal,
                                            or a facsimile thereof, in
                                            accordance with the instructions
                                            contained herein and therein, and
                                            mail or otherwise deliver such
                                            Letter of Transmittal, or such
                                            facsimile, together with the Old
                                            Notes and any other required
                                            documentation to the Exchange Agent
                                            (as defined herein) at the address
                                            set forth in the Letter of
                                            Transmittal. By executing the Letter
                                            of Transmittal, each holder will
                                            represent to the Company that, among
                                            other things, the Exchange Notes
                                            acquired pursuant to the Exchange
                                            Offer are being obtained in the
                                            ordinary course of business of the
                                            person receiving such Exchange
                                            Notes, whether or not such person is
                                            the holder, that neither the holder
                                            nor any such other person has any
                                            arrangement or understanding with
                                            any person to participate in the
                                            distribution of such Exchange Notes
                                            and that neither the holder nor any
                                            such other person is an "affiliate,"
                                            as defined under Rule 405 of the
                                            Securities Act. See "The Exchange
                                            Offer -- Purpose and Effect of the
                                            Exchange Offer" and "The Exchange
                                            Offer -- Procedures for Tendering."

Untendered Old Notes....................... Following the consummation of the
                                            Exchange Offer, holders of Old
                                            Notes eligible to participate but
                                            who do not tender their Old Notes
                                            will not have any further exchange
                                            rights and such Old Notes will
                                            continue to be subject to certain
                                            restrictions on transfer.
                                            Accordingly, the liquidity of the
                                            market for such Old Notes could be
                                            adversely affected.

Consequences of Failure
to Exchange................................ The Old Notes that are not exchanged pursuant to the Exchange
                                            Offer will remain restricted
                                            securities. Accordingly, such Old
                                            Notes may be resold only (i) to the
                                            Company, (ii) pursuant to an
                                            effective registration statement
                                            under the Securities Act, (iii)
                                            pursuant to Rule 144A or Rule 144
                                            under the Securities Act, (iv)
                                            outside the United States to a
                                            foreign person pursuant to the
                                            requirements of Rule 904 under the
                                            Securities Act, (v) to an
                                            institutional "accredited investor"
                                            as defined in Rule 501(a)(1), (2),
                                            (3) or (7) under the Securities Act
                                            who furnishes the Trustee with a
                                            letter containing certain
                                            representations and agreements and,
                                            in the case of any transfer of
                                            aggregate principal amount of Old
                                            Notes of $100,000 or less an
                                            opinion of counsel, if the Company
                                            so requests, or (vi) pursuant to
                                            some other exemption under the
                                            Securities Act (and based on an
                                            opinion of counsel, if the Company
                                            so requests). See "The Exchange
                                            Offer -- Consequences of Failure to
                                            Exchange."

Shelf Registration Statement............... In the event that (i) the Exchange
                                            Offer is not available to any
                                            holder or may not be consummated
                                            because, in either case, it would
                                            violate applicable securities laws
                                            or because the applicable
                                            interpretations of the staff of the
                                            Commission would not permit the
                                            Company to effect the Exchange
                                            Offer, or (ii) in certain
                                            circumstances the holder notifies
                                            the Company that it is unable to
                                            participate in the Exchange Offer
                                            or is unable to use this
                                            Prospectus, the Company will cause
                                            to be filed with the Commission, no
                                            later than 45 days after such
                                            obligation arises, a shelf
                                            registration statement (the "Shelf
                                            Registration Statement"). The
                                            Company will use its best efforts
                                            to cause the Shelf Registration
                                            Statement to be declared effective
                                            on or before the 180th day after
                                            the completion of the Old Notes
                                            Offering. The Company has agreed to
                                            maintain the effectiveness of the
                                            Shelf Registration Statement, under
                                            certain circumstances, for a
                                            maximum of two years following the
                                            date of the completion of the Old
                                            Notes Offering.

Special Procedures for Beneficial
Owners..................................... Any beneficial owner whose Old
                                            Notes are registered in the name of
                                            a broker, dealer, commercial bank,
                                            trust company or other nominee and
                                            who wishes to tender should contact
                                            such registered holder promptly and
                                            instruct such registered holder to
                                            tender on such beneficial owner's
                                            behalf. If such beneficial owner
                                            wishes to tender on such owner's
                                            own behalf, such owner must, prior
                                            to completing and executing the
                                            Letter of Transmittal and
                                            delivering its Old Notes, either
                                            make appropriate arrangements to
                                            register ownership of the Old Notes
                                            in such owner's name or obtain a
                                            properly completed bond power from
                                            the registered holder. The transfer
                                            of registered ownership may take
                                            considerable time. The Company will
                                            keep the Exchange Offer open for
                                            not less than twenty days in order
                                            to provide for the transfer of
                                            registered  ownership.

Guaranteed Delivery Procedures............. Holders of Old Notes who wish to tender their Old Notes and whose
                                            Old Notes are not immediately
                                            available or who cannot deliver
                                            their Old Notes, the Letter of
                                            Transmittal or any other documents
                                            required by the Letter of
                                            Transmittal to the Exchange Agent
                                            (or comply with the procedures for
                                            book- entry transfer) prior to the
                                            Expiration Date must tender their
                                            Old Notes according to the
                                            guaranteed delivery procedures set
                                            forth in "The Exchange Offer --
                                            Guaranteed Delivery Procedures."

Withdrawal Rights.......................... Tenders may be withdrawn at any time prior to 5:00 p.m., New York
                                            time, on the Expiration Date.

Acceptance of Notes and Delivery of
Exchange Notes............................. The Company will accept for exchange, subject to the conditions
                                            described under "The Exchange Offer
                                            -- Conditions," any and all Old
                                            Notes which are properly tendered
                                            in the Exchange Offer prior to 5:00
                                            p.m., New York time, on the
                                            Expiration Date. The Exchange Notes
                                            issued pursuant to the Exchange
                                            Offer will be delivered promptly
                                            following the Expiration Date. See
                                            "The Exchange Offer -- Terms of the
                                            Exchange Offer."

Use of Proceeds............................ There will be no cash proceeds to the Company from the exchange
                                            pursuant to the Exchange Offer.

Exchange Agent............................. Texas Commerce Bank National
                                            Association.

                                                  THE EXCHANGE NOTES

General.................................... The form and terms of the Exchange
                                            Notes are the same as the form and
                                            terms of the Old Notes (which they
                                            replace) except that (i) the
                                            Exchange Notes bear a Series B
                                            designation, (ii) the Exchange
                                            Notes have been registered under
                                            the Securities Act and, therefore,
                                            will not bear legends restricting
                                            the transfer thereof, and (iii) the
                                            holders of Exchange Notes will not
                                            be entitled to certain rights under
                                            the Registration Rights Agreement,
                                            including the provisions providing
                                            for an increase in the interest
                                            rate on the Old Notes in certain
                                            circumstances relating to the
                                            timing of the Exchange Offer, which
                                            rights will terminate when the
                                            Exchange Offer is consummated. See
                                            "The Exchange Offer -- Purpose and
                                            Effect of the Exchange Offer." The
                                            Exchange Notes will evidence the
                                            same debt as the Old Notes and will
                                            be entitled to the benefits of the
                                            Indenture. See "Description of
                                            Exchange Notes." The Warrants
                                            issued in connection with the
                                            issuance of the Old Notes are not
                                            subject to the Exchange Offer and
                                            will continue to be subject to the
                                            restrictions on transfer set forth
                                            therein.

Securities Offered......................... $125,000,000 aggregate principal amount of Series B 13 3/4% Senior
                                            Notes due 2005 of the Company.

Maturity................................... September 15, 2005.

Interest................................... The Exchange Notes will bear interest at a rate of 13 3/4% per
                                            annum, payable semi-annually in
                                            arrears on March 15 and September
                                            15 of each year, commencing March
                                            15, 1998.

Ranking.................................... The Exchange Notes will be senior obligations of the Company, will
                                            rank pari passu in right of payment
                                            with all existing and future
                                            unsecured senior Indebtedness of
                                            the Company and will rank senior in
                                            right of payment to any future
                                            Subordinated Indebtedness (as
                                            defined herein) of the Company. As
                                            of June 30, 1997, after giving
                                            effect to the Units Offering on a
                                            consolidated basis the Company had
                                            outstanding indebtedness with a
                                            principal amount of $125.0 million
                                            ($120.8 million net of debt
                                            discount) and $9.2 million of other
                                            senior liabilities (including trade
                                            payables). The Company is a holding
                                            company and substantially all of
                                            its operations are conducted
                                            through HMC, its operating
                                            subsidiary. Accordingly, except in
                                            the case of Restricted Subsidiaries
                                            (which will guarantee the
                                            obligations of the Company under
                                            the Exchange Notes), the Exchange
                                            Notes will be effectively
                                            subordinated to all Indebtedness
                                            and other obligations of the
                                            Company's subsidiaries.
                                            Furthermore, the holders of the
                                            Exchange Notes will not share in
                                            the proceeds from the sale of or
                                            other realization upon any assets
                                            in which the Company has granted
                                            security interests until the
                                            repayment of the Indebtedness
                                            secured thereby. The Indenture
                                            permits the Company and its
                                            subsidiaries to incur additional
                                            Indebtedness, including senior
                                            Indebtedness and secured
                                            Indebtedness, subject to certain
                                            limitations.

Security................................... Approximately $46.6 million of the net proceeds of the Units Offering
                                            was used by the Company to purchase
                                            and pledge to the Trustee, for the
                                            benefit of the holders of the
                                            Notes, the Pledged Securities,
                                            which are in an amount
                                            sufficient upon receipt of
                                            scheduled interest and principal
                                            payments, to provide for payment in
                                            full when due of the first six
                                            scheduled semi-annual interest
                                            payments on the Notes. The Pledged
                                            Securities are pledged as security
                                            for the repayment of the principal
                                            of and interest on the Notes,
                                            Liquidated Damages, if any, and all
                                            other obligations under the
                                            Indenture. When an interest payment
                                            is due, the Company may either
                                            deposit sufficient funds to pay the
                                            interest scheduled to be paid or
                                            direct the Trustee to release from
                                            the Pledge Account (as defined
                                            herein) funds sufficient to pay the
                                            interest scheduled. In the event
                                            the Company exercises the former
                                            option, the Pledge Agreement
                                            provides the Company may direct the
                                            Trustee to release proceeds or the
                                            Pledged Securities from the Pledge
                                            Account in a like amount. If the
                                            Company makes the first six
                                            scheduled interest payments on the
                                            Notes in a timely manner and no
                                            Default (as defined herein) or
                                            Event of Default (as defined
                                            herein) is then continuing, the
                                            remaining Pledged Securities, if
                                            any, will be released from the
                                            Pledge Account and the Notes will
                                            thereafter be unsecured obligations
                                            of the Company. See "Description of
                                            Exchange Notes -- Security."

Subsidiary Guarantees...................... The obligations of the Company under the Exchange Notes will be
                                            guaranteed on a senior unsecured
                                            basis by all Restricted
                                            Subsidiaries. HMC will be the
                                            initial Restricted Subsidiary (the
                                            "Initial Restricted Subsidiary"),
                                            and future Restricted Subsidiaries
                                            of the Company will be required to
                                            issue Subsidiary Guarantees. Each
                                            Subsidiary Guarantee will be a
                                            senior unsecured obligation of the
                                            applicable Restricted Subsidiary,
                                            will rank pari passu in right of
                                            payment with all existing and
                                            future unsecured senior
                                            Indebtedness of such Restricted
                                            Subsidiary and will rank senior in
                                            right of payment to any
                                            Subordinated Indebtedness of such
                                            Restricted Subsidiary. As of June
                                            30, 1997, the aggregate amount of
                                            outstanding senior Indebtedness and
                                            other senior liabilities (including
                                            trade payables) of the Initial
                                            Restricted Subsidiary would,
                                            without regard to the Subsidiary
                                            Guarantee, have been approximately
                                            $9.2 million. Furthermore, the
                                            holders of the Exchange Notes will
                                            not share in the proceeds from the
                                            sale of or other realization upon
                                            any assets of such Restricted
                                            Subsidiary in which the Restricted
                                            Subsidiary has granted security
                                            interests until the repayment of
                                            the indebtedness secured thereby.

Optional Redemption........................ The Exchange Notes will be redeemable, at the option of the
                                            Company, in whole or in part, at
                                            any time on or after September 15,
                                            2001, at the redemption prices set
                                            forth herein, plus accrued and
                                            unpaid interest and Liquidated
                                            Damages, if any, thereon to the
                                            applicable redemption date.
                                            Notwithstanding the foregoing, on
                                            or prior to September 15, 2000, the
                                            Company may redeem at any time or
                                            from time to time up to 35% of the
                                            aggregate principal amount of the
                                            Exchange Notes at a redemption
                                            price equal to 113.75% of the
                                            principal amount thereof, plus
                                            accrued and unpaid interest and
                                            Liquidated Damages, if any, thereon
                                            to the applicable redemption date,
                                            with the net proceeds of an Equity
                                            Investment; provided, that at least
                                            65% of the aggregate principal
                                            amount of the Exchange Notes
                                            initially issued remains
                                            outstanding after giving effect to
                                            the redemption thereof. See
                                            "Description of Exchange Notes --
                                            Optional Redemption."

Change of Control.......................... Upon the occurrence of a Change of
                                            Control, the Company will be
                                            required to make an offer to
                                            repurchase all of the outstanding
                                            Exchange Notes at a price equal to
                                            101% of the principal amount
                                            thereof, plus accrued and unpaid
                                            interest and Liquidated Damages, if
                                            any, thereon to the repurchase
                                            date. See "Description of Exchange
                                            Notes -- Repurchase at the Option
                                            of Holders -- Change        of
                                            Control."

Certain Covenants.......................... The Indenture contains certain covenants that, among other things,
                                            limit the ability of the Company
                                            and its Restricted Subsidiaries to
                                            incur additional Indebtedness, pay
                                            dividends or make other
                                            distributions, repurchase any
                                            capital stock or Subordinated
                                            Indebtedness, make certain
                                            investments, create certain liens,
                                            enter into certain transactions
                                            with affiliates, sell assets, enter
                                            into certain mergers and
                                            consolidations, allow Restricted
                                            Subsidiaries to create certain
                                            dividend and other payment
                                            restrictions, enter into sale and
                                            leaseback transactions, and issue
                                            or sell capital stock of Restricted
                                            Subsidiaries. See   "Description of
                                            Exchange Notes -- Certain
                                            Covenants."

                                  RISK FACTORS

         For a discussion of certain factors that should be considered by investors in connection with the Exchange Offer, see "Risk Factors."

                       SUMMARY CONSOLIDATED FINANCIAL DATA


                                                                                                SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,              JUNE 30,
                                                          --------------------------------    --------------------
                                                            1994        1995        1996        1996        1997
                                                          --------    --------    --------    --------    --------
                                                              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND
                                                                               OPERATING DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Product .............................................   $ 11,075    $ 16,946    $ 14,645    $  6,423    $ 14,249
  Service .............................................      2,436       9,908      16,056       7,449      11,006
                                                          --------    --------    --------    --------    --------
        Total revenues ................................     13,511      26,854      30,701      13,872      25,255
Cost of Revenues:
  Product .............................................     11,867      17,730      15,099       6,403      12,148
  Service .............................................      2,099       9,172      11,489       5,415       8,671
  Writedown of inventory ..............................      1,658          --       1,943          --          --
                                                          --------    --------    --------    --------    --------
        Total cost of revenues ........................     15,624      26,902      28,531      11,818      20,819
                                                          --------    --------    --------    --------    --------
    Gross profit (loss) ...............................     (2,113)        (48)      2,170       2,054       4,436
General and administrative expenses ...................      6,577       7,299       9,479       4,299       7,096
Sales and marketing expenses ..........................      3,890       6,273       9,139       4,710       4,055
Engineering expenses ..................................      1,900       2,868       4,094       1,736       2,212
Customer service expenses .............................      4,587       5,727       8,089       3,930       5,538
                                                          --------    --------    --------    --------    --------
    Operating loss ....................................    (19,067)    (22,215)    (28,631)    (12,621)    (14,465)
Interest income .......................................        279       1,041         809         444         448
Interest expense to related parties ...................     (5,999)     (5,106)     (1,691)     (1,088)         --
Recapitalization costs ................................       (733)         --          --          --          --
Other expense .........................................       (361)       (117)       (230)         (3)         --
                                                          --------    --------    --------    --------    --------
  Loss before income taxes and extraordinary item .....    (25,881)    (26,397)    (29,743)    (13,268)    (14,017)
Income tax provision ..................................         --          --          --          --          --
                                                          --------    --------    --------    --------    --------
Loss before extraordinary item ........................    (25,881)    (26,397)    (29,743)    (13,268)    (14,017)
Extraordinary item-- loss on extinguishment of debt ...         --      (6,980)       (317)         --          --
                                                          --------    --------    --------    --------    --------
  Net loss ............................................   $(25,881)   $(33,377)   $(30,060)   $(13,268)   $(14,017)
                                                          ========    ========    ========    ========    ========
  Net loss per share(1) ...............................   $  (1.50)   $  (1.73)   $  (1.40)   $  (0.66)   $  (0.56)
                                                          ========    ========    ========    ========    ========
OTHER FINANCIAL AND OPERATING DATA:
Installed base of Series 5000 Mobile Units(2) .........      6,131      14,751      20,354      17,439      25,233
Average monthly Series 5000 Mobile Unit usage(3) ......        135         136         130         130         126
Average monthly Series 5000 Mobile Unit service
  revenue(4) ..........................................   $  66.22    $  79.08    $  76.23    $  77.14    $  80.48
Capital expenditures ..................................   $  1,613    $  4,076    $  5,139    $  2,187    $  3,253
Ratio of earnings to fixed charges(5) .................         --          --          --          --          --


                                                              JUNE 30, 1997
                                                          -----------------------
                                                           ACTUAL  AS ADJUSTED(6)
                                                          -------- --------------
                                                          (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents .............................   $  5,987   $ 78,924
Pledged securities ....................................         --     47,000
Working capital .......................................      9,375     99,500
Property and equipment -- net .........................      8,080      8,080
Total assets ..........................................     32,986    157,986
Notes .................................................         --    120,814(7)
Common stock ..........................................        252        252
Additional paid-in capital ............................    145,030    149,216(7)
Total stockholders' equity ............................     20,849     25,035

--------------

(1) Per share data for 1994 reflects certain unaudited pro forma adjustments. See Notes 1 and 4, "Recapitalization" and "Earnings per Share", respectively, of the Notes to Consolidated Financial Statements as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996.

(2) Represents the number of Series 5000 Mobile Units in service at the end of the applicable period.

(3) Represents the average number of minutes of service for a Series 5000 Mobile Unit during the applicable period.

(4) Represents the average service revenue per Series 5000 Mobile Unit recognized by the Company during the applicable period. Service revenues per Series 5000 Mobile Unit vary significantly depending upon whether the unit is serviced through the AT&T Complex or the NSC. In general, service revenues and related operating expenses are greater for units serviced through the NSC than for those serviced through the AT&T Complex. For new customers commencing service since july 1, 1996, all transmissions are routed through the NSC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

(5) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, accretion of discount on preferred stock and a reasonable approximation of the interest factor included in rental payments on operating leases. Earnings were inadequate to cover fixed charges for the years ended December 31, 1994, 1995 and 1996 by $25,881,000,
     $26,397,000 and $29,743,000, respectively, and for the six months ended june 30, 1996 and 1997 by $13,268,000 and $14,017,000, respectively.

(6) Adjusted to give effect to the Units Offering and the application of the net proceeds therefrom. See "Use of Proceeds."

(7) The aggregate principal amount of the Notes is $125.0 million. The estimated value of the Warrants, $4,186,000, is reflected both as a debt discount and as an element of additional paid-in capital.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business in connection with the Exchange Offer.

LIMITED OPERATING HISTORY; SIGNIFICANT LOSSES

         The Company commenced its operations in April 1992 and has a limited operating history. The Company began offering its long-haul trucking application on a commercial basis in September 1993. Since its inception, the Company has experienced significant operating losses. In particular, the Company experienced operating losses of $19.1 million, $22.2 million and $28.6 million in the years ended December 31, 1994, 1995 and 1996, respectively, and an operating loss of $14.5 million in the six months ended June 30, 1997. As of June 30, 1997, the Company had an accumulated deficit of $123.9 million. In order to achieve a profitable level of operations, the Company must significantly increase its installed base of Series 5000 Mobile Units and generate substantially greater service and airtime revenues. Although the Company's installed base of Series 5000 Mobile Units has increased significantly in each of the past three years, the number of Series 5000 Mobile Units sold by the Company decreased from 9,322 in the year ended December 31, 1995 to 7,038 in the year ended December 31, 1996. This decrease was the result of various factors, including concerns on the part of prospective customers relating to the Company's financial condition during the first three quarters of 1996 and uncertainties related to the termination effective June 29, 1996 of the Company's contract with AT&T relating to the design and operation of the AT&T Complex. See "-- Availability of Switching Complexes." Furthermore, the Company's results of operations have been affected by its ongoing need for capital and perceptions on the part of certain customers and prospective customers that this need for capital gives rise to additional commercial risks in transacting business with the Company. Historically, the Company's need for capital has been satisfied by sales of equity securities and borrowings from certain major stockholders. There is no assurance that the Company will be able to obtain capital in the future, including from these sources, or that capital, if available, will be on terms favorable to the Company. The Company expects to continue to incur losses and negative cash flow from operations in the future and such losses may be greater than those incurred in corresponding prior periods. There can be no assurance that the Company's future operations will generate operating or net income or positive cash flow from operations in any future period. The Company intends to use a substantial portion of the proceeds from the Units Offering to fund future operating losses. If the Company does not achieve significant operating and net income and positive cash flow, it will not have the funds required to pay the principal amount of the Notes at maturity or to make interest payments on the Notes beyond the three-year period during which the payment of interest is provided for through the Pledged Securities. The likelihood of the long-term success of the Company must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the early stages of the development and marketing of telecommunications products and services, as well as the competitive environment in which the Company operates and the other risks and uncertainties discussed in this Prospectus. See "Selected Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL LEVERAGE

         The Company has indebtedness that is substantial in relation to its stockholders' equity. As of June 30, 1997, after giving effect to the Units Offering, the Company on a consolidated basis had outstanding indebtedness with a principal amount of $125.0 million ($120.8 million net of debt discount), consisting entirely of the Old Notes, and stockholders' equity of $25.0 million. In addition, as of June 30, 1997, after giving effect to the Units Offering, the Company had a debt-to-equity ratio of 5.0 to 1.0 (based on the principal amount). The Indenture permits the Company to incur additional indebtedness under certain conditions, and the Company expects that it may incur additional indebtedness to the extent it is permitted to do so.

         The Company is required to make semi-annual interest payments in respect of the Notes of approximately $8.6 million. In all periods since its inception, the Company has not generated sufficient earnings or cash flow from operations to make such interest payments. Accordingly, the Company expects that it will be necessary for its operating results to improve significantly in order to permit it to meet the debt service obligations under the Notes beyond the period for which the payment of interest on the Notes is provided for through the Pledged Securities. The ability of the Company to improve its operating results will depend upon a variety of factors, including economic, financial, competitive, regulatory and other factors beyond its control. There can be no assurance that the Company will generate sufficient earnings or cash flow from operations in the future to service the Notes and to meet its working capital, capital expenditure and other requirements. If the Company is unable to service the Notes using earnings or cash flow from operations, it will have to examine alternate means of repayment that could include restructuring or refinancing its indebtedness or seeking additional sources of debt or equity financing. There can be no assurance either that the Indenture would permit the Company to pursue alternative means of repayment or that the Company would be able to effect such a restructuring or refinancing or obtain such additional financing if permitted to do so.

         The Indenture imposes significant operating and financial limitations on the Company. Such limitations will affect, and in many respects significantly restrict or prohibit, among other things, the ability of the Company to pay dividends, make investments and incur additional indebtedness. These restrictions, in combination with the Company's substantial leverage, could limit the ability of the Company to effect future financings or otherwise restrict the nature and scope of its activities. The degree to which the Company is leveraged could have important consequences to holders of Notes, including:
(i) the impairment of the Company's ability to obtain additional financing in the future, (ii) the reduction of funds available to the Company for its operations or for capital expenditures as a result of the dedication of a substantial portion of the Company's net cash flow from operations to the payment of principal of and interest on the Notes, (iii) the possibility of an event of default under covenants contained in the Indenture, which could have a material adverse effect on the Company, (iv) the placement of the Company at a relative competitive disadvantage as compared to competitors who are not as highly leveraged as the Company, and (v) the inability to adjust to rapidly changing market conditions and consequent vulnerability in the event of a downturn in general economic conditions or its business because of the Company's reduced financial flexibility. In addition, to the extent that the Company enters into a Bank Credit Agreement (as defined herein) in the future as permitted by the Indenture, such agreement is likely to impose additional operating and financial restrictions on the Company, which may be more restrictive than those provided for in the Indenture. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Exchange Notes."

AVAILABILITY OF SWITCHING COMPLEXES

         From 1993 through mid-1996, the Company and AT&T were parties to a contract (the "AT&T Contract") pursuant to which AT&T provided enhanced call processing and data management services and long-distance network transport for the Company and its customers through the AT&T Complex. AT&T terminated the AT&T Contract effective as of June 29, 1996. However, AT&T continues to provide services for existing customers of the Company and AT&T without a formal contract in fulfillment of AT&T's obligations under existing service agreements entered into with each customer. At June 30, 1997, approximately 50% of the Company's installed base of Series 5000 Mobile Units were receiving services provided through the AT&T Complex. The Company is in the process of switching over its customers from the AT&T Complex to the NSC. In September 1997, AT&T notified the Company that it would discontinue offering services through the AT&T Complex as of December 31, 1997. Until such time as all customers are being serviced through the NSC, it will be necessary for the Company and AT&T to cooperate with respect to a number of operational and other matters. There can be no assurance that the Company and AT&T will cooperate with respect to these matters or that AT&T will not attempt to alter the terms of the existing arrangements under which the parties jointly provide their services to customers. Any failure or refusal on the part of AT&T to cooperate with the Company or any attempt on the part of AT&T to alter in any significant respect the terms of its existing arrangements with the Company could have a material adverse effect on the Company's business, financial condition or results of operations. See "-- AT&T Litigation" below.

         In the third quarter of 1996, the Company began commercial service with the NSC, which was designed and constructed for the Company by IEX Corporation ("IEX"). For new customers commencing service since July 1, 1996, the NSC has fully replaced the AT&T Complex. The future growth of the Company's business will depend to a significant extent on its ability to continue to expand the capacity of the NSC and to resolve technical and operational issues which may arise from time to time in connection with the operation, management and expansion of a switching complex of this complexity. The Company has already started this expansion process. Increasing the capacity of the NSC will require capital expenditures of several million dollars over the next few years. In addition, when AT&T ceases to provide the services described above through the AT&T Complex, the NSC will have to provide such services to the customers currently using the AT&T Complex. Although the Company believes that the NSC as currently configured will be able to handle such increased capacity, the NSC has not previously provided service at such a level of use. See "Business -- Infrastructure and Operations."

NO REMOTE DISASTER RECOVERY SYSTEM

         At the present time, the Company's disaster recovery systems focus on internal redundancy and diverse routing within each of the complexes operated by or for the Company. However, the Company does not currently have access to a remote back-up complex that would enable it to continue to provide mobile communications services to customers in the event of a natural disaster or other occurrence that rendered unavailable either the AT&T Complex or the NSC. Accordingly, the Company's business is subject to the risk that such a disaster or other occurrence could hinder or prevent the Company from continuing to provide services to some or all of its customers. See "Business -- Infrastructure and Operations."

SWITCHING COMPLEX OPERATIONAL DIFFICULTIES

         Under the terms of the AT&T Contract, AT&T was obligated to maintain the AT&T Complex in operational status. However, from inception of service, the AT&T Complex experienced various service impairments, including occasional "downtime" periods ranging from several minutes to several hours in duration. In general, although in recent months AT&T has made modifications to the AT&T Complex which are intended to improve its performance, there can be no assurance that the AT&T Complex will not experience performance problems in the future. The Company does not have access to maintain the AT&T Complex. Accordingly, when operational problems arise concerning the AT&T Complex, the Company must rely on AT&T to correct those problems in a timely fashion.

         As noted above, the NSC began commercial service in the third quarter of 1996. Other than the normal operational issues encountered in placing in service a complex facility of this type, the addition of new customers to the NSC has been progressing in an orderly fashion and the NSC has not experienced unusual or severe service impairments. However, there also can be no assurance that the NSC will not experience performance and other operational problems in the future.

         Any significant performance or other operational problems affecting either the AT&T Complex or the NSC could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Infrastructure and Operations."

AT&T LITIGATION

         On February 16, 1996, the Company filed a lawsuit against AT&T in the U.S. District Court, Northern District of Texas, Dallas Division. The Company is seeking preliminary and permanent injunctive relief restraining AT&T from using and disclosing the Company's trade secrets and proprietary information relating to its mobile communications technology. In July 1996, AT&T filed counterclaims essentially mirroring the Company's claims. Both the Company and AT&T claim ownership of trade secrets and proprietary information related to the design and function of the Company's mobile communications unit and dispatcher software and certain methods developed to prevent fraudulent use of the system.

         In September and October 1996, both the Company and AT&T amended their pleadings and filed additional claims against each other related to breach of contract and various tortious activities. AT&T seeks an injunction preventing the Company from using or disclosing AT&T's alleged trade secrets, a declaratory judgment defining the parties' intellectual property rights, actual and punitive damages and attorneys' fees in connection with its counterclaims. The Company seeks a declaration that the patents issued to AT&T using the Company's proprietary information are invalid or, alternatively, should be transferred from AT&T to the Company, and that certain actual or threatened AT&T conduct infringes the Company's patents. The Company also brought claims against AT&T pursuant to the Texas Deceptive Trade Practices Act ("DTPA") and seeks actual, punitive and treble damages and attorneys' fees in connection with its claims. Additionally, the Company's amended complaint added another defendant, Lucent Technologies, Inc. ("Lucent"), to which AT&T transferred certain of the patents at issue in the lawsuit. Both the Company and AT&T seek substantial monetary damages.

         In November 1996, AT&T filed a partial motion to dismiss the Company's DTPA claims, various tort claims and the patent invalidity charges. Additionally, in November 1996, Lucent filed a motion to dismiss all of the Company's claims against Lucent. In December 1996, the Company filed a response to AT&T's partial motion to dismiss and a response to Lucent's motion to dismiss. Supplemental briefing on the motions is anticipated and a decision is expected in the near future.

         The claims made by AT&T in its pending litigation with the Company, if resolved in a manner adverse to the Company, could have a material adverse effect on the Company and its business, financial condition and results of operations. See "Business -- Legal Proceedings."

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

         The Company's success depends upon its technology and the scope and limitations of its proprietary rights therein. In order to protect its technology, the Company relies on a combination of patents, copyrights and trade secret laws, as well as certain customer licensing agreements, employee and third-party confidentiality and non-disclosure agreements and other similar arrangements. There can be no assurance that the means employed by the Company to protect its proprietary rights will be adequate. If the Company's assertion of proprietary rights is held to be invalid or if another person's use of the Company's technology were to occur to any substantial degree, the Company's business, financial condition and results of operations could be materially adversely affected.

         The Company holds ten domestic patents and has applied for several additional domestic and foreign patents. In general, the Company's existing patents relate to certain methods and apparatus of the HighwayMaster system for locating and communicating with vehicles utilizing the cellular communications network. The Company's software is also entitled to certain protections under state trade secret law and federal copyright law.

         The patents and other intellectual property rights of the Company cannot prevent competitors from developing competing systems using other land-based wireless communications systems or using the cellular system through a different method. While the Company believes that the nature and scope of the HighwayMaster communications system, including the Company's strategic business and technological relationships, would be difficult for a competitor to duplicate, there can be no assurance that a competitor would consider these hindrances to be material in light of the market potential. A competitor could invest time and resources in an attempt to duplicate certain key features of the Company's products and services, which could result in increased competition and have a material adverse effect on the Company's business.

         Several of the Company's competitors have obtained and can be expected to obtain patents that cover products or services directly or indirectly related to those offered by the Company. There can be no assurance that the Company is aware of all patents containing claims that may pose a risk of infringement by its products or services. In addition, patent applications in the United States are confidential until a patent is issued and, accordingly, the Company cannot evaluate the extent to which its products or services may infringe on future patent rights held by others. In general, if it were determined that any of the Company's products, services or planned enhancements infringed valid patent rights held by others, the Company would be required to cease marketing such products or services or developing such enhancements, to obtain licenses (which might require the payment of royalties) to develop and market such products, services or enhancements from the holders of the patents or to redesign such products or services to avoid infringement. In such event, the Company also might be required to pay past royalties or other damages. There can be no assurance that the Company would be able to obtain licenses on commercially reasonable terms, or that it would be able to design and incorporate alternative technologies, without a material adverse effect on its business.

         AT&T has filed applications for patent protection with respect to certain functions of the AT&T Complex and has obtained certain patents which appear to overlap with patents issued to the Company, some of which have been assigned by AT&T to Lucent. In addition, AT&T has asserted that it has certain other proprietary rights relating to the AT&T Complex. In connection with the pending litigation between the Company and AT&T, neither AT&T nor Lucent has asserted any patent claims against the Company. However, there can be no assurance that they will not attempt to do so in the future. In connection with the operation of the NSC or other future activities of the Company, there can be no assurance that the Company (if it were required to do so pursuant to patent or other purported rights of AT&T) would be able to obtain licenses from AT&T on commercially reasonable terms, or that it would be able to design and incorporate alternative technologies, without a material adverse effect on its business, financial condition and results of operations. The Company has filed a lawsuit against AT&T and Lucent with respect to these proprietary rights and AT&T has countersued the Company. See "-- AT&T Litigation."

LIMITED SIZE OF PRIMARY TARGET MARKET

         The only product currently offered by the Company to customers in the long-haul trucking market is the Series 5000 Mobile Unit. Although the Company expects to generate sales of Series 5000 Mobile Units in all sectors of the long-haul trucking market, the Company's primary target market for this product is operators of mid- and large-sized fleets consisting of larger-sized trucks used in long-haul transport. Based on the Department of Commerce Census, management estimates that there are approximately 530,000 trucks in this primary target market, of which approximately 30% are currently equipped with some form of integrated mobile communications solution. Because of the limited size of the primary target market for Series 5000 Mobile Units, management believes that, in order to achieve a profitable level of operations in the long-haul trucking market, it will be necessary for the Company to achieve significant levels of penetration in its primary target market, as well as to effect substantial sales of the Series 3000 Mobile Units in other sectors of the long-haul trucking market.

EARLY STAGES OF PRODUCT DEVELOPMENT

         The Series 3000 Mobile Unit and AutoLink product described in this Prospectus are both in the early stages of product development. Development of the hardware component for the Series 3000 Mobile Unit is at a very early stage, although it is expected to benefit substantially from the ongoing development work taking place in connection with launch of the AutoLink service. The software component of the Series 3000 Mobile Unit is currently in the design stage and has yet to be loaded onto and tested in conjunction with the product's hardware component. The Company expects that the hardware component of the Series 3000 Mobile Unit will be manufactured by a third-party hardware supplier in accordance with the Company's specifications. The Company is currently negotiating with Motorola to manufacture the hardware component for the Series 3000 Mobile Unit. However, at the present time, the Company has not obtained a commitment from Motorola or any other supplier to manufacture this hardware component. In general, there can be no assurance that the Company will be able to make satisfactory arrangements with third-party hardware suppliers to manufacture the Series 3000 Mobile Unit. The Company's strategy for the marketing of the Series 3000 Mobile Unit has not yet been tested or implemented, and there can be no assurance that the Company will be successful in achieving substantial sales of the Series 3000 Mobile Unit at any time in the future if at all. See "Business -- Products and Services -- Series 3000" and "-- AutoLink."

         The AutoLink product is currently in the design stage. Prince is currently engaged in designing the end-user interface for this product. In addition, the Company and Prince are currently involved in negotiations with Motorola, which would be responsible for manufacturing the in-vehicle communications and location hardware for the AutoLink product in accordance with their specifications. There can be no assurance that these negotiations will be successful or that the Company and Prince will be able to make satisfactory arrangements with Motorola or any other third-party hardware supplier. The software component to be loaded onto the AutoLink product is still being designed and is yet to be tested in conjunction with the hardware. Extensive testing of the AutoLink product will be required in real-time conditions before it is ready for launch. Any delay in the development or testing of either the hardware or software components for the AutoLink product could significantly delay its projected launch dates. Moreover, in order to launch the AutoLink product, it will be necessary for the Company to make certain changes to the terms of its contracts with cellular carriers and other third parties to enable the Company to utilize its network to provide emergency and roadside assistance services to motorists in their home markets. The proposed strategy for the marketing of the AutoLink product has not yet been tested or implemented. Although the Company has entered into a memorandum of understanding with CellStar which contemplates that CellStar will act as the exclusive distributor for the AutoLink product in the after-market, the Company has not entered into a definitive agreement that obligates CellStar or any other cellular distributor or cellular carrier to assist the Company in distributing the AutoLink product in the aftermarket and there is no assurance that it will be able to do so. There can be no assurance that the Company and Prince will be successful in achieving substantial sales of the AutoLink product in either the OEM market or the after-market at any time in the future. See "-- Network Enhancement; Need to Modify Contractual Relationships" and "Business -- Products and Services -- AutoLink."

DEPENDENCE ON CELLULAR INFRASTRUCTURE

         The Company utilizes the existing cellular telephone infrastructure, with certain enhancements, as the wireless segment of the HighwayMaster network. In most cases, current terms of contracts between the Company and each of its cellular carriers are for one year, with automatic one-year successive renewal terms, unless either party elects to terminate the contract upon 30-days' notice prior to June 30 of each year. The Company has recently executed new contracts with certain of its cellular carriers that are substantially similar to the existing contracts, except that they provide for an initial three-year term. In order to continue to provide mobile communications services to its customers, the Company must continue to renew its agreements with individual cellular carriers. If the Company is unable to renew or replace its contracts with cellular carriers at competitive rates, the Company may be forced to absorb the costs of increased cellular air time rates, or increase rates to customers where allowed by individual contracts. In general, a failure on the part of the Company to renew or replace its contracts with cellular carriers on favorable terms could have a material adverse effect on its business, financial condition and results of operations.

         Under the terms of existing cellular contracts, a cellular carrier generally agrees to provide cellular service to customers of the Company, on a roaming basis, so long as such customers are (i) vehicles used in long-haul trucking and (ii) certain recreational vehicles for which a specified portion of cellular airtime usage occurs in multiple markets. As a result, in order to begin offering the AutoLink service on a commercial basis, it will be necessary for the Company to amend its contracts with cellular carriers to allow the Company to utilize their cellular systems to provide emergency and roadside assistance service to motorists in their home markets. The Company has begun to seek amendments to its contracts with cellular carriers and to date has amended the contracts with more than 35 carriers. However, there can be no assurance that it will be able to obtain amendments covering all areas in which it currently provides mobile communications services to long-haul trucks. The Company's agreements with cellular carriers provide that the Company will not be required to reimburse carriers for fraudulent usage unless the carriers have fully implemented the Company's protocol. Although the Company's protocol has been effective to prevent fraud to date, there is no assurance that this will be the case in the future.

         The HighwayMaster network relies on the continued interconnectivity of its cellular service providers. Currently, cellular carriers utilize analog technology, although an increasing number of carriers have upgraded or are in the process of upgrading their service to digital technology. If in the future cellular carriers do not continue to offer service to analog telephones, the Company would be required to dedicate financial resources and engineering staff to integrate a digital cellular telephone transceiver into its products. Furthermore, if substantial changes to the methods of interconnection utilized by cellular carriers occur, such as a discontinuance of the existing out-of-area call clearing system or a decision by cellular carriers to eliminate analog service and employ several diverse digital technologies rather than a common digital technology, the Company may be required to undertake costly system redesign or may encounter difficulty in providing nationwide coverage. See "Business -- Infrastructure and Operations."

DEPENDENCE ON CLEARINGHOUSE SERVICES

         GTE Telecommunications Services Incorporated ("GTE-TSI") performs certain "clearinghouse" functions for the Company, which include, among other things, validation and verification of roaming numbers and provision of certain call delivery information. The Company's agreement with GTE-TSI is effective for an initial term ending March 14, 1998, with certain renewal options by the Company after that date. The agreement provides for mutual exclusivity in the trucking industry for the initial term with respect to certain key call delivery features. The agreement with GTE-TSI may be renewed by the Company for up to ten additional one-year terms after expiration at a reasonable price to be determined solely by GTE-TSI. There can be no assurance that the renewal price determined by GTE-TSI after the initial three-year term will be acceptable to the Company.

         A subsidiary of Electronic Data Systems Corporation ("EDS") also performs certain "clearinghouse" functions for the Company which include, among other things, the validation of roaming numbers and routing of call delivery information. The agreement with EDS expires on October 24, 1998 with successive automatic one-year renewal terms thereafter, unless terminated at the option of either party upon 60-days' notice prior to any expiration date. There can be no assurance that the EDS agreement will be renewed upon expiration.

         If the Company is unable to renew its agreement with GTE-TSI or, to a lesser extent, EDS, the Company may be required to make substantial and costly design changes to the HighwayMaster network in order to ensure continued availability of the Company's services. Because of the unique position of GTE-TSI and EDS as industry-wide clearinghouses and the difficulty associated with their replacement, there can be no assurance that full functionality of the system could be maintained if such a redesign were necessary.

         A separate subsidiary of GTE, GTE Wireless, provides certain other services to the Company, principally the direct payment of the Company's cellular service providers for cellular airtime, under a contract scheduled to expire in March 1999. The failure to renew this contract and continue existing arrangements for payment to the Company's cellular service providers could require the Company to post security deposits or provide other financial assurances, which could have a material adverse effect on its business, financial condition or results of operations. See "Business -- Infrastructure and Operations."

COSTS RELATED TO BILLING DISCREPANCIES

         The Company's ability to operate its business on a profitable basis will depend in part upon whether it is able to monitor and control effectively the direct costs of providing services to its customers, including cellular air time charges. The Company periodically analyzes the charges billed to the Company by GTE Wireless on behalf of cellular carriers in order to obtain the appropriate amount of credit for any invalid air time usage charges billed to the Company. Furthermore, the Company incurs certain valid airtime usage charges that are not billable to customers under current billing practices. During the three months ended June 30, 1997, the Company recorded an adjustment to increase cellular airtime cost, a component of cost of service revenue, based on new billing data received in July 1997. This new billing data indicated that the portion of airtime usage not billable to customers is higher than previously believed by the Company and used as the basis for recording accounting estimates. The Company is currently in the process of evaluating the factors underlying the increase in cellular airtime costs and will attempt to identify technical adjustments and modifications that may enable it to improve its service gross profit margin. At the present time, the Company's evaluation of these factors is in its preliminary stages and there can be no assurance that the Company's results of operations in future periods will not be impacted by the same or similar factors. In addition, there can be no assurance that the Company will not incur significant costs in the future in connection with billing discrepancies or the reconciliation process or that the costs will not have an adverse impact on the Company's ability to achieve and maintain satisfactory profit margins. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NETWORK ENHANCEMENT; NEED TO MODIFY CONTRACTUAL RELATIONSHIPS

         The Company expects to utilize its existing network to provide the AutoLink service to motorists in the United States and Canada and to pursue additional business opportunities in the future. However, certain modifications will need to be made to the Company's contracts with cellular carriers and other third parties to enable the Company to utilize its network for such purposes. For example, in order to provide the AutoLink service, the Company must amend its contracts with cellular carriers to permit the use of their cellular systems to provide emergency and roadside assistance to motorists in their home markets. See "-- Dependence on Cellular Infrastructure." In addition, it will be necessary for the Company to make certain changes to the terms of its contracts with GTE-TSI and EDS to provide that such companies will perform the same "clearinghouse" functions for the AutoLink service as they currently do in the long-haul trucking market. Furthermore, GTE Wireless has advised the Company that it intends to seek amendments to its current contracts with cellular carriers relating to the direct payment of airtime charges in order to ensure that they cover the AutoLink service. There can be no assurance that all amendments will be obtained which are needed to enable the Company to provide the AutoLink service on a nationwide basis or to pursue any additional business opportunities described in this Prospectus. In order to provide the AutoLink service, the Company will also need to construct a new switching complex as contemplated in the existing joint development agreement between the Company and Prince. See "Business -- Products and Services -- AutoLink," "Business -- Infrastructure and Operations" and "Business -- Additional Business Opportunities."

NO LONG-TERM PRODUCT SUPPLY ARRANGEMENTS

         The Company does not have the ability to manufacture or assemble the Series 5000 Mobile Units. Sanmina Corporation ("Sanmina") has assembled Series 5000 Mobile Units for the Company in accordance with its specifications since the fourth quarter of 1996, when Sanmina acquired certain assets of the Company's previous supplier, which was in bankruptcy. To the extent that the Company is dependent on a single supplier to manufacture and assemble the Series 5000 Mobile Units, the possibility exists that problems experienced by the supplier could adversely affect the Company. The Company recently entered into an agreement with K-Tec Electronics Corporation ("K-Tec") for the assembly of the Series 5000 Mobile Units and the initial version of the Series 3000 Mobile Units. In the future, the Company plans to order Series 5000 Mobile Units from both Sanmina and K-Tec. Additionally, the Company subcontracts for the manufacture of various components for the Series 5000 Mobile Units from various suppliers. All transceivers for the Series 5000 Mobile Units are manufactured by Motorola, and the Company believes that there is a limited number of suppliers who are capable of manufacturing transceivers that meet the Company's requirements. In general, the failure to maintain or establish satisfactory arrangements for the production and assembly of Series 5000 Mobile Units could have a material adverse effect on the Company's business, financial condition and results of operations.

         In connection with proposed launch of the advanced versions of the Series 3000 Mobile Units and AutoLink products, it will be necessary for the Company to make arrangements with one or more third-party hardware suppliers to manufacture the hardware components of these products in accordance with the Company's specifications. Although the Company is currently negotiating with Motorola to manufacture the hardware component for these products, the Company has not obtained a commitment from Motorola or any other hardware supplier with respect to the manufacture of these products. In general, there can be no assurance that the Company will be able to make arrangements with a third-party hardware supplier or suppliers to manufacture the hardware components of the advanced versions of the Series 3000 Mobile Units and AutoLink products or, if it is successful in making such arrangements, as to the terms thereof.

CONTROL OF THE COMPANY

         The Company, SBC, the Erin Mills Stockholders (as defined herein), the Carlyle Stockholders (as defined herein), the By-Word Stockholders (as defined herein) and certain other persons are parties to an Amended and Restated Stockholders' Agreement, dated as of September 27, 1996 (the "Amended Stockholders' Agreement") which amends and restates in its entirety the Stockholders' Agreement dated February 4, 1994. The parties to the Amended Stockholders' Agreement beneficially own an aggregate of 19,625,129 shares of Common Stock, representing approximately 79.0% of the shares outstanding as of December 31, 1996.

         The Amended Stockholders' Agreement contains provisions relating to, among other things, the election of members of the Company's Board of Directors. In particular, this agreement provides that the parties will take all action (including the voting of shares of Common Stock owned by them) necessary to ensure that the Board of Directors of the Company consists of (i) two directors designated by the Erin Mills Stockholders, (ii) one director designated by the Carlyle Stockholders, (iii) two directors designated by the By-Word Stockholders and (iv) two independent directors. Each of the parties has designated the number of directors specified in the Amended Stockholders' Agreement, except that the Carlyle Stockholders have declined to exercise their right to designate a director. In addition, the Company has not yet designated a second independent director but intends to do so as promptly as practicable. Prior to the receipt of regulatory relief ("Regulatory Relief") permitting SBC to provide landline, interLATA long-distance service pursuant to the Communications Act of 1934, as amended by the Telecommunications Act (as defined herein), SBC will not be entitled to designate a director, but will have the right to designate a non-voting delegate who will attend all meetings of the Board of Directors and receive all materials distributed to directors of the Company. Upon the conversion of Series D Preferred Stock (as defined herein) into Class B Common Stock (as defined herein), which will occur upon receipt of Regulatory Relief, SBC will be entitled to designate one member of the Board of Directors of the Company. In addition, if SBC and its affiliates beneficially own 20% or more of the outstanding Common Stock on a fully diluted basis (including shares issuable upon conversion or exercise of outstanding options, warrants or rights, but excluding shares issuable upon the conversion or exercise of the SBC Warrants (as defined herein) or of options, warrants or rights issued by any person other than the Company), SBC will under certain circumstances be entitled to designate a second member of the Board of Directors.

         As a result of the provisions of the Amended Stockholders' Agreement and the number of shares of Common Stock owned by the stockholders who are parties thereto, these stockholders, if they choose to act together, have the ability to control the management and policies of the Company. See "Certain Relationships and Related Party Transactions -- Amended Stockholders' Agreement."

REPURCHASE OF EXCHANGE NOTES UPON CHANGE OF CONTROL

         Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the repurchase date. There can be no assurance that the Company would have sufficient resources to repurchase the Notes upon the occurrence of a Change of Control. The failure to repurchase all of the Notes tendered to the Company would constitute an Event of Default under the Indenture. Furthermore, the repurchase of the Notes by the Company upon a Change of Control might result in a default on the part of the Company in respect of other future indebtedness of the Company, as a result of the financial effect of such repurchase on the Company or otherwise. The change of control repurchase feature of the Notes may have anti-takeover effects and may delay, defer or prevent a merger, tender offer or other takeover attempt. See "Description of Exchange Notes."

FRAUDULENT CONVEYANCE CONSIDERATIONS

         The obligations of the Company under the Old Notes are and under the Exchange Notes will be guaranteed by HMC, the Initial Restricted Subsidiary, and will be guaranteed by all future Restricted Subsidiaries of the Company. It is possible that creditors of a Restricted Subsidiary may challenge the Subsidiary Guarantee issued by it as a fraudulent conveyance under applicable provisions of the United States Bankruptcy Code or comparable provisions of federal and state statutes. The requirements for establishing a fraudulent conveyance vary depending on the laws of the applicable jurisdiction. If a court found, under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or lawsuit by or on behalf of unpaid creditors of the Company or the Restricted Subsidiaries, that at the time a Subsidiary Guarantee was issued that (i) the applicable Restricted Subsidiary issued its Subsidiary Guarantee with the intent of hindering, delaying or defrauding current or future creditors or (ii) the applicable Restricted Subsidiary received less than reasonably equivalent value or fair consideration for issuing its Subsidiary Guarantee and (A) was insolvent or was rendered insolvent by reason of the sale of the Notes or issuance of the Subsidiary Guarantee, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital or (C) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes), such court could void or rescind or reduce such Subsidiary Guarantee or take other action detrimental to the rights of the holders of the Notes, including invalidating such Subsidiary Guarantee and requiring the holders of the Notes to return amounts previously paid in respect of the Notes to the extent such payments were made by, or derived from the assets of, the Restricted Subsidiary whose Subsidiary Guarantee was voided, rescinded or reduced. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by such Restricted Subsidiary as a result of the issuance by the Company of the Notes. To the extent a Subsidiary Guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of the assets of such Restricted Subsidiary. The measure of insolvency under applicable law will vary depending upon the law applied in such case. Generally, however, a Restricted Subsidiary would be considered insolvent if at the time it issued its Subsidiary Guarantee or made any payments in respect thereof, either (i) the fair market value (or fair salable value) of its assets was less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute and matured or (ii) it was incurring debts beyond its ability to pay as such debts matured. See "Description of Exchange Notes."

HOLDING COMPANY STRUCTURE

         The Company is a holding company and substantially all of its operations are conducted through HMC, to which the Company contributed most of the proceeds that it received from the sale of the Units. If the Subsidiary Guarantee of HMC were not enforced for any reason, the Company's cash flow and, consequently, its ability to service its indebtedness, including the Notes, would be dependent on its ability to gain access to the cash flow of HMC (whether through loans, dividends, distributions or otherwise) and would be subject to any legal, contractual or other restrictions that could hinder or prevent the Company from doing so. HMC is a separate and distinct legal entity from the Company and, except under the terms of its Subsidiary Guarantee, has no obligation, contingent or otherwise, to pay any amounts due in respect of the Notes or to make any amounts available for the payment thereof. In addition, many jurisdictions recognize suretyship defenses available to a guarantor such as HMC which could create an impediment to the enforcement of its Subsidiary Guarantee. Although HMC will generally waive all such defenses, there can be no assurance that such waivers will be enforceable. In general, if the Subsidiary Guarantee issued by HMC were not enforced for any reason, the Notes would be effectively subordinated to all indebtedness and other obligations of HMC to other third parties.

         With respect to any future subsidiary of the Company that is not a Restricted Subsidiary, the holders of the Notes will have no direct claim against the assets of such future subsidiary and such future subsidiary will have no obligation in respect of the payment of the principal amount of or interest on the Notes. Any claim that the Company might have by virtue of its status as a stockholder of such subsidiary would be effectively subordinated to the claims of every creditor of such subsidiary, including trade creditors and the holders of subordinated indebtedness of such subsidiary. Any intercompany obligations that such future subsidiary owed to the Company could also be subordinated or treated as equity claims under the laws of the applicable jurisdiction. See "--Fraudulent Conveyance Considerations" and "Description of Exchange Notes."

COMPETITION AND TECHNOLOGICAL CHANGE

         The Company faces competition from various other suppliers of mobile communications services. Currently, the Company's primary competitors in the long-haul trucking market offer data- only, two-way communications via satellite. Other companies that compete or are planning to compete with the Company in its target market also offer or plan to offer satellite-based voice and data communication systems. The primary advantage of satellite-based communication over the Company's cellular-based system is that satellite coverage is available in certain remote areas and foreign countries that have not developed cellular networks, enabling data transmissions in areas not served by cellular systems. In addition, satellite-based communication systems generally utilize a less complicated infrastructure than the Company's network and may be able to make updates and changes to their system more quickly than the Company.

         Certain technological advances and future product offerings could substantially change the nature of the Company's competition. For example, geo-stationary orbit, MEO and LEO satellite systems are expected to offer voice and data communications that could compete directly with existing cellular-based services, including the HighwayMaster system. One of the Company's current competitors, American Mobile Satellite Corporation ("AMSC"), launched a geo-stationary satellite in 1995 and offers both data and voice communications. In addition, networks of MEO and LEO satellites are in the early implementation stage, funded by consortiums of companies that intend to provide worldwide voice communication capability. A useable portion of one or more of such networks is projected to be in place by the year 2000. The addition of voice capability to satellite systems may reduce the Company's competitive advantage over certain of its competitors, and it is possible that satellite owners may, at least on a temporary basis, offer rates at or below the Company's rates.

         Certain conventional mobile radio and ESMR providers offer digital services that are competitive with current cellular services, including the HighwayMaster system. If ESMR providers expand coverage and establish a significant degree of uniformity, through uniform use of proprietary digital technology or otherwise, ESMR providers could eventually develop an integrated network to allow nationwide roaming. ESMR operators also intend to offer dispatching services, data transmission and other services through their expanding networks that could compete with the Company's services. One telecommunications company already has implemented a system of nationwide roaming limited to densely populated urban areas where it has built out its network. Several other cellular carriers are currently in various stages of implementing similar systems.

         Although current nationwide autonomous-registration incoming call delivery systems offered by the cellular industry are costly and are unavailable in some rural areas, the cellular industry may eventually develop a uniform standard for incoming call delivery at a reduced cost. If inexpensive autonomous-registration incoming call delivery systems for cellular roamers become standard, this feature of the Company's services may provide less of a competitive advantage. Moreover, if cellular carriers were to develop additional standard protocol and hardware for inexpensive data transmission and fraud control or if the cost of roaming services were to significantly decline, other competitive advantages of the Company's system would be reduced. As the Company begins to offer the Series 3000 Mobile Unit, it will increasingly face competition from traditional cellular carriers.

         In general, technology in the wireless communications industry is in a rapid and continuing state of change as new technologies and enhancements to existing technologies continue to be introduced. The Company believes that its future success will depend upon its ability to develop and market products and services that meet changing customer needs and which anticipate or respond to technological changes on a timely and cost-effective basis. There can be no assurance that the Company will be able to keep pace with technological developments.

         Other services are being proposed that could potentially compete with the Company's products and services. The Federal Communications Commission ("FCC") currently is considering whether to allocate 75 megahertz of spectrum in the 5.850-5.925 GHz band to establish dedicated short range communications ("DSRC") systems for the deployment of intelligent transportation systems to provide terrestrial wireless communication links between vehicles traveling at highway speeds and roadside systems. Current DSRC-based services include electronic toll payment and commercial vehicle electronic clearance. Emerging DSRC services include en-route driver information, freight mobility tracking, traffic control, and automated roadside safety inspection, which may compete with the HighwayMaster system.

         Certain of the Company's competitors, including Qualcomm, Inc. ("Qualcomm"), have significantly greater name recognition, financial and other resources than the Company. Among other things, it appears that certain of these resources have been or are being used by Qualcomm and other competitors of the Company to subsidize initial hardware purchases and provide extended periods of free services in an attempt to achieve rapid penetration of the Company's target market. See "Business -- Competition."

BACKLOG; NO FIRM DELIVERY DATES

         As of June 30, 1997, the Company had a backlog of 9,059 Series 5000 Mobile Units on order by its customers. The Company's order backlog is based upon signed contracts pursuant to which customers have agreed to purchase the applicable Series 5000 Mobile Units and install them in their fleets of long-haul trucks (although in a limited number of cases the obligation to take delivery of Series 5000 Mobile Units is subject to satisfactory completion of a test program). Customer contracts generally do not specify delivery dates and, as a result, the exact timing of delivery and installation of the Series 5000 Mobile Units ordered by customers is frequently the subject of further discussions and negotiations between the Company and its customers. Historically, not all Series 5000 Mobile Units included in the Company's backlog have resulted in product sales, as a result of a variety of factors such as financial difficulties and fleet downsizings experienced by customers, technical difficulties arising with respect to the development of satisfactory interfaces between the Series 5000 Mobile Units and customers' dispatch software and certain operational and other disagreements arising from time to time between the Company and its customers. Although the Company believes that the terms of its customer agreements are binding, the Company generally attempts to work with customers to reach a mutually satisfactory schedule for the delivery of the Series 5000 Mobile Units and to resolve any operational or other issues that may delay or impede the delivery or installation thereof. The Company makes periodic adjustments to its order backlog to eliminate therefrom any Series 5000 Mobile Units as to which substantial doubt exists regarding whether the customer intends to take delivery thereof. In general, there can be no assurance that customers will take delivery of all Series 5000 Mobile Units included in the Company's order backlog.

UNCERTAINTY OF GOVERNMENT REGULATION

         The Company believes that the nature of its services does not require the Company to be classified as a common carrier for either wireless or long-distance regulatory purposes. This conclusion is based on several alternative regulatory interpretations, including the classification of the HighwayMaster service as a private network whose service is not offered to the public at large, but rather targeted to specific users such as the long-haul trucking industry and other owners of commercial vehicles. In addition, each customer arrangement is tailored to fit the communication needs of that particular customer. Alternatively, the Company can be classified as an enhanced services provider, and thus not subject to common carrier regulation, because the HighwayMaster proprietary hardware and software processing applications act on information transmitted by subscribers, who then receive information in return from HighwayMaster regarding the status of their commercial vehicles. The Company relies on its long-distance provider to comply with any long-distance regulatory requirements.

         The wireless telecommunications industry currently is experiencing significant regulatory changes which may require a re-examination of laws and regulations applicable to the Company's operations. For example, both the present HighwayMaster service and the future AutoLink service may be considered to be commercial mobile radio services ("CMRS"). CMRS providers are treated as common carriers, except that the FCC has decided to forbear from most common carrier regulation of the CMRS marketplace, including regulation of the rates and terms of entry for interstate services offered by CMRS providers. In addition, Congress has preempted state regulation of CMRS entry and rates. Recent FCC decisions have enhanced the development of CMRS, including requiring local telephone companies to offer interconnection and access to their networks to CMRS providers and to establish reciprocal compensation arrangements with CMRS providers for the transportation and termination of calls at prices that are cost-based and just and reasonable. To the extent that services offered by the Company are determined to be telecommunications services (which would not include enhanced services offered by the Company), the Company would be required to contribute to the mechanisms established by the FCC and various states to preserve and advance universal service. At the federal level, the Company's universal service contribution would be based on the end-user telecommunications revenues generated by those services that are determined to be telecommunications services. The Company cannot predict the impact of any requirement to contribute to state and federal universal service mechanisms.

         The Company's regulatory status also may change as a result of offering the AutoLink service, which will be offered indiscriminately to the public at large, with no individualized or customized contracts, and thus may be considered a common carrier service. However, the Company believes that it will nonetheless be regulated as a private carrier if, as currently contemplated, the AutoLink service does not offer interconnection to the public switched network. If the Company's interpretation of its regulatory status proves to be incorrect and it is deemed to be a common carrier, the Company may be required to offer its services upon reasonable request from any member of the public, it may be required to offer its services on a basis that is not unreasonably discriminatory, and, in certain states that regulate common carriers, it must comply with various regulatory requirements established by state public utility commissions, or their governing statutes, including procedures related to customer deposits, the filing of registration or notification letters, and the filing of tariffs. Changes in regulation of cellular common carriers also may require equal access by customers to the long-distance provider of their choice. Although regulations applicable to common carriers would add certain administrative costs and possible complications to the Company's relationships with its long-distance provider and cellular carriers, the Company believes that common carrier status would not require the Company to make substantial changes to its current services. Finally, certain public utility commissions could take the position that approval would be needed prior to any transfer of control of the Company. There can be no assurance that compliance with such regulations would not have a material adverse effect on the Company's operations.

         Long-distance providers face regulatory provisions similar to cellular carriers, with greater state involvement in requiring the posting of bonds as security against customer deposits and in other matters. The Company believes current long-distance regulations apply to the companies providing long-distance services directly to Company customers, without long-distance regulatory involvement by the Company. There can be no assurance, however, that the Company will not become subject to regulations as a long-distance carrier and that such regulation would not have a material adverse effect on the Company's business.

         In February 1996, The Telecommunications Act of 1996 (the "Telecommunications Act") was signed into law. This is the most comprehensive set of telecommunications laws to be enacted since the original Communications Act of 1934 was passed. The Telecommunications Act encourages competition in virtually every arena of communications and eliminates many regulatory barriers to new competitors by, in some instances, preempting state and local restrictions. The Telecommunications Act requires the FCC to extensively revise many of the rules and regulations under which the telecommunications industry has been operating. To that end, the FCC has completed approximately 80 different proceedings in connection with the Telecommunications Act. At this time, it is unclear how the Telecommunications Act will affect the activities of the Company, its strategic business relationships with other communications companies, or its customers. There can be no assurance that the relaxing of barriers to competition in the industry will not hinder the Company's growth and viability in the marketplace.

         The Company currently provides mobile communications services to Canadian-based operators only if such operators provide a remote call forwarding line (also known as a foreign exchange line) from their dispatcher PC to the United States. This limits the Company's ability to provide such services in Canada, especially to owner-operators and operators of small fleets that cannot easily afford the expense of a remote call forwarding line. There can be no assurance that the Company will be able to resolve the issues required to permit it to expand the scope of its Canadian operations, including any expansion required to provide the AutoLink service.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent on the efforts of William C. Kennedy, Jr., Chairman of the Board, William C. Saunders, President and Chief Executive Officer, Gordon C. Quick, Chief Operating Officer, and a group of employees with technical knowledge regarding the Company's systems. The loss of services of one or more of these individuals could materially and adversely affect the business of the Company and its future prospects. The Company has employment agreements with Messrs. Kennedy, Saunders and Quick. Each of Messrs. Kennedy and Saunders may terminate such agreements upon one-year's written notice. Mr. Quick may terminate his agreement at any time upon 90-days' written notice. The Company does not maintain key man life insurance on any of the Company's officers or employees. The Company's future success will also depend on its ability to attract and retain additional management and technical personnel required in connection with the growth and development of its business. See "Management."

EXPANSION RISK

         To the extent that the Company is successful in implementing its business strategy, the Company may experience periods of rapid expansion in the future. In order to manage growth effectively in the complex environment in which it operates, the Company will need to maintain and improve its operating and financial systems and expand, train and manage its employee base. In addition, the Company must carefully manage production and inventory levels to meet product demand and facilitate new product introductions. Inaccuracies in demand forecasts could result in insufficient or excessive inventories and disproportionate overhead expenses. The Company must also expand the capacity of its sales, distribution and installation networks in order to achieve continued growth in its existing and future markets. In general, the failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

CUSTOMER CONCENTRATION

         Ameritruck, Burlington, Contract Freighters, Inc., Ryder Automotive Carrier Division and Wal-Mart collectively accounted for approximately 26% of the Company's installed base of Series 5000 Mobile Units as of June 30, 1997 and 60% of its backlog of Series 5000 Mobile Units on order as of the same date. The loss of any of these customers, or any event, occurrence or development which adversely affects the relationship between the Company and any of these customers, could have a material adverse effect upon the Company's business, financial condition and results of operations.

PRODUCT LIABILITY

         Testing, manufacturing and use of the Company's products entail the risk of product liability. Although management believes the Series 5000 Mobile Unit offers safety advantages over conventional cellular telephones, it is possible that operation of the product may give rise to product liability claims. Product liability claims present a risk of protracted litigation, substantial money damages, attorney's fees, costs and expenses, and diversion of management attention. In addition, as the Company expands its business to include the provision of automotive security and similar systems such as those contemplated by the AutoLink business alliance, the larger number of consumers utilizing the Company's products may expose the Company to an increased risk of litigation regarding various safety, performance and other matters. Product liability claims which exceed policy limits applicable to the Company's liability insurance or which are excluded from the policy coverage could have a material adverse effect on the business or financial condition of the Company.

ADVERSE ECONOMIC CONDITIONS

         The purchase of Series 5000 Mobile Units represents discretionary spending by trucking companies seeking to obtain a competitive advantage in long-haul trucking market. An economic downturn affecting either the national economy or the long-haul trucking industry could have an adverse effect on existing and prospective customers by reducing the amount of funds available for discretionary spending. In the event of such a downturn, customers might place fewer orders for Series 5000 Mobile Units than they otherwise would do or might seek to cancel existing orders placed with the Company.

CERTAIN TAX CONSIDERATIONS

         The Old Notes were issued with original issue discount ("OID") for U.S. federal income tax purposes in an amount equal to the excess of the principal amount due at maturity on the Old Notes over their deemed "issue price" (as described in "Certain U.S. Federal Tax Consequences -- U.S. Holders -- Original Issue Discount"). This OID will carry over to, and be treated as OID on, the Exchange Notes received in exchange for the Old Notes, and each U.S. holder of an Exchange Note will be required to include in taxable income for any particular taxable year a portion of such OID in advance of the receipt of the cash to which such OID is attributable. For additional information regarding the OID associated with the Notes, as well as certain other federal income tax considerations relevant to the exchange of Old Notes for Exchange Notes and the ownership and disposition of Exchange Notes, see "Certain U.S. Federal Tax Consequences."

LACK OF PUBLIC MARKET

         Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Exchange Notes will not be listed on any securities exchange and the Company will not seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Company has been advised by the Initial Purchasers that they intend to make a market in the Exchange Notes; however, the Initial Purchasers are not obligated to do so, and any such market making activities may be discontinued at any time without notice. In addition, such market making activity may be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Therefore, there can be no assurance that an active market for the Exchange Notes will develop or as to liquidity of a trading market for the Exchange Notes.

         Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their principal amount.

EXCHANGE OFFER PROCEDURES

         Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, registration rights under the Registration Rights Agreement generally will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

                                 USE OF PROCEEDS

         The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement.

         The net proceeds from the Units Offering were approximately $119.9 million, after deducting the discount to the Initial Purchasers and estimated offering expenses. The Company used approximately $46.6 million of such proceeds to fund the purchase of the Pledged Securities. All remaining proceeds have been contributed by the Company to HMC and will be used for general corporate purposes, including, (i) to fund working capital requirements and operating losses expected to be incurred in connection with the continued growth and development of the Company's existing long-haul trucking application, (ii) to fund expenditures relating to the development of new mobile communications applications to be provided through the Company's network, including the proposed Series 3000 Mobile Unit and AutoLink service, and (iii) to fund capital expenditures required to expand the capacity of the NSC to enable it to serve a larger number of long-haul trucking customers and to construct the AutoLink Complex. Pending the use of the net proceeds for the purposes described above, the Company has invested such proceeds in short-term, interest-bearing investments.

                                 CAPITALIZATION

         The following table sets forth the cash and cash equivalents, Pledged Securities and capitalization of the Company at June 30, 1997 on a historical basis and as adjusted to give effect to the Units Offering and the application of the net proceeds therefrom. This table should be read in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, included elsewhere in this Offering Memorandum.


                                                                    JUNE 30, 1997
                                                               -----------------------
                                                                 ACTUAL    AS ADJUSTED
                                                               ---------   -----------
                                                               (DOLLARS IN THOUSANDS)
Cash and cash equivalents ..................................   $   5,987    $  78,924
Pledged Securities .........................................          --       47,000(1)
                                                               ---------    ---------
     Total .................................................   $   5,987    $ 125,924
                                                               =========    =========
Long-term debt:
  Notes ....................................................   $      --    $ 120,814(2)
  Other debt ...............................................          --           --
Stockholders' equity:
  Series D Participating Convertible Preferred Stock, par
     value $.01; 1,000 shares authorized and issued ........          --           --
  Common Stock, par value $.01; 50,000,000 shares
     authorized; 25,176,983 shares issued (including
     treasury stock); ......................................         252          252
  Additional paid-in capital ...............................     145,030      149,216(2)
  Accumulated deficit ......................................    (123,886)    (123,886)
  Treasury stock ...........................................        (547)        (547)
                                                               ---------    ---------
     Total stockholders' equity ............................   $  20,849    $  25,035
                                                               ---------    ---------
          Total capitalization .............................   $  20,849    $ 145,849
                                                               =========    =========

----------

(1) The Company used approximately $46.6 million of the net proceeds of the Unit Offering to purchase Government Securities representing funds sufficient to provide for payment in full when due of the first six scheduled interest payments on the Notes.

(2) The aggregate principal amount of the Notes is $125.0 million. The estimated value of the Warrants, $4,186,000, is reflected both as debt discount and an element of additional paid-in capital.

                             SELECTED FINANCIAL DATA

         The selected consolidated financial data set forth below for the period from inception (April 24, 1992) to December 31, 1992, and for each of the years ended December 31, 1993, 1994, 1995 and 1996 have been derived from audited consolidated financial statements of the Company and its predecessor. The selected consolidated financial data set forth below for the six months ended June 30, 1996 and 1997 have been derived from unaudited financial statements of the Company, which in the opinion of management of the Company contain all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation thereof. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year. The data set forth in this table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus.

                                             APRIL 24, 1992                                                    SIX MONTHS ENDED
                                             (INCEPTION) TO             YEAR ENDED DECEMBER 31,                    JUNE 30,
                                               DECEMBER 31,  --------------------------------------------    --------------------
                                                   1992        1993        1994        1995        1996        1996        1997
                                             --------------  --------    --------    --------    --------    --------    --------
                                                         (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND OPERATING DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Product ....................................   $     --    $  1,665    $ 11,075    $ 16,946    $ 14,645    $  6,423    $ 14,249
  Service ....................................         --          --       2,436       9,908      16,056       7,449      11,006
                                                 --------    --------    --------    --------    --------    --------    --------
        Total revenues .......................         --       1,665      13,511      26,854      30,701      13,872      25,255
                                                 --------    --------    --------    --------    --------    --------    --------
Cost of revenues:
  Product ....................................         --       1,792      11,867      17,730      15,099       6,403      12,148
  Service ....................................         --          --       2,099       9,172      11,489       5,415       8,671
  Writedown of inventory .....................         --          --       1,658          --       1,943          --          --
                                                 --------    --------    --------    --------    --------    --------    --------
        Total cost of revenues ...............         --       1,792      15,624      26,902      28,531      11,818      20,819
                                                 --------    --------    --------    --------    --------    --------    --------
    Gross profit (loss) ......................         --        (127)     (2,113)        (48)      2,170       2,054       4,436
General and administrative expenses ..........      1,554       2,981       6,577       7,299       9,479       4,299       7,096
Sales and marketing expenses .................        838       3,222       3,890       6,273       9,139       4,710       4,055
Engineering expenses .........................        520       1,274       1,900       2,868       4,094       1,736       2,212
Customer service expenses ....................         --         915       4,587       5,727       8,089       3,930       5,538
                                                 --------    --------    --------    --------    --------    --------    --------
    Operating loss ...........................     (2,912)     (8,519)    (19,067)    (22,215)    (28,631)    (12,621)    (14,465)
Interest income ..............................         --          --         279       1,041         809         444         448
Interest expense to related parties ..........       (235)       (547)     (5,999)     (5,106)     (1,691)     (1,088)         --
Recapitalization costs .......................         --          --        (733)         --          --          --          --
Other income (expense) .......................         10          (9)       (361)       (117)       (230)         (3)         --
                                                 --------    --------    --------    --------    --------    --------    --------
Loss before income taxes and extraordinary
  item .......................................     (3,137)     (9,075)    (25,881)    (26,397)    (29,743)    (13,268)    (14,017)
Income tax provision .........................         --          --          --          --          --          --          --
                                                 --------    --------    --------    --------    --------    --------    --------
Loss before extraordinary item ...............     (3,137)     (9,075)    (25,881)    (26,397)    (29,743)    (13,268)    (14,017)
Extraordinary item-- loss on
  extinguishment of debt .....................         --          --          --      (6,980)       (317)         --          --
                                                 --------    --------    --------    --------    --------    --------    --------
  Net loss ...................................   $ (3,137)   $ (9,075)   $(25,881)   $(33,377)   $(30,060)   $(13,268)   $(14,017)
                                                 ========    ========    ========    ========    ========    ========    ========
Per share data(1):
  Loss before extraordinary item..............                           $  (1.50)   $  (1.39)   $  (1.39)   $  (0.66)   $  (0.56)
  Extraordinary item..........................                                 --       (0.34)      (0.01)         --          --
                                                                         --------    --------    --------    --------    --------
  Net loss per share..........................                           $  (1.50)   $  (1.73)   $  (1.40)   $  (0.66)   $  (0.56)
                                                                         ========    ========    ========    ========    ========
Weighted average number of shares
  outstanding.................................                             18,259      20,407      22,763      22,029      24,843
                                                                         ========    ========    ========    ========    ========
OTHER FINANCIAL AND OPERATING DATA:
Installed base of Series 5000 Mobile
  Units(2)....................................         --          --       6,131      14,751      20,354      17,439      25,233
Average monthly Series 5000 Mobile Unit
  usage(3)....................................         --          --         135         136         130         130         126
Average monthly Series 5000 Mobile Unit
  service revenue(4)..........................         --          --    $  66.22    $  79.08    $  76.23    $  77.14    $  80.48
Capital expenditures..........................   $    162    $    768    $  1,613    $  4,076    $  5,139    $  2,187    $  3,253
Ratio of earnings to fixed charges(5).........         --          --          --          --          --          --          --

                                                              AS OF DECEMBER 31,                      AS OF
                                           -------------------------------------------------------   JUNE 30,
                                             1992        1993        1994        1995       1996       1997
                                           --------    --------    --------    --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE DATA SHEET:
Working capital ........................   $ (4,614)   $ (4,011)   $  4,223    $ 25,772   $ 24,605   $  9,375
Property and equipment-- net ...........        166         593       1,386       3,927      7,756      8,080
Total assets ...........................      1,575       5,928      16,430      42,369     42,929     32,986
Notes ..................................      6,045       7,225      36,247      11,488         --         --
Redeemable preferred stock .............         --          --       6,149       8,126         --         --
Common stock ...........................         --          --         178         223        251        252
Additional paid-in-capital .............         --          --       7,377      90,560    144,829    145,030
Total stockholders' equity (deficit) ...     (5,241)     (3,816)    (34,773)     13,101     34,664     20,849

----------

(1) Per share data for 1994 reflects certain unaudited pro forma adjustments. See Notes 1 and 4, "Recapitalization" and "Earnings per Share", respectively, of the Notes to Consolidated Financial Statements as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996.

(2) Represents the number of Series 5000 Mobile Units in service at the end of the applicable period.

(3) Represents the average number of minutes of service for a Series 5000 Mobile Unit during the applicable period.

(4) Represents the average service revenue per Series 5000 Mobile Unit recognized by the Company during the applicable period. Service revenues per Series 5000 Mobile Unit vary significantly depending upon whether the unit is serviced through the AT&T Complex or the NSC. In general, service revenues and related operating expenses are greater for units serviced through the NSC than for those serviced through the AT&T Complex. For new customers commencing service since July 1, 1996, all transmissions are routed through the NSC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- General."

(5) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, accretion of discount on preferred stock and a reasonable approximation of the interest factor included in rental payments on operating leases. Earnings were inadequate to cover fixed charges for the period from inception to December 31, 1992 and the years ended December 31, 1993, 1994, 1995 and 1996 by $3,137,000, $9,075,000, $25,881,000,
     $26,397,000 and $29,743,000 respectively, and for the six months ended June 30, 1996 and 1997 by $13,268,000 and $14,017,000, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The Company develops and implements mobile communications solutions, including integrated voice, data and position location services, to meet the needs of its customers. The initial application for the Company's wireless enhanced services has been developed for, and is currently being marketed and sold to, companies which operate in the long-haul trucking market. The Company provides long-haul trucking companies with a comprehensive package of mobile communications and management control services at low, fixed per minute rates, thereby enabling its trucking customers to effectively monitor the operations and improve the performance of their fleets. The Company is currently developing additional applications for its network to expand the range of trucking companies that utilize its services and to address the needs of the automotive and other markets. Among other things, HighwayMaster recently entered into a strategic business alliance with Prince, a subsidiary of Johnson Controls and a leading supplier of automotive interior systems and components, to develop and provide an automobile safety and security service, the AutoLink(R) service, to motorists in the United States and Canada. The AutoLink service is expected to be available on a commercial basis beginning in late 1998.

         The Company commenced operations in April 1992 and has a limited operating history. The Company began offering its long-haul trucking application on a commercial basis in September 1993. In order to achieve a profitable level of operations, the Company must significantly increase its installed product base and generate substantially greater service revenues. The likelihood of the long-term success of the Company must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the early stages of the development and marketing of telecommunications products and services, as well as the competitive environment in which the Company operates. The Company expects to continue to incur losses and negative cash flow in the future, and there can be no assurance that the Company's future operations will generate operating or net income or positive cash flow in any future period. See "Risk Factors -- Limited Operating History; Significant Losses."

         At the present time, the Company derives all of its revenues from the long-haul trucking market. Such revenues consist of payments generated by the sales and installation of Series 5000 Mobile Units and charges for its services. The Company currently offers its Series 5000 Mobile Units to customers at a retail price of approximately $1,995 per Series 5000 Mobile Unit, with tiered discounts for larger volume purchases. Customers operating Series 5000 Mobile Units installed in their trucks are charged (i) a flat fee of $0.53 per minute for all voice calls for communications within the United States and $0.64 per minute for cross-border communications with Series 5000 Mobile Units in Canada and (ii) a flat fee of $0.48 per minute for all data transmissions within the United States and $0.59 per minute for cross-border data transmissions with Series 5000 Mobile Units in Canada. Such flat per minute fees include all cellular air time rates and long-distance charges. As described below, in the case of customers of the Company served through the AT&T Complex, the Company receives and recognizes as revenue only a portion of the foregoing service charges. In addition, callers are charged a fee for each call billed to a separate account, such as a credit card, calling card or HighwayMaster account. The Company also assesses a fixed monthly service fee of $41 for each Series 5000 Mobile Unit installed.

         From 1993 to 1996, the Company and AT&T were parties to the AT&T Contract under which AT&T provided enhanced call processing, data management services and long-distance network transport services through the AT&T Complex. The AT&T Contract was terminated by AT&T effective June 29, 1996. However, AT&T continues to provide services for certain Company customers without a formal contract with the Company pursuant to AT&T's obligations with respect to its existing service agreements with such customers. See "Risk Factors -- Status of AT&T Contract; Network Services Center" and " -- AT&T Litigation."

         In the third quarter of 1996, the Company placed into service the NSC. The NSC provides enhanced call processing services that were previously provided on an exclusive basis by AT&T. All new customers of the Company are provided services through the NSC. The Company performs customer billing, credit and collection activities with respect to customers served through the NSC. Certain existing customers who previously were served through the AT&T Complex have recently elected to begin receiving service through the NSC. Although no assurance can be given in this regard, the Company expects that additional customers may elect to switch to the NSC during the remainder of 1997.

         The amount of service revenues and related expenses recognized by the Company varies significantly based upon whether a particular customer receives service through the AT&T Complex or the NSC. In the case of customers served through the AT&T Complex, service charges are collected by AT&T. The Company receives payment from AT&T for the portion of these service charges recognized by the Company as revenue and the remainder is retained by AT&T as compensation for its cost of providing services. In the case of customers served by the NSC, the entire amount of the service charge to customers is recognized by the Company as revenue and additional operating and service expenses are borne by the Company. The operating expenses associated with the NSC are reflected in the Company's financial statements as general and administrative expenses (primarily depreciation, allowance for bad debts and billing expenses) and customer service expenses (other third party and internal operating expenses). Because of the difference in economic arrangements described above, to the extent a greater proportion of the Company's customers are served through the NSC, service margins are expected to improve, reflecting the increased revenues recognized by the Company which are expected to be partially offset by additional operating and service expenses. Because the operating expenses associated with the NSC include certain fixed costs, such operating expenses are not expected to increase proportionately with the number of customers added.

         The Company periodically analyzes the charges billed to the Company by GTE Wireless on behalf of cellular carriers in order to obtain the appropriate amount of credit for any invalid air time usage charges billed to the Company. Furthermore, the Company incurs certain costs for valid air time usage that are not billable to customers under current billing practices. There can be no assurance that the Company will not incur significant costs in the future in connection with billing discrepancies or the reconciliation process or that the costs will not have an adverse impact on the Company's ability to achieve and maintain satisfactory profit margins.

         The Company generally recognizes revenue from the sale of Series 5000 Mobile Units at the time the Series 5000 Mobile Units are shipped to customers. However, in some cases, the Company has installed Series 5000 Mobile Units in customers' trucks on a trial basis, permitting customers to return such Series 5000 Mobile Units with limited or no penalty. In such cases, the Company does not recognize revenue from the sale of the Series 5000 Mobile Units until the trial period has expired.

         The principal components of cost of product revenues are the cost of Series 5000 Mobile Units, warranty and obsolescence provisions and cost of installation of Series 5000 Mobile Units. The principal components of cost of service revenues are charges for the cost of cellular air time used by the Series 5000 Mobile Unit (which charges are paid by GTE Wireless to cellular carriers and reimbursed by the Company), charges by GTE-TSI and EDS for the cost of validation and call delivery information from the Series 5000 Mobile Unit and long-distance charges.

         As of June 30, 1997, the Company had installed 25,233 Series 5000 Mobile Units and had orders to install an additional 9,059 Series 5000 Mobile Units. The Company's order backlog is based on signed contracts, which generally do not specify delivery dates. Accordingly, in some cases the timing of installation is uncertain, and the Company expects that not all of the Series 5000 Mobile Units on order at June 30, 1997 will be shipped and installed within the next twelve months. See "Risk Factors -- Backlog; No Firm Delivery Dates" and "Business -- Products and Services -- Series 5000 -- Current Installed Base."

         The Company leases its products to certain customers under contracts that are accounted for as sales-type leases. As of December 31, 1996, the Company's balance sheet reflected a total receivable balance of approximately $1,468,000 related to such leases. In March 1997, a customer who represented $1,239,000 of the total receivable balance notified the Company that it intended to terminate its long-term lease commitment. Although the lease agreement contains termination penalties, the amount due from this customer is in dispute. Accordingly, the Company recorded a $1,000,000 charge to reduce the carrying value of the receivable at March 31, 1997. The Company is currently engaged in litigation with this customer regarding the amount of the termination payments due to the Company, as well as claims asserted by the customer with respect to certain purported breaches of contract, breaches of express and implied warranties and other matters.

Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

         Revenues for the six months ended June 30, 1997 were $25.3 million compared to $13.9 million for the six months ended June 30, 1996. Product revenues for the six months ended June 30, 1997 were $14.2 million compared to $6.4 million for the six months ended June 30, 1996. Service revenues for the six months ended June 30, 1997 were $11.0 million compared to $7.4 million for the six months ended June 30, 1996. The increase in product revenues from the 1996 period to the 1997 period is primarily attributable to a 151% increase in Series 5000 Mobile Units sold. Series 5000 Mobile Units sold in the 1996 period were abnormally low due to, among other things, inefficiencies in connection with a restructuring of the Company's sales force, and adverse economic conditions affecting the trucking industry. The increase in service revenues from the 1996 period to the 1997 period is primarily attributable to the increase in the number of Series 5000 Mobile Units in service.

         Cost of revenues for the six months ended June 30, 1997 was $20.8 million compared to $11.8 million for the six months ended June 30, 1996. This increase is primarily as a result of the increase in the number of Series 5000 Mobile Units sold and in service. Gross profit margin was 17.6% for the six months ended June 30, 1997 compared to 14.8% for the six months ended June 30, 1996.

         Product gross profit margin was 14.7% for the six months ended June 30, 1997 compared to 0.3% for the six months ended June 30, 1996. The improvement in product gross profit margin from the 1996 period to the 1997 period is primarily due to the leverage obtained on the fixed portion of the Company's installation costs as a result of the significant increase from the 1996 period to the 1997 period in shipments and installations and a lower average cost per Series 5000 Mobile Unit sold. The lower average cost per Series 5000 Mobile Unit is primarily attributable to manufacturing and procurement economies.

         Service gross profit margin was 21.2% for the six months ended June 30, 1997 compared to 27.3% for the six months ended June 30, 1996. The Company incurs certain costs for air time usage that are not billable to customers under current billing practices. During the six months ended June 30, 1997, the Company recorded an adjustment to increase cellular airtime cost, a component of cost of service revenue, based on new billing data received in July 1997. This new billing data indicates that the portion of airtime usage not billable to customers is higher than previously believed by the Company and used as the basis for recording accounting estimates. This changed relationship between cost of cellular airtime paid for by the Company and airtime billable to customers is the reason for the decrease in service gross profit margin. The Company is currently in the process of evaluating the factors underlying the increase in cellular airtime costs and will attempt to identify technical adjustments and modifications that may enable it to improve its service gross profit margin. At the present time, the Company's evaluation of these factors is in its preliminary stages and there can be no assurance that the Company's results of operations in future periods will not be impacted by the same or similar factors.

         General and administrative expenses for the six months ended June 30, 1997 were $7.1 million compared to $4.3 million for the six months ended June 30, 1996. The most significant increases in general and administrative expenses from the 1996 period to the 1997 period were bad debt expense, NSC depreciation expense, and professional fees. The Company records an allowance for doubtful accounts based on a percentage of sales. Accordingly, bad debt expense increased
(i) because of the significant increase in revenues from the 1996 period to the 1997 period and (ii) because of a $1 million charge recorded to provide for loss on the sales-type lease receivable due from a customer as a result of the customer's early termination of the lease.

         Sales and marketing expenses for the six months ended June 30, 1997 were $4.1 million compared to $4.7 million for the six months ended June 30, 1996. The decrease from the 1996 period to the 1997 period is primarily related to reduction in the number of sales and marketing employees. The 1996 period was characterized by expansion of the sales force. Sales and marketing expenses for the 1997 period reflects the results of a realignment of the sales force to coincide with the Company's target markets.

         Engineering expenses for the six months ended June 30, 1997 were $2.2 million compared to $1.7 million for the six months ended June 30, 1996. This increase is primarily attributable to increases in payroll related costs as a result of headcount additions.

         Customer service expenses for the six months ended June 30, 1997 were $5.5 million compared to $3.9 million for the six months ended June 30, 1996. This increase is primarily attributable to (i) NSC operating expenses and (ii) costs incurred as a result of the increased number of Series 5000 Mobile Units shipped and in service.

         The reduction in interest expense to related parties from the 1996 period to the 1997 period is due to the retirement of all outstanding indebtedness to related parties.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

         Revenues for 1996 were $30.7 million compared to $26.9 million for 1995. Product revenues for 1996 were $14.6 million compared to $17.0 million for 1995. The principal reason for the decrease in product revenues from 1995 to 1996 is a 24.5% decrease in the number of Series 5000 Mobile Units sold. The decrease in Series 5000 Mobile Units sold was due to, among other things, (i) prospective customers postponing their decision to purchase until they were comfortable that the Company could deliver service through the NSC, (ii) prospective customers' concerns about the Company's financial condition and
(iii) adverse economic conditions affecting the trucking industry. Service revenues for 1996 were $16.1 million compared to $9.9 million for 1995. The increase in service revenues in 1996 is primarily attributable to the increase in the number of Series 5000 Mobile Units in service.

         Cost of revenues for 1996 was $28.5 million compared to $26.9 million for 1995. This relationship reflects the decrease in the number of Series 5000 Mobile Units sold in 1996 compared to 1995 offset by increased cost of service revenues in 1996 as a result of the increase in the number of Series 5000 Mobile Units in service. Cost of revenues for 1996 was 92.9% (86.6% exclusive of the inventory write-down) of revenues compared to 100.2% of revenues for 1995. Cost of revenues for 1996 included a $1.9 million inventory write-down to adjust the carrying value of used earlier generation mobile communication unit component parts inventory to its estimated net realizable value. Cost of product revenues for 1996 was 116.4% (103.1% exclusive of the inventory write down) of product revenues compared to 104.6% of revenues for 1995. Excluding the effect of the inventory write down, product margin improved as a result of higher average selling prices and lower average cost per Series 5000 Mobile Unit in 1996 as compared to 1995. However, this margin improvement was offset by costs incurred on the earlier generation mobile communication units in order to make them compatible with the NSC and costs of upgrading earlier generation mobile communication units. Cost of service revenues for 1996 was 71.6% of service revenues compared to 92.6% of service revenues in the 1995 period. The improvement from 1995 to 1996 is primarily due to (i) the effect of lower costs as a result of renegotiated rates with the Company's service providers that were in effect during 1996 and (ii) improvement in the Company's ability to monitor and control charges for air time usage.

         General and administrative expenses for 1996 were $9.5 million compared to $7.3 million for 1995. The increase from 1995 to 1996 is primarily attributable to rent expense, depreciation expense, and professional fees. Rent expense increased as a result of (i) additional office space and equipment under lease due to the growth in the number of employees from 241 at the end of 1995 to 295 at the end of 1996 and (ii) increased cost per square foot in the lease agreement for the Company's office space. Depreciation expense increased as a result of additions to machinery and equipment, computers and office equipment, and the NSC which was placed in service during the third quarter of 1996. The increase in professional fees was primarily due to legal fees in connection with the litigation with AT&T and a class action shareholder lawsuit arising in connection with the Company's initial public offering, which was dismissed in November 1996.

         Sales and marketing expenses for 1996 were $9.1 million compared to $6.2 million for 1995. The increase from 1995 to 1996 is primarily related to growth in the number of employees.

         Engineering expenses for 1996 were $4.1 million compared to $2.9 million for 1995. The increase is primarily attributable to increases in payroll related costs, and operating expenses for the NSC.

         Customer service expenses for 1996 were $8.1 million compared to $5.7 million for 1995. The increase from 1995 to 1996 is primarily attributable to
(i) payroll related costs as a result of growth in the number of employees, (ii) customer support costs in response to the increased number of Series 5000 Mobile Units in service, and (iii) concessions granted on amounts owed by a major customer that was downsizing its fleet.

         Interest income was $0.8 million in 1996 compared to $1.0 million in 1995. The decrease from 1995 to 1996 reflects the lower average cash balances available for temporary investments.

         Interest expense to related parties was $1.7 million in 1996 compared to $5.1 million in 1995. The decrease from 1995 to 1996 reflects the lower average outstanding indebtedness.

         The 1996 and 1995 extraordinary item, loss on extinguishment of debt, represents the write-off of the unamortized balances of debt discount and debt issue costs associated with the early retirement of notes payable to related parties. See notes 3 and 8 to the Consolidated Financial Statements.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

         Revenues for 1995 were $26.9 million compared to $13.5 million for 1994. Product revenues for 1995 were $17.0 million compared to $11.1 million for 1994. Service revenues for 1995 were $9.9 million compared to $2.4 million for 1994. The increase in product revenues and service revenues in the 1995 period is primarily attributable to the increase in the number of Series 5000 Mobile Units sold and in service, respectively.

         Cost of revenues for 1995 was $26.9 million compared to $15.6 million for 1994. This increase is consistent with the number of Series 5000 Mobile Units sold and in service. Cost of revenues for 1995 was 100.2% of revenues compared to 115.6% (103.4% exclusive of the inventory write-down) of revenues for 1994. Cost of revenues for 1994 included a $1.7 million inventory write-down for LORAN-C radio receivers reflecting the Company's decision to change to the use of GPS satellite receivers in its Series 5000 Mobile Units. Cost of product revenues for 1995 was 104.6% of product revenues compared to 122.1% (107.2% exclusive of the inventory write down) of revenues for 1994. Cost of revenues from products exceeded revenues from products during both years for several reasons, including higher costs associated with manufacturing small quantities and being unable to take advantage of economies of scale, initial implementation of a product installation infrastructure with excess capacity to support anticipated increases in sales, and equipment price discounts to certain early customers. Although revenues from services exceeded cost of revenues from services during both the 1995 and 1994 periods, results for both periods have been affected by (i) technical difficulties with the AT&T Complex and (ii) differences between the billing procedures of cellular carriers and the Company, which resulted in the Company paying cellular carriers for more minutes of cellular air time than were billed to the Company's customers.

         General and administrative expenses for 1995 were $7.3 million compared to $6.6 million for 1994. During 1995, the Company's general and administrative functions were increased to meet the growth in revenues as well as for the additional administrative requirements of a public company. Accordingly, virtually all categories of expenses increased primarily as a result of the growth in the number of employees from 188 at the end of 1994 to 241 at the end of 1995. The most significant increases, aggregating approximately $2.0 million, were payroll related costs, occupancy costs and insurance. These increases were partially offset by decreases, in the aggregate amount of $1.4 million, as a result of reductions from the 1994 amounts for amortization expense related to the deferred debt issue costs (see Notes 3 and 8 of the Notes to the Consolidated Financial Statements), bad debt expense (see Note 10 of the Notes to the Consolidated Financial Statements), and professional fees.

         Sales and marketing expenses for 1995 were $6.3 million compared to $3.9 million for 1994. The increase from 1994 to 1995 period is related to increases in advertising and promotion of the Series 5000 Mobile Units, the creation of a distribution network for sales of Series 5000 Mobile Units and growth in the number of employees.

         Engineering expenses for 1995 were $2.9 million compared to $1.9 million for 1994. This increase is primarily attributable to payroll related costs as a result of both growth in the number of employees and outside contractors from 1994 to 1995 to enable the Company to design and develop the second generation of the HighwayMaster Series 5000 Mobile Unit while maintaining and enhancing its system software.

         Customer service expenses for 1995 were $5.7 million compared to $4.6 million for 1994. This increase is primarily attributable to (i) payroll related costs as a result of both growth in the number of employees and outside contractors and (ii) customer support costs in response to the increased number of Series 5000 Mobile Units sold and in service.

         The changes in interest income and interest expense to related parties between 1995 and 1994 reflects the income from temporary investments made with a portion of the proceeds from the initial public offering and lower average outstanding indebtedness in the 1995 period as a result of the debt repayments made with a portion of the proceeds from the initial public offering.

         Recapitalization costs in the amount of $0.7 million for the 1994 period were expended in connection with the Recapitalization.

LIQUIDITY AND CAPITAL RESOURCES

         As more fully described elsewhere herein, on September 27, 1996, the Company (i) issued 1,000 shares of Series D Preferred Stock to SBC in exchange for a cash payment of $20.0 million and issued Warrants to purchase 5,000,000 shares of Common Stock to SBC, (ii) issued 800,000 shares of Common Stock to certain existing stockholders in exchange for a cash payment of $10.0 million, and (iii) issued an aggregate of 1,882,018 shares of Common Stock to related parties in exchange for the cancellation of certain promissory notes payable by the Company in the aggregate principal amount of $12,662,000 and cancellation of all outstanding shares of Series B Preferred Stock of the Company. The effect of these transactions was to increase cash by approximately $29.7 million (net of offering costs), to eliminate all outstanding indebtedness of the Company and to increase stockholders' equity by approximately $52.0 million. See "Certain Relationships and Related Party Transactions" and notes 8 and 10 of the consolidated financial statements.

         The Company's business historically has not required substantial capital expenditures. However, during 1996 the Company completed and placed into service the new NSC at a cost of $4.8 million. In addition, in order to provide the AutoLink service, the Company will need to construct a new switching complex as contemplated by its joint development contract with Prince. Construction of the AutoLink Complex is scheduled to take place in 1998 at a projected cost of approximately $4.0 million. The Company will also need to expand the capacity of the NSC during the next twelve months to meet the needs of the larger number of customers expected to begin receiving services through such facility. The projected cost of expanding the capacity of the NSC is estimated at $1.5 million.

         The Company is currently negotiating with Motorola to supply a hardware component that will provide a common platform for both the AutoLink product and more advanced versions of its Series 3000 Mobile Units. If the Company enters into such an agreement with Motorola, it could involve an obligation by the Company to purchase up to 100,000 units. Accordingly, such an agreement with Motorola would involve a substantial capital commitment on the part of the Company.

         Net cash used in operating activities for the year ended December 31, 1996 was $29.8 million due primarily to a net loss of $30.1 million. Net cash used in operating activities during the six months ended June 30, 1997 was $10.7 million due primarily to a net loss from operations of $14.0 million.

         The net proceeds from the Units Offering were approximately $119.9 million, after deducting the discount to the Initial Purchasers and estimated offering expenses. The Company used approximately $46.6 million of such proceeds to fund the purchase of the Pledged Securities. All remaining proceeds have been contributed to HMC and will be used for general corporate purposes, including
(i) to fund working capital requirements and operating losses expected to be incurred in connection with the continued growth and development of the Company's long-haul trucking application, (ii) to fund expenditures relating to the development of new mobile communications services to be provided through the Company's network, including the proposed Series 3000 Mobile Unit and AutoLink service, and (iii) to fund capital expenditures required to expand the capacity of the NSC to enable it to serve a larger number of long-haul trucking customers and to construct the AutoLink Complex. Pending the use of the net proceeds for the purposes described above, the Company has invested such proceeds in short-term, interest-bearing investments.

         At June 30, 1997, the Company had cash on hand of $6.0 million and working capital of $9.4 million. Based on the Company's projected operating results, the Company believes that the net proceeds from the Units Offering, together with the Company's existing capital resources, will be sufficient to fund its currently anticipated operating needs and capital expenditure requirements through at least December 31, 1998.

INFLATION

         The Company believes that to date inflation has not had a material effect on its results of operations. Although inflation may in the future affect the cost of products sold by the Company, the Company expects that economies of scale and engineering improvements are likely to offset any foreseeable cost increases.

                                    BUSINESS

THE COMPANY

         The Company develops and implements mobile communications solutions, including integrated voice, data and position location services, to meet the needs of its customers. The initial application for the Company's wireless enhanced services network has been developed for, and is currently being marketed and sold to, companies which operate in the long-haul trucking market. The Company provides long-haul trucking customers with a comprehensive package of mobile communications and management control services at low, fixed per minute rates, thereby enabling its trucking customers to effectively monitor the operations and improve the performance of their fleets. As of June 30, 1997, the Company had in service an installed base of 25,233 Series 5000 Mobile Units in service in the long-haul trucking market and had orders to install an additional 9,059 Series 5000 Mobile Units.

         The Company is currently developing new applications for its wireless enhanced services network to expand the range of trucking companies that utilize its services and address the needs of the automotive and other markets. The Company plans to introduce its Series 3000 Mobile Unit, which will be less expensive and will offer more limited functionality than its current long-haul trucking product. The Company intends to market the Series 3000 Mobile Units primarily to smaller trucking fleets and owner-operators that can benefit from the Company's enhanced wireless services, including primarily its nationwide voice communication capabilities, and for whom protection from fraud, effective call delivery and low airtime charges are critical requirements. The Company expects that preliminary versions of the Series 3000 Mobile Unit will be introduced in early 1998, which the Company believes will be supplanted by a more advanced version of this product by the end of 1998. In addition, in January 1997, the Company entered into a strategic business alliance with Prince, a subsidiary of Johnson Controls and a leading supplier of automotive interior systems and components, pursuant to which the parties are developing and marketing and will provide a wireless automobile safety and security service, the AutoLink(R) service, to be offered to motorists in the United States and Canada. The AutoLink service is expected to be offered on a commercial basis beginning in late 1998. The Company is currently negotiating with Motorola to supply a hardware component that will provide a common platform for the AutoLink product, the Series 5000 Mobile Units and more advanced versions of its Series 3000 Mobile Units, but no assurance can be given that such an agreement will be reached or as to the terms thereof.

         The Company provides its mobile communications services through its wireless enhanced services network, which utilizes patented technology developed by the Company to integrate various transmission, long-distance, switching, tracking and other services provided through contracts with certain telecommunications companies and more than 70 cellular carriers. Through its agreements with cellular carriers, the Company is able to take advantage of the more than $32 billion which cellular carriers have invested to establish and expand cellular coverage in the United States. The Company's network covers 99% of the available cellular service areas in the United States and 100% of the available A-side coverage in Canada. Call processing and related functions for the Company's network are provided through the AT&T Complex and the NSC. The Company holds ten United States patents that cover certain key features of its network which are used in locating and communicating with vehicles using the cellular infrastructure.

         Management believes that several significant factors differentiate the services which the Company is able to provide through its wireless enhanced services network from conventional cellular service, including the following:

                  o Immediate Nationwide Call Delivery. In order to automatically (with no user intervention) provide immediate call delivery to cellular subscribers who travel outside of their home markets, a cellular carrier must install advanced switching equipment (IS-41 capable), establish physical connectivity and establish the appropriate roaming agreements with other cellular carriers. Primarily as a result of the cost of this advanced switching equipment, the Company believes that many cellular markets located outside of major metropolitan areas have not yet implemented automatic call delivery capabilities. HighwayMaster uses a patented technology which works independently from cellular carriers' IS-41 protocol to automatically provide immediate call delivery to its customers on essentially a nationwide basis.

                  o Fraud Control. Conventional cellular service has historically experienced relatively high levels of fraud. Industry sources estimate that cellular fraud resulted in losses totaling approximately $650 million in 1995. The Company has been able to significantly limit fraud through the architecture of its network, which requires that all calls originated by customers be routed to one of the switching complexes operated by or for the Company and thereby reduces or eliminates cellular cloning, fraud and call blocking for its customers. To date, neither the Company nor the cellular carriers which have properly implemented the Company's protocols have experienced any significant levels of roamer fraud in connection with the mobile communications services provided through the Company's network.

                  o Low Nationwide Fixed Airtime Charges. The Company believes that basic cellular air time charges for cellular subscribers who travel out of their home markets range from as much as $1.00 to $2.00 per day per market and from $0.45 to $1.25 per minute, in addition to applicable long-distance charges. By comparison, the Company's customers in the long- haul trucking market are charged a fixed rate of $0.53 per minute for voice communications within the United States, which includes long-distance charges.

                  o Additional Value-Added Services. The Company offers its customers additional value-added services which are not offered by cellular carriers who are unable to supplement the capabilities of the existing cellular infrastructure with the features and capabilities of the Company's network. The value-added services currently offered by the Company include data transmission and fleet tracking, as well as a number of other ancillary services, such as estimating times of arrival, calculating fuel tax mileage and engine monitoring engine performance.

         The Company's principal executive offices are located at 16479 Dallas Parkway, Suite 710, Dallas, Texas 75248, and its telephone number is (972) 732-2500.

BUSINESS STRATEGY

         The Company's objective is to become a leading provider of mobile communications services to customers in its targeted markets. To achieve this objective, the Company will seek to take advantage of the commercial potential of the HighwayMaster network in four separate ways. First, the Company intends to achieve greater penetration of the long-haul trucking market by continuing to increase its base of Series 5000 Mobile Units installed in customers' trucks. Second, the Company intends to use the capabilities of its network to develop and implement new applications for the automotive and other markets, including the AutoLink service to be offered to motorists in the United States and Canada. Third, the Company intends to develop a common hardware platform for the AutoLink product, the Series 5000 Mobile Units and more advanced versions of its Series 3000 Mobile Units, which should enable it to leverage any volume cost savings that may be derived from offering the AutoLink application to reduce the price of its long-haul trucking products, thereby enabling the Company to expand the segments of the long-haul trucking market which it is able to serve on an economical basis. Fourth, the Company intends to pursue opportunities, either alone or in cooperation with international partners, to export its technology and applications to selected foreign markets.

THE LONG-HAUL TRUCKING SOLUTION

General

         The Company currently provides integrated mobile voice, data, tracking and fleet management information services to trucking companies and other private operators in the long-haul trucking market. These services are provided by linking customers to the Company's network through the installation of Series 5000 Mobile Units in their trucks. The Series 5000 Mobile Unit enables a truck driver to send and receive voice and data messages and utilize all of the other features and capabilities of the Company's network. Management believes that the system offered by the Company to trucking customers represents the most complete and cost-effective package of mobile communications products and services currently available to the long-haul trucking industry. A key feature of this system is its ability to offer voice communication capabilities on essentially a nationwide basis through the use of the existing cellular infrastructure. Currently, the Company's primary competitor offers a satellite-based system that provides data-only mobile communication services with no voice capabilities.

         In addition to its voice communications capabilities, the Series 5000 Mobile Unit permits the transmission and receipt of data messages between a truck and a dispatcher. The Series 5000 Mobile Unit also has navigational tracking capabilities which allow trucking companies to map a truck's position, typically within 100 yards, anywhere in the United States and Canada. Furthermore, the Series 5000 Mobile Unit is capable of performing a number of other functions such as calculating fuel tax mileage, estimating times of arrival, storing data and monitoring on-board electronic engine and other electronic functions. For small to mid-sized fleets, the Company also offers a dispatch software package that enables a trucking dispatcher to optimize the use of its fleet by processing data transmitted by the Series 5000 Mobile Units and performing a variety of fleet management information functions.

         The Company is currently engaged in developing the Series 3000 Mobile Units, which will be less expensive and will offer more limited functionality than its current long-haul trucking product. The Series 3000 Mobile Unit will be able to perform voice communication services and additional functions such as the automated capture and transmission of engine data and other information, as well as vehicle tracking. The Company believes that the Series 3000 Mobile Units will allow it to serve a broader segment of the long-haul trucking market, including smaller fleets and owner- operators who do not require all the features of the Series 5000 Mobile Unit but can benefit from the advantages of the Company's wireless enhanced services network, as well as fleets who currently utilize data-only mobile communications services provided by the Company's competitors. The Company expects that preliminary versions of the Series 3000 Mobile Unit will be introduced in early 1998, which will be supplanted by a more advanced version of this product by the end of 1998.

The Trucking Industry

         Based on the Department of Commerce Census, management believes that there are currently approximately 2.2 million long-haul commercial trucks in the United States. Although the Company expects to generate sales of Series 5000 Mobile Units in all sectors of the long-haul trucking market, the Company's primary target market for this product is operators of mid- and large-sized fleets (25 or more trucks) consisting of larger-sized trucks (Class 6, 7 and 8 trucks) used for long-haul transport (average distances in excess of 100 miles). Based on the Department of Commerce Census, management estimates that there are currently approximately 530,000 trucks in the primary target market for the Series 5000 Mobile Unit. Management further estimates that approximately 30% of these trucks are currently equipped with some form of integrated mobile communications solution, but believes that substantially all operators in this market will experience significant competitive pressures over the next five years to adopt some form of integrated mobile communications solution. In addition, the Company intends to introduce the Series 3000 Mobile Unit, and management believes that these products are likely to appeal to small-sized fleets (24 or fewer trucks) consisting of larger- sized trucks used for long-haul transport, as well as fleets of smaller-sized trucks (Class 1-5 trucks) used for the same purposes. Based on the Department of Commerce's Census, the Company believes that there are currently approximately 1.7 million trucks in this extended market for the Series 3000 Mobile Unit.

         The following table summarizes certain information regarding the segments of the long-haul trucking market discussed above:

                                                 AVERAGE                        PRIMARY       ESTIMATED
                      PRIMARY BENEFITS           LENGTH         TRUCK           MARKET         MARKET
   PRODUCT              TO CUSTOMERS             OF HAUL      CLASSES(1)      FLEET SIZES      SIZE(2)
   -------            ----------------           -------      ----------      -----------     ---------
Series 5000         Fleet management,          > 100 miles    Classes 6-8    25 and greater     530,000
Mobile Unit         including integrated
                    voice, data and
                    position/location
                    solution

Series 3000         Lower priced mobile        > 100 miles    Classes 6-8    1-24               270,000
Mobile Unit         voice communications                      Classes 1-5    All              1,400,000
                    and limited
                    additional
                    functionality

----------

(1) Truck classes 1 to 5 represent trucks weighing up to 19,500 pounds and truck classes 6 to 8 represent trucks weighing over 19,500 pounds.

(2) Some portion of this market is already equipped with a form of integrated mobile communications system.

         The types of companies that make up the Company's primary target market are private and for-hire fleet operators, owner-operators and other operators of larger-size trucks for long-haul transport. For-hire carriers are companies whose primary business is trucking and whose revenues are from transporting goods on a for-hire basis. Private fleets are operated by non-trucking firms that haul their own freight. Owner/operators are individuals who own and operate their own trucks. Some owner-operators work for a single company under a lease agreement, while others work with transportation brokers to find loads or operate their own small transportation businesses.

Mobile Communications Needs in the Trucking Industry

         The Company believes that demand for the Company's long-haul trucking application will continue to grow as trucking companies experience increased industry competition and face mounting internal and external pressures to adopt mobile communications systems.

         External pressures include competition from the increasing number of trucking companies that are installing mobile communications systems, demands placed on the long-haul trucking industry to meet just-in-time inventory demands, and regulatory and environmental requirements. The Company estimates that at the present time there is an installed base of approximately 160,000 integrated mobile communications systems (including those sold by the Company) in trucking fleets operating in the United States. As just-in-time delivery inventory control becomes more prevalent, manufacturers increasingly will require that materials arrive immediately before incorporation into the manufacturing process. The resulting pressure on trucking companies has stimulated demand for more efficient two-way communications systems to assure on-time pick-up and delivery, improved load matching within a widely dispersed fleet and current tracking of shipment location. In fact, certain large shippers require all new contracting trucking companies to be equipped with on-board communications and tracking equipment. Additionally, trucking companies must maintain detailed records relating to miles driven by state, hours driven by each driver and other information. Some hazardous substances may only be transported over certain routes.

         Internal pressures include containing costs through improved operating efficiency, improving driver quality of life thereby reducing critical turnover rates, and increasing the safety of drivers, capital equipment and cargo by reducing the likelihood of accidents. The Company's long-haul trucking application assists trucking companies in improving efficiency by increasing the utilization of equipment and reducing the number of empty miles and out-of-route miles. Because of the features and capabilities of the Company's system, it is not necessary for truck drivers to


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

make frequent stops to place telephone calls to dispatchers. In addition, the Company's system allows swift and efficient matching of drivers with shipments, thereby reducing layovers and fuel costs associated with empty miles.

         With driver turnover approaching 100% in the trucking industry today, the Company believes that trucking companies can increase driver satisfaction and be more successful in attracting and retaining competent drivers by giving a driver the ability to contact or be contacted by family and friends while on the road. Furthermore, since driver bonuses are often calculated based on loaded miles driven and overall efficiency, drivers benefit from a system that allows them to be more efficient and avoid unnecessary stops.

         Finally, by allowing a driver to communicate using "hands free" voice-activated equipment while traveling, the Company's system minimizes the distractions and hazards of placing or receiving a call while on the road. Voice commands spoken into a microphone clipped to the visor and synthesized voice responses from the Series 5000 Mobile Units provide a safety advantage over traditional cellular telephones, which must be grasped with one hand during operation, and over full keyboard typing necessary to operate competing satellite-based systems, which drivers are not permitted to use while the vehicle is in motion. Further, by enabling the driver to communicate while traveling in his vehicle, the HighwayMaster system reduces stops to make telephone calls at truck stops, where management believes a large percentage of all trucking accidents occur. The HighwayMaster system also automatically reports time, speed and routes driven by each truck to the dispatcher, which can be used to enhance safety troubleshooting and driver safety counseling, and the tracking service enables the trucking company to locate stolen trucks or trucks involved in a roadside emergency.

PRODUCTS AND SERVICES

         The Company has developed, or is in the process of developing, three mobile communications applications: (i) the Series 5000 Mobile Unit, (ii) the Series 3000 Mobile Unit and (iii) the AutoLink product.

SERIES 5000

         The Company currently provides mobile communications services to its customers in the long-haul trucking market by linking them to the Company's network through the installation of Series 5000 Mobile Units in their trucks. The Series 5000 Mobile Unit enables a truck driver to send and receive voice and data messages and utilize all of the other features and capabilities of the Company's network. Management believes that the Series 5000 Mobile Unit represents the most complete and cost-effective package of mobile communications products and services currently available to the long-haul trucking industry.

         Series 5000 Mobile Unit. The Series 5000 Mobile Unit includes the following: (i) a menu-driven display module which provides two large lines of scrollable text on the dashboard, (ii) a microphone which clips on the sun visor for "hands free" communication utilizing voice-recognition and voice-synthesis technologies, (iii) a modified cellular telephone handset and cradle, (iv) a cellular antenna, (v) a GPS navigational antenna, and (vi) a computerized system module in the vehicle which contains the positional reporting device, the cellular transceiver and the on-board computer. The system module also houses voice-activation and voice-synthesis software, data storage capability and unique technology that significantly reduces the risk of cellular roaming fraud. The module provides ports to allow for incorporation of current and future peripheral equipment, such as a fax machine, scanner, printer, engine monitoring equipment and trailer temperature monitoring. The Series 5000 Mobile Unit was designed to be "user-friendly," to have installation times that are shorter than competing satellite unit installations, and to limit driver training to an average of one hour. The system module is remotely programmable from the host computer by the trucking company and by HighwayMaster.

         Pricing. The Company's Series 5000 products and services are economically priced to appeal to a wide range of participants in the long-haul trucking industry. The Company offers the Series 5000 Mobile Unit at a retail price of $1,995, with tiered discounts for larger volume purchases. The Company's customers are charged a flat fee of $0.53 per


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

minute for voice communication within the United States and $0.64 per minute for cross-border communication in Canada, which includes all cellular air time and long-distance charges, $0.48 per minute for data transmission within the United States and $0.59 for cross-border data transmissions and $41 per month per installed Series 5000 Mobile Unit to utilize the system. When the parties sending and receiving voice communications are both located in Canada, customers are generally charged amounts which are higher than the flat fees described above. In addition, callers are charged a fee for each call billed to a separate account, such as a credit card, calling card or HighwayMaster account. The Series 5000 Mobile Unit is installed in the customer's trucks, and the dispatcher is equipped with mapping and management software at no additional charge. This software can be integrated into the host computer systems operated by the Company's customers or can be installed and operated on a personal computer equipped with a hard disk and a modem.

         Voice Communications. The Company provides nationwide voice communications services at a rate of $0.53 per minute for calls within the United States. By comparison, management believes that currently available cellular call delivery systems for subscribers who travel out of their home markets require the payment of rates that are higher than those charged by the Company. The driver controls the functions of the Series 5000 Mobile Unit by an enhanced cellular telephone handset. A microphone clipped to the truck's visor and voice-recognition capability also allow the system to be controlled by the driver's voice commands. While in a cellular region covered by HighwayMaster, a driver may initiate telephone calls to any phone number pre-approved by the dispatcher, and the dispatcher may initiate telephone calls to the driver. Drivers may be issued calling card accounts by HighwayMaster or use selected credit cards, for units operating under the NSC, or may be issued calling cards by AT&T, for units operating under the AT&T Complex, that allow them to place personal telephone calls to any telephone number. Such calls are billed separately to the drivers' home addresses. See "-- Infrastructure and Operations -- Enhanced Service Complexes." The nationwide call delivery feature, combined with calling-party payment for calls, sets the Company's product apart from conventional cellular service.

         Data Transmission. The Series 5000 Mobile Unit permits the transmission and receipt of data between a truck and a dispatcher. The $0.48 per minute charge for data transmissions within the United States translates into costs as low as $0.0007 per character for a typical dispatch message of between 600 and 700 characters. The dispatcher may type free form data messages, which appear on the driver's data display screen on the dashboard and can be stored for future reference. The driver may send up to 99 pre-programmed status messages with accompanying numerical data such as "At Dock Loading" or "Trailer Number 21" that automatically update the trucking company's host computer, eliminating the data entry function a dispatcher must perform at the trucking company. The driver also may enter status messages by voice command or through the telephone handset keypad. Certain options allow the Series 5000 Mobile Unit to monitor engine speed and temperature, automatically transmitting the data to the trucking company. Future enhancements may allow for trailer temperature monitoring and other features.

         Facsimile Transmission. The Company provides nationwide facsimile communications services at a rate of $0.53 per minute for either local or long-distance fax transmissions. Fax Interface is a recent product advancement which assists customers in transmission and receipt of documents such as bills of lading, permits and detailed instructions that a truck driver might need on an immediate basis.

         Fleet Tracking. Precise position and historical route reports are automatically provided to the dispatcher's computer with each call to or from the truck. For the cost of $0.48 per minute of data transmission time within the United States and $0.59 per minute for cross-border data transmissions, the dispatcher can obtain a real-time position report from a specific truck by keyboard request. Reports are generally accurate to within 100 yards. These reports include position logs, which are stored internally, providing historical route information even if the truck travels out of cellular coverage. A trucking company's use of these tracking capabilities can improve management and facilitate better customer service. The navigational tracking capabilities of the Series 5000 product reduce the number of out-of-route miles and facilitate efficient matching of drivers with loads, thereby reducing expenses and empty miles driven.


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

         Fleet Management Software and Information Services. The Company's dispatch software package is used primarily by mid- to small-sized fleets and enables a trucking dispatcher to optimize the use of its fleet by processing data transmitted by its Series 5000 Mobile Units, managing dispatch records, driver logs, state fuel tax calculations, route planning and other functions. The dispatch software can be loaded on to a personal computer equipped with a modem, or the system can be interfaced directly to be networked with a midrange or a mainframe computer for access by the dispatcher or a shipper. The software performs essentially three functions: (i) order entry, (ii) dispatch and tracking, and (iii) truck reconciliation and mapping. The order entry function stores and manages the ordering information related to each shipment, including the assignment of loads to specific trucks, required delivery times and bills of lading. The dispatch and tracking function utilizes GPS location information along with data entered by the driver, to provide information for any truck within the fleet, including destination, load, drivers' identification and mileage driven. The truck reconciliation and mapping application provides historical information such as percentage of on-time deliveries and miles driven per state for fuel tax calculation. An online interstate highway map can be used to graphically plot the routes traveled by each truck. The system can highlight trucks that are running behind schedule or are available for load pick-ups.

         The principal software suppliers that currently market full feature software application programs to trucking companies offer interfaces to the HighwayMaster system (which allow data communication directly between the trucking company's existing mainframe computer and Series 5000 Mobile Units installed in their trucks). This allows the larger fleet customers who have their own dispatch software on a mainframe system to continue to use their existing dispatch software and interface with the HighwayMaster system. These third party software suppliers generally offer the customized HighwayMaster interface at reasonable cost directly to their customers. HighwayMaster provides some custom interface development to very large customers.

         In April 1997, the Company entered into an agreement with Burlington which provides for the installation of up to 2,000 Series 5000 Mobile Units in Burlington's fleet of long-haul trucks. As part of the transaction, the Company purchased exclusive ownership rights to Burlington's proprietary fleet operating and management information software and has assumed the operation of its data center and computer systems. The Company intends to add capacity to the Burlington data center in order to provide a broad range of data processing services to other trucking companies, which would essentially replace such companies' existing management information systems departments with services, software and hardware to be provided by the Company. Added capacity would enable the Company to use the Burlington software and data center in conjunction with the HighwayMaster network to offer its customers levels of integration not previously available in the trucking industry. Management currently expects that the primary market for the data processing services to be offered by the Company will consist of mid-size fleets which have significant fleet management and other logistical requirements but have not yet made substantial investments in information technology. The Company is not currently providing these services, and there can be no assurance that it will be successful in marketing its information management solutions to other trucking companies.

         Rolling ETA. Rolling ETA(TM) is an enhancement to the Company's Series 5000 Mobile Unit which instructs the microprocessor mounted inside the truck to calculate the estimated arrival time based upon average speed, hours per day and delivery parameters and alerts the driver and dispatcher automatically if the truck is going to miss an arrival time.

         Fuel Tax Calculation. The Company is using a software program known as MileMaster to help customers automate their fuel tax calculations. MileMaster is an enhancement to the Company's Series 5000 Mobile Unit and the accompanying host software which allows the Company to provide an automatic, paperless log of the actual mileage driven in each state as well as state-line crossings for each truck. This allows the Company's customers to implement an automated fuel tax calculation system that eliminates the need for drivers to hand-log their mileage, dates and times as they cross state lines and eliminates the possibility of human data entry errors.


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

Current Installed Base

         The number of Series 5000 Mobile Units installed in customer vehicles has grown at a relatively steady rate since commercial operations began in September 1993. As of June 30, 1997, the Company had installed approximately 25,233 Series 5000 Mobile Units, and had orders to install an additional 9,059 Series 5000 Mobile Units.

         In late 1996 and 1997, the Company received substantial new orders for Series 5000 Mobile Units from new customers. For example, in September 1996 the Company received orders for a total of 2,000 Series 5000 Mobile Units from Ameritruck and in April 1997, the Company received an order from Wal-Mart for an aggregate of 3,000 Series 5000 Mobile Units to be installed in its private fleet of trucks. Likewise, in early 1997, the Company received an order from Burlington for the installation of up to 2,000 Series 5000 Mobile Units in Burlington's trucking fleet. As part of the transaction with Burlington, the Company purchased exclusive ownership rights to Burlington's proprietary fleet operating and management information software and is assuming the operation of its data center and computer systems. The Company expects that substantially all of the Series 5000 Mobile Units ordered by Wal-Mart and Burlington will be installed prior to December 31, 1997.

         The Company's order backlog is based upon signed contracts pursuant to which customers have agreed to purchase the applicable Series 5000 Mobile Units and install them in their fleets of long-haul trucks (although in a limited number of cases the obligation to take delivery of Series 5000 Mobile Units is subject to satisfactory completion of a test program). Customer contracts generally do not specify delivery dates and, as a result, the exact timing of delivery and installation of the Series 5000 Mobile Units ordered by customers is frequently the subject of further discussions and negotiations between the Company and its customers. Historically, not all Series 5000 Mobile Units included in the Company's backlog have resulted in product sales. See "Risk Factors -- Backlog; No Firm Delivery Dates."

         For customers commencing service prior to June 29, 1996, the Company and AT&T offer mobile communications services under joint service contracts, signed by the Company, AT&T and their joint customers. Customer contracts generally commit the Company and AT&T to provide services for a one-year term, but in some cases contracts entered into before July 1994 commit the Company and AT&T to provide services for a five-year term. Customers typically may terminate their contracts during the initial term only in the event of a material breach by either the Company or AT&T. At the expiration of the initial term, the contracts continue in effect on a month-to-month basis unless terminated upon 30 days' notice by either party. AT&T invoices customers directly for all enhanced telecommunications and cellular services, and the Company and AT&T generally may raise their rates upon 30 days' notice.

         Customers who are receiving service through the NSC sign a service contract which generally commits the Company to provide services for a one-year term. At the expiration of the initial term, the contracts continue in effect on a month-to-month basis unless terminated upon 30 days' written notice by either party. The Company directly invoices customers served by the NSC for all enhanced telecommunications services and cellular services, and contract terms generally permit the Company to increase its service charges to customers upon 30 days' written notice.

Marketing and Distribution

         The Company sells its long-haul trucking application to fleet buyers primarily through its direct sales force located throughout the nation. As of June 30, 1997, the Company's direct sales force consisted of 17 persons. This sales force focuses its efforts on fleets ranging in size from 20 to 3,000 trucks. Accordingly, to increase sales productivity and efficiency and to decrease sales expenses, the Company has reduced overlaps in sales territories and made certain related organizational changes. In addition, the Company intends to intensify its efforts to reach accounts with over 1,000 trucks in their fleet. Sales to these major accounts generally require a sustained marketing effort over a period of at least several months. In some cases, major accounts insist on competitive evaluations or in-the-field test programs prior to making a commitment to purchase Series 5000 Mobile Units. To target these major accounts, the Company has


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

created a national account group that is dedicated to these strategic prospects. National marketing support for the sales teams includes print advertising in industry journals, direct mail, radio networks popular with truckers, industry trade shows and on-site marketing promotions.

Product Manufacturing and Supply

         Comptronix Corporation assembled the Series 5000 Mobile Units until the third quarter of 1996, when it sold substantially all of its assets and assigned its customer purchase orders to Sanmina. After the sale, Sanmina has continued production of Series 5000 Mobile Units for the Company under the same prices and terms as its prior arrangement with Comptronix Corporation. The Company recently entered into an agreement with K-Tec for the assembly of Series 5000 Mobile Units. In the future, the Company plans to order Series 5000 Mobile Units from both Sanmina and K-Tec. The various components used by Sanmina in the assembly of the Series 5000 Mobile Units (including GPS components and cellular transceivers) are obtained from certain other manufacturers. All transceivers for the Series 5000 Mobile Units are manufactured by Motorola, and the Company believes that there are a limited number of suppliers that are capable of manufacturing transceivers that meet the Company's requirements. See "Risk Factors -- No Long-Term Product Supply Arrangements."

Customer Service and Warranty

         HighwayMaster operates a 24-hour, seven days a week customer support service center to handle customer questions and requests. Regional installation and customer service offices have been established in Atlanta, Chicago, Dallas, Philadelphia and Salt Lake City. In addition, HighwayMaster assigns account service representatives to each account of 20 or more trucks to give personalized training and to assist in configuring the system to provide the greatest possible economic impact. A one-year limited warranty is provided to all purchasers of Series 5000 Mobile Units, inclusive of parts, labor and diagnostic work.

         The Company has trained personnel in authorized service centers to perform installations and warranty of Series 5000 Mobile Units at locations nationwide, with additional locations to be activated pending training. Independent contractors in strategic locations throughout the United States have also been trained to perform installations, charging a fixed rate for each Series 5000 Mobile Unit installed. In addition, each account of 25 or more trucks receives two days installation services for which the customer can elect to have a HighwayMaster representative install Series 5000 Mobile Units or train personnel of the customer to perform their own installations.

SERIES 3000

         The Company is currently engaged in developing the Series 3000 Mobile Units, which will be less expensive and will offer more limited functionality than its current long-haul trucking product. The Series 3000 Mobile Unit will be able to perform voice communication services and additional functions such as the automated capture and transmission of engine data and other information as well as vehicle tracking. The Company believes that the Series 3000 Mobile Units will allow it to serve a broader segment of the long-haul trucking market, including smaller fleets and owner-operators who do not require all the features of the Series 5000 Mobile Unit but can benefit from the advantages of the Company's wireless enhanced services network, as well as fleets who currently utilize data-only mobile communications services provided by the Company's competitors. The Company expects that preliminary versions of the Series 3000 Mobile Unit will be introduced in early 1998, which will be supplanted by a more advanced version of this product by the end of 1998.

         The preliminary version of the Series 3000 Mobile Unit will consist of
(i) a cellular telephone handset and cradle, (ii) a cellular antenna and (iii) a computerized system module. The advanced version of the Series 3000 Mobile Unit will add a GPS navigational antenna and a more sophisticated computerized system module. The advanced version of the Series 3000 Mobile Unit will be based upon the hardware platform currently being developed by the Company in connection with the AutoLink service. See "-- AutoLink." This version will be capable of interfacing with the


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vehicle's engine and allow the customer to add optional software enhancements to enable the unit to perform additional services such as estimating times of arrival and performing fuel tax calculations.

         The Series 3000 Mobile Unit will be attractively priced in order to achieve as high as possible a level of penetration in the targeted segments of the long-haul trucking industry. The Company expects that the Series 3000 Mobile Unit will be sold at a retail price of approximately $500. Customers who utilize the Series 3000 Mobile Unit will pay the same low, fixed per-minute rates for voice and data communications as those who utilize the Series 5000 Mobile Unit, but will be assessed a reduced per unit charge on a monthly basis.

Target Market

         The Company expects that its primary target market for the Series 3000 Mobile Unit will consist of small and mid-sized fleets and owner-operators who operate larger-sized trucks (Class 6, 7 and 8 trucks) used for long-haul transport (average haul in excess of 100 miles). Based on the Department of Commerce Census, the Company estimates that there are approximately 270,000 trucks in this target market. Furthermore, the Company believes that the Series 3000 Mobile Unit will appeal to a significant portion of fleets who operate smaller-sized trucks (Class 1-5 trucks) for long- haul transport, which include an estimated 1.4 million trucks. The Company believes that the lower cost of the Series 3000 Mobile Unit should enable it to achieve significant penetration in these segments of the long-haul trucking industry given the strong demand for lower-cost voice communications services.

Marketing and Distribution

         In order to market the Series 3000 Mobile Unit, the Company intends to use a sales strategy that combines direct mail, targeted telemarketing and print advertisements. The Company will use direct mailings and targeted telemarketing to contact potential long-haul trucking customers and inform them of the features and benefits of the Series 3000 Mobile Unit. This approach will be supplemented by print advertisements in trade journals and other publications to introduce and increase awareness of this product in the trucking industry.

Product Manufacturing and Supply

         The Company recently entered into an agreement with K-Tec to assemble a preliminary version of the Series 3000 Mobile Unit which the Company plans to introduce in early 1998. The Company is also negotiating with Motorola to supply a hardware component that will provide a common platform for both the more advanced version of the Series 3000 Mobile Unit and the AutoLink product. There can be no assurance that the Company will be able to make arrangements with Motorola or with any other third party hardware supplier or suppliers to manufacture the hardware components of the advanced versions of the Series 3000 Mobile Units or, if successful in making such arrangements, as to the terms thereof.

AUTOLINK

         In January 1997, HighwayMaster entered into a strategic business alliance with Prince pursuant to which the parties will develop and provide the AutoLink service to motorists in the United States and Canada. Prince is a subsidiary of Johnson Controls and a leading supplier of automotive interior systems and components. In the fiscal year ended September 30, 1996, Prince had consolidated net sales of $867 million. The basic AutoLink service will provide an intelligent communications link from the vehicle to the AutoLink Complex with connections to various emergency, roadside assistance and information services suppliers in order to provide emergency assistance, roadside assistance and information services to motorists, including remote tracking of stolen or missing vehicles. The principal components of the AutoLink system are (i) the end-user interface, which will be designed and manufactured by Prince, (ii) the in-vehicle communications and location hardware, which will be manufactured by Motorola to the Company's specifications and will incorporate certain of the Company's patented technology, and (iii) the wireless enhanced services network, which will be provided and managed by the Company.


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         The AutoLink product will be offered to both the OEM market (original equipment manufacturers) and the after-market (owners of existing vehicles). The Company currently expects that the AutoLink service will be offered on a commercial basis in the after-market beginning in late 1998 and in the OEM market beginning in the second half of 1999.

Joint Development Agreement

         The Company and Prince are parties to an agreement (the "Joint Development Agreement") which defines their respective roles and responsibilities in connection with the development and marketing of the AutoLink service. The Joint Development Agreement provides that the Company will
(i) be responsible for providing access to the Company's network for the AutoLink service, (ii) provide general assistance in connection with the design and development of the AutoLink service, including with respect to network functionality, product functionality and cellular carrier activation, (iii) coordinate and negotiate agreements to ensure the availability of emergency, roadside assistance and information services and (iv) have overall program responsibility for offering the AutoLink service to the after-market. Prince will (i) have overall program responsibility for offering the AutoLink service to OEM customers, (ii) be responsible for the marketing and sale of the AutoLink system to OEM customers, (iii) coordinate the development of various information services by one or more suppliers for the OEM customer market and (iv) develop the end user interface for the AutoLink system, as well as an electronic interface to the automobile's in-vehicle communications and location hardware. The name "AutoLink" is a registered trademark of Prince and, under the terms of the Joint Development Agreement, may be used by the Company only with respect to the integrated package of services jointly offered by the parties. The term of the Joint Development Agreement will expire on January 23, 2002, unless earlier terminated upon the occurrence of specified events.

         Under the Joint Development Agreement, the Company expects to receive from Prince a one-time design fee and reimbursement for certain development costs. In addition, in consideration of the services provided in the OEM market, the Company will receive certain fees, including an activation fee, a monthly per-user charge and service charges for calls placed by or for end-users. The risk of collection from end-users in the OEM market will generally be borne by Prince. With respect to the provision of services to the after-market, the Company will determine the nature and amount of the charges to end-users. Any fees or charges related to after-market services which exceed the amount of the fees which the Company would receive for such services in the OEM market will be equally divided between the Company and Prince. The risk of collection from end-users in the after-market will generally be borne by the Company. All amounts received by the Company in connection with the AutoLink business alliance will be in consideration of network management and other services, and the Company does not expect to generate any revenues or profits from the sale of the AutoLink hardware in either the OEM market or the after-market.

         The AutoLink project is in its preliminary stages. Accordingly, the Joint Development Agreement may need to be modified and amended to reflect developments and understandings reached by the parties as the AutoLink project matures.

AutoLink Product

         The AutoLink product will consist of (i) an end-user interface, into which there will be integrated a small display module, (ii) a cellular transceiver, (iii) a computerized system module, (iv) a cellular speaker, (v) a cellular antenna and (vi) a GPS navigational antenna and receiver. The Company currently expects that the end-user interface will be located in the vehicle's rearview mirror or in an overhead console within easy reach of the driver. The other components of the AutoLink product will be located apart from the end-user interface in order to improve performance and enhance the security features of the system.

         The design of the AutoLink product has required that the Company, in conjunction with Prince and its hardware suppliers, develop miniaturized versions of the principal components included in its Series 5000 Mobile Unit and reduce hardware costs so that the AutoLink product may be offered at a relatively low price level. The Company intends to take advantage of the AutoLink design process by incorporating the key technical features of the AutoLink product into future versions of its Series 5000 Mobile Unit and Series 3000 Mobile Unit. In addition, the Company will seek to leverage any volume cost savings that may be derived from the purchase of the AutoLink product to reduce the price of its long-haul trucking products, thus expanding the segments of the long-haul trucking market which it is able to serve on an economical basis.

         The AutoLink service will be an in-vehicle communication, location and information service which will offer a variety of safety, security and convenience features to end users. These services include the following:

                  Emergency Assistance. By pushing a button on the user interface, a driver will be connected with an AutoLink service representative and request emergency assistance. If requested by the driver or automatically in the event of certain emergencies, the AutoLink service representative will arrange for the dispatch of local emergency services to the precise location of the vehicle, which will be pinpointed using the GPS location capabilities of the AutoLink product.

                  Roadside Assistance. By pushing a different button on the user interface, a driver will be connected with an AutoLink service representative and request roadside assistance in the event of an accident, break down or similar occurrence. The AutoLink service representative will have access to a network of participating roadside assistance providers to be assembled by the Company in the case of the after-market and by the OEM in conjunction with their vehicle warranty program in the case of the OEM market. Based on the location of the vehicle and the nature of the service required, the representative will select and dispatch an appropriate roadside assistance provider. Furthermore, since the AutoLink product can be connected to the engine and other electronics on the car, the service representative will have the ability to do certain things for car owners, such as unlock car doors when keys have been accidentally locked inside, track stolen vehicles, and even allow automotive service centers to directly access engine functions and diagnose a problem before the car is brought in for service.

                  Information Services. The AutoLink product will eventually provide drivers with a wide range of information services. For example, because the AutoLink service can automatically pinpoint the location of a vehicle, the AutoLink service representative will be able to provide a lost driver with directions to his destination. Other information services that may be provided through the AutoLink product include traffic, weather, news, vehicle location and short message services.

Target Markets

         There are currently 198.3 million vehicles on the roads in the United States. In addition, the number of new vehicles sold in the United States in 1996 totaled approximately 15.4 million.

         The OEM customer market consists of new manufactured vehicles in which the AutoLink product is installed by the manufacturer, at the point of import or by an authorized dealer for whom the manufacturer has placed an order. In most cases, it is expected that the automotive end-user will secure the AutoLink services (i) as a part of a vehicle option package, in which case the price of the services may be included in purchase price for the vehicle or (ii) through the payment of a monthly service fee by the end user.

         The after-market consists of all markets other than the OEM market. In most cases, aftermarket sales will consist of sales to the owners of existing vehicles. Vehicle owners electing to receive the AutoLink service will pay for the AutoLink product and the installation thereof, as well as a monthly service fee.


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Marketing and Distribution

         Prince will be responsible for marketing, sales and distribution of the AutoLink product in the OEM market. It is expected that Prince will leverage its experience in the automotive industry and relationships with automobile manufacturers to obtain orders for the AutoLink product beginning with the 2000 model year, which will be introduced by automobile manufacturers in the second half of 1999, although there is no assurance that this will be the case. To date, no orders have been placed for the AutoLink product, although Prince is currently engaged in discussions and negotiations with various automobile manufacturers. Prince will also assume lead responsibility for sales of the AutoLink product in the recreational vehicle and automobile dealer distribution channels of the aftermarket business.

         HighwayMaster will be responsible for marketing, sales and distribution of the AutoLink product in the after-market. At the present time, the Company intends to establish distribution arrangements with one or more cellular distributors and resell the product to cellular carriers who are included in the Company's enhanced wireless network. It is expected that these cellular carriers would offer the AutoLink product to consumers in conjunction with or as an enhancement to local cellular service. The Company has entered into a memorandum of understanding with CellStar which contemplates that CellStar will act as the exclusive distributor for the AutoLink product in the aftermarket. The Company expects that its arrangements with CellStar will be governed by a definitive distribution contract which will provide for an initial two-year term commencing from the initial date of factory production. There can be no assurance that the Company and CellStar will in fact enter into such a distribution contract or as to the terms thereof, which are expected to be the subject of further negotiations between the parties. Assuming that satisfactory arrangements can be made for distribution of the AutoLink product, the Company expects to begin offering the AutoLink service in the after-market beginning in late 1998.

Product Manufacturing and Supply

         Prince and the Company are currently in negotiations with Motorola to manufacture the in- vehicle communications and location hardware included in the AutoLink product but no assurance can be given that such an agreement will be reached or as to the terms thereof. In the case of products to be sold in the OEM market, orders will be placed with the hardware supplier either by Prince or directly by automobile manufacturers who elect to incorporate the AutoLink product into their vehicles. In the case of products to be sold in the after-market, the Company expects that, in order to accelerate the launch of the AutoLink service, it may be necessary for it to place an order with the hardware supplier for up to 100,000 units. Under the terms of any such order, the Company would be directly responsible for payment of the purchase price for these units. Although no assurances can be given in this regard, the Company believes that it should be able to make satisfactory arrangements with potential distributors and cellular carriers pursuant to which they would undertake to purchase and resell all or substantially all of these units in the after-market.

Network Management Services

         Under the Joint Development Agreement, the Company will be responsible for managing and monitoring network services and ensuring that the AutoLink service has access to a nationwide, proprietary cellular network. In addition, it will be required to identify and engage a third party to conduct network system performance and design reviews to ensure that the network operates in accordance with the agreed specifications. In order to fulfill its network management obligations, the Company is currently planning to construct the AutoLink Complex in 1998 at a projected cost of approximately $4 million. In addition, in order to begin offering the AutoLink service on a commercial basis, it will be necessary for the Company to amend its contracts with cellular carriers to allow the Company to utilize their cellular systems to provide emergency and roadside assistance service to motorists in their home markets. The Company has begun to seek amendments to its contracts with cellular carriers and to date has amended the contracts with more than 35 carriers. There can be no assurance that it will be able to obtain amendments covering all areas in which it currently provides mobile communications services to long-haul trucks. See "Risk Factors -- Dependence on Cellular Infrastructure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


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INFRASTRUCTURE AND OPERATIONS

Network Configuration

         The diagram set forth below depicts the configuration of the HighwayMaster network, as it is currently utilized to provide services through the Series 5000 Mobile Units and is expected to be utilized to provide services through the Series 3000 Mobile Units and the AutoLink product:

         [Diagram of HighwayMaster network, which illustrates the connections among (1) the mobile communications unit, (2) the cellular carrier, (3) GTE-TSI,
(4) EDS, (5) a switching complex, (6) long distance and local exchange carriers,
(7) the dispatcher PC, (8) all other telephones, (9) GPS satellites, (10) the AutoLink emergency response center (in the case of the AutoLink product only) and (11) roadside assistance, emergency response and information services providers (in the case of the AutoLink product only).]

         Series 5000 and 3000 Mobile Units. The processes illustrated above are fully automated, allowing communication with drivers from any telephone in the United States and Canada. As the driver enters a new cellular coverage area, the HighwayMaster unit (1) automatically sends an identifying signal to the cellular carrier (2). This cellular carrier information is sent via specialized hardware and software provided by GTE-TSI (3) and occasionally EDS (4) to a switching complex owned by AT&T or HighwayMaster (5) so such switching complex will be able to direct future incoming calls for that driver to the appropriate cellular carrier. In the third quarter of 1996, the Company began commercial service with its own switching complex, the NSC. For new customers commencing service since July 1, 1996, all transmissions are routed through the NSC. For most customers commencing service prior to such time, transmissions continue to be routed through the AT&T Complex. See "-- Enhanced Service Complexes."

         When the driver makes a phone call, the HighwayMaster unit (1) is connected to a switching complex (5) via the cellular carrier (2) and existing long distance lines (6), and such switching complex switches the call to the appropriate destination, which may be the Dispatcher PC for data (7) or any other telephone for voice (8). The Company's NSC requires entry of a personal billing account or selected credit card number, and the AT&T Complex requires entry of an AT&T Calling Card number, for separate billing of personal calls. See "-- Enhanced Service Complexes."

         When dispatchers or outside callers desire to call a driver, their calls are switched by the switching complex (5) directly over existing long distance lines and local exchange carriers (6) to the appropriate cellular carrier (2), which completes the call to the driver (1). Data messages are first stored in the switching complex (5) and then passed to or from the Dispatcher PC
(7) and the HighwayMaster unit (1).

         The HighwayMaster unit (1) automatically records a precise position report obtained from GPS satellites (9) on a continuous basis. This log of reports and any other stored data is uploaded to the appropriate switching complex with every business voice or data call made to or from the HighwayMaster unit. Additionally, the Dispatcher PC (7) can initiate a call at any time to obtain an immediate position report from any truck.

           AutoLink Product. By pushing a button on the user interface (1) or automatically in certain circumstances (such as in the event of airbag deployment), the AutoLink product is connected to a switching complex (5) via the cellular carrier (2) and existing long distance lines (6). The switching complex routes the call to the appropriate AutoLink response center (10) and the driver of the vehicle is connected with an AutoLink service representative. The AutoLink product (1) automatically records a precise position report obtained from GPS satellites (9) on a continuous basis, which is uploaded to the AutoLink response center whenever a telephone link is established. The AutoLink service representative can then dispatch roadside assistance or emergency response services to the precise location of the vehicle or provide certain information services (11). The AutoLink service representative (10) is also able to initiate a call to the AutoLink product (1) via the switching center (5) without driver involvement. This enables the service representative to perform services such as unlocking doors and tracking stolen vehicles.


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

         Wireless Telephony. Cellular communication is the primary medium for wireless voice communication currently in use in the United States. The cellular infrastructure utilized by the Company is already in place. By contrast, the Company's satellite, ESMR and personal communications services ("PCS") competitors must expend substantial amounts of capital and several years of development time to construct networks capable of transmitting and receiving voice messages from customers nationwide.

         The Federal Communications Commission (the "FCC") has provided for a two-operator duopoly in each cellular market. Only two licenses are awarded to provide cellular service in any specific cellular MSA or RSA. One of the two licenses in each market is initially awarded to a company or group that is affiliated with a local landline telephone carrier in the market (the "Wireline" or "B-Side" license) and the other license in each market is initially awarded to a company, individual or group not affiliated with any landline telephone carrier (the "Non-Wireline" or "A-Side" license). The HighwayMaster system utilizes both the A-Side and B-Side carriers in its coverage areas, and has agreements with both carriers in approximately 30% of its markets, allowing system redundancy and greater flexibility. In addition to cellular licenses, the FCC has issued up to six licenses in each market to PCS providers. At the present time, PCS is generally available only in certain metropolitan markets but is expected to create increased competition for cellular operators where available.

         Increased demand for cellular service is driving investment in cellular networks and improving service coverage. Cumulative capital investment within the cellular industry has reached $32 billion as of December 1996, up from $6.3 billion in December 1990. Total number of cell sites increased to 30,045 in December 1996 up from 10,307 in December 1992. Total cellular customers reached more than 44.0 million in December 1996.

         Management believes that ordinary cellular subscribers utilizing services outside of their home market will continue to be assessed roamer and long-distance surcharges, although roaming rates are expected to decline. Another shortcoming in current roamer usage of cellular services is that the cellular industry has failed to provide an effective and universal incoming call delivery system to subscribers on a nationwide basis. Current autonomous-registration call delivery systems are generally available in urban areas and are becoming more prevalent in rural markets. These shortcomings in nationwide cellular coverage have been overcome in the HighwayMaster system, because it offers nationwide call delivery in coverage areas which include approximately 95% of the United States interstate highway system, and air time rates that are free of roamer and variable long-distance surcharges.

         Management believes that due to the large number of existing cellular subscribers, consumer ownership of many cellular telephones and the extensive capital investment by cellular carriers in the existing cellular infrastructure, it is unlikely that the existing cellular network will be abandoned or replaced by ESMR or other competing technologies. A number of cellular carriers are in the process of upgrading from existing analog cellular systems to enhanced systems utilizing digital technology. However, management believes that the large number of analog telephones already owned by cellular subscribers will ensure that cellular telephone operators continue to offer services to existing analog users concurrently with digital users, over an extended or indefinite phase-in period that exceeds the expected useful life of the Series 5000 Mobile Units.

         Enhanced Service Complexes. Call processing, data management and other switching services for the Company's network are provided through the AT&T Complex and the NSC. From 1993 through 1996, all such services were provided to the Company and its customers through the AT&T Complex. AT&T terminated the AT&T Contract effective as of June 29, 1996. In the third quarter of 1996, the Company began commercial service with its own switching complex, the NSC, which was designed and constructed for the Company by IEX. For new customers commencing service after June 29, 1996, the NSC has fully replaced the AT&T Complex. At the present time, AT&T continues to provide services through the AT&T Complex without a formal contract with the Company. However, in September 1997, AT&T notified the Company that it would discontinue offering services through the AT&T Complex as of December 31, 1997, and the Company intends to begin servicing all of its customers through the NSC as of such date.


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

         Both the NSC and the AT&T Complex provide switching services among each Series 5000 Mobile Unit, the HighwayMaster nationwide enhanced services network, the dispatcher PC and the nationwide landline telephone network. Each switching complex is capable of processing, storing and transmitting voice and data transmissions. Voice communications are routed from each Series 5000 Mobile Unit through the HighwayMaster nationwide enhanced services network to the appropriate switching complex. The switching complex automatically completes the call through the public telephone network to the end user. Voice communications from the dispatcher or personal calls for the driver are routed through a toll-free telephone number to the appropriate switching complex, which completes the call through the appropriate wireless cellular system for the region in which the truck is operating. Data packets from the host or a Series 5000 Mobile Unit are stored in the switching complex, then transmitted in cost-effective batches. Time critical information, as determined by the trucking company, is immediately transmitted to the receiving party. The switching complex records data from each transmission, generates a call record and processes the information into customer billing records. HighwayMaster can increase capacity of the NSC as needed to meet growing caller demands by increasing the line capacity and number of modems and controllers.

         The Company believes that the NSC has certain advantages over the AT&T Complex. This facility generally incorporates more advanced architecture and offers additional functions not available through the AT&T Complex. In addition, the NSC gives HighwayMaster increased flexibility to add new features and services without having to negotiate contract modifications with AT&T and also enhances the Company's ability to monitor operations and perform diagnostic functions to identify problems.

         Call Routing. Each time a Series 5000 Mobile Unit travels into a new MSA or RSA, it automatically registers with the cellular carrier under contract with the Company. The cellular carrier routes the message to GTE-TSI or EDS, which are also under contract with the Company and provides the switching complex with call delivery information necessary for the switching complex to deliver calls to the Series 5000 Mobile Unit as it travels through the new MSA or RSA. Subsequent telephone calls or data transmissions originating from the Series 5000 Mobile Unit are recognized by the local cellular carrier and screened to allow call routing only through the switching complex, where additional screening is conducted.

         Before a call originating from a Series 5000 Mobile Unit is received by the switching complex, the Series 5000 Mobile Unit must establish an encoded electronic "handshake" with the switching complex. The effective elimination of roamer fraud is a factor in the Company's ability to contract with local cellular carriers throughout the country.

         Navigation Technology. GPS allows users to identify the location of any truck at any time via satellite. GPS is operated by the United States government and broadcasts navigational information from a network of dedicated satellites orbiting the earth. GPS navigational receivers interpret signals from multiple satellites to determine the receiver's geographical coordinates, elevation and velocity. GPS units available for civilian use are generally accurate within 100 yards. GPS navigational signals can be received worldwide, without adaptation of the receiver unit to foreign standards. Management believes that the network of GPS navigational satellites will be maintained by the United States Defense Department in an operational status for the foreseeable future. Although stand-alone GPS units are available for purchase by any consumer at relatively low cost, raw navigational information is of little use to trucking companies unless the GPS receiver is integrated with a computer system, such as the Series 5000 Mobile Unit, to record routes traveled relative to mapped roadways or to transmit position reports to a central dispatcher.

         The Company's use of government-operated GPS satellites differs substantially from competitors' use of satellites for two-way communications. GPS satellites send one-way signals to mobile receivers, allowing the Series 5000 Mobile Unit to plot its geographical coordinates. GPS satellites are not capable of two-way communication, and no charges are assessed to users of the GPS services. For two-way mobile communications, the Company relies exclusively on earth-based cellular systems. The Company's primary competitors utilize leased or owned communications satellites for two-way data communications, incurring costs associated with ownership or leasing of satellite communication capacity.


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

STRATEGIC SERVICE ALLIANCES OF THE COMPANY

         Local Cellular Carriers. HighwayMaster has established a network for United States-based trucking operators that offers mobile communication coverage in 99% of the available cellular service areas in the United States (which covers approximately 95% of the United States interstate highway system) and 100% of the A-Side coverage in Canada. The Company has agreements in place with more than 70 cellular carriers, including all the regional Bell operating companies, GTE, and Rogers Cantel, Inc., in more than 715 markets in the United States and Canada. The Company has entered into contracts with both A-side and B-side carriers in approximately 30% of United States cellular coverage regions. Management expects its back-up coverage to continue to increase as more relationships are established. Management believes that local cellular carriers are motivated to make capacity available to the Company for various reasons, including (i) increases in volume of air time usage, (ii) no customer service expense, (iii) the inability of customers using the HighwayMaster system to switch to another cellular carrier, (iv) no customer acquisition costs, (v) access to a national customer base not otherwise available to local cellular carriers, (vi) use of the HighwayMaster system by long-haul truckers who typically travel through less dense cellular coverage areas, (vii) use of the HighwayMaster system by truckers typically during off-peak time periods and
(viii) no expenses associated with fraudulent usage as a result of the security protection afforded by the HighwayMaster system. Current terms of contracts between the Company and each of its cellular carriers are generally for one year, with automatic one-year successive renewal terms unless either party elects to terminate the contract upon 30-days' notice prior to June 30 of each year. The Company has recently executed new contracts with certain of its cellular carriers that are substantially similar to the existing contracts except that they provide for an initial three-year term. The Company's agreements with cellular carriers provide that the Company will not be required to reimburse carriers for fraudulent usage unless the carriers have fully implemented the Company's protocol. Although the Company's protocol has been effective to prevent fraud to date, there is no assurance that this will be the case in the future.

         The Company's current contracts with cellular carriers permit the Company to utilize their cellular networks to provide mobile communications services to vehicles engaged in long-haul trucking and certain recreational uses so long as such vehicles travel outside of their home areas for specified periods of time. In order to begin offering the AutoLink service on a commercial basis, it will be necessary for the Company to amend its contracts with cellular carriers to allow the Company to utilize their cellular systems to provide emergency and roadside assistance service to motorists in their home markets. The Company has begun the process of amending its contracts with cellular carriers, and to date has amended the contracts with more than 35 carriers. However, there can be no assurance that it will be able to obtain amendments covering all areas in which it currently provides mobile communications services to long-haul trucks.

         GTE-TSI and EDS. GTE-TSI and EDS provide clearinghouse functions to the cellular industry, creating the data link between a foreign network and a roamer's home cellular service area, performing credit checking functions and facilitating roamer incoming call delivery functions. The Company's contract with GTE-TSI covers certain functions that are critical to the Company's ability to instantly deliver calls nationwide. It covers an initial term of three years ending March 14, 1998. The Company is guaranteed the right to renew the contract for up to 10 one-year periods beyond the initial term, at a reasonable rate to be determined by GTE-TSI. The agreement provides for mutual exclusivity by the Company and GTE-TSI with respect to the provision and use of certain critical call delivery features to provide service to the trucking industry. The agreement between the Company and EDS involves the provision by EDS of certain clearinghouse functions in connection with EDS' cellular carrier customers. Fewer data processing functions are conducted by EDS due to the Company's consolidation of certain common data processing functions with GTE-TSI. The agreement with EDS expires on October 24, 1998 and is renewable for subsequent one-year terms unless 60-days' notice is provided prior to the termination date of the agreement. See "Risk Factors -- Dependence on Clearinghouse Services."

         AT&T. From 1993 to mid-1996, the Company and AT&T were parties to the AT&T Contract pursuant to which they offered certain combined telecommunications services to their joint customers in the long-haul trucking industry. Under the AT&T Contract, AT&T agreed to provide certain enhanced call processing, data management services and


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long-distance network transport to the joint customers of the Company and AT&T.
The call processing and data management functions performed by AT&T are housed in the AT&T Complex, which was developed by AT&T specifically for this application utilizing the Company's confidential trade secrets. The AT&T Contract was scheduled to expire on June 29, 1998, unless terminated as of June 29, 1996 or June 29, 1997 at the option of AT&T upon 180 days' prior written notice to the Company.

         In March 1996, the Company learned that AT&T intended to terminate its exclusive agreement with HighwayMaster and offer use of the AT&T Complex and confidential HighwayMaster trade secrets to one or more of the Company's competitors. The Company has filed suit in Federal District Court against AT&T seeking, among other things, preliminary and permanent injunctive relief restraining AT&T from using and disclosing HighwayMaster's trade secrets and proprietary information relating to its mobile communications technology, and AT&T has sought similar relief claiming ownership of such trade secrets and proprietary information. See "-- Legal Proceedings." On March 12, 1996, AT&T notified the Company that it was terminating the AT&T contract as of June 29, 1996. At the present time, AT&T continues to provide services through the AT&T Complex without a formal contract with the Company. However, in September 1997, AT&T notified the Company that it would discontinue offering services through the AT&T Complex as of December 31, 1997. See "Risk Factors -- Availability of Switching Complexes."

         IEX Corp. IEX designed, tested, constructed and serves as facility manager for the NSC. The NSC constitutes a critical link in providing certain enhanced call processing, data management services and is necessary for the Company to receive, store and route voice and data transmissions to and from its customers. See "-- Infrastructure and Operations -- Configuration of the HighwayMaster System," "-- Infrastructure and Operations -- Enhanced Service Complexes."

         GTE Wireless. GTE Wireless indirectly provides a significant amount of cellular coverage for the HighwayMaster network and pays all cellular carriers for HighwayMaster, billing the Company on a monthly basis. The term of the current agreement with GTE Wireless expires in March 1999.

         SBC. In connection with its strategic investment in the Company in September 1996, SBC entered into a Technical Services Agreement with the Company pursuant to which SBC or one or more of its affiliates will provide the Company with certain technical and advisory services relating to the operation and improvement of its network. The Company believes that the availability of these services from SBC has the potential of allowing it to accelerate the development and implementation of various features of its network and mobile communications services.

ADDITIONAL BUSINESS OPPORTUNITIES

Burlington Contract

         In 1997, HighwayMaster entered into an agreement with Burlington, one of the largest truckload carriers and logistics providers in North America, which provides for the installation of up to 2,000 Series 5000 Mobile Units in Burlington's fleet of long-haul trucks. As part of the transaction, the Company purchased exclusive ownership rights to Burlington's proprietary fleet operating and management information software and has assumed the operation of its data center and computer systems. HighwayMaster intends to add capacity to the Burlington data center in order to provide a broad range of data processing services to other trucking companies which would essentially replace such companies' existing management information systems departments with services, software and hardware to be provided by HighwayMaster. Added capacity would enable HighwayMaster to use the Burlington software and data center in conjunction with the HighwayMaster mobile communications system to offer its customers levels of integration not previously available in the trucking industry. HighwayMaster is not currently providing these services, and there can be no assurance that it will be successful in marketing its information management solutions to other trucking companies.


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Other Opportunities

         The Company believes that substantial expansion opportunities exist within international markets that are served by cellular service. The Company currently provides certain mobile communications services to Canadian-based operators who provide a remote call forwarding line (also known as a foreign exchange line) from their dispatcher PC to the United States. The Company's ability to provide such services to owner-operators and operators of small fleets in Canada is limited given that they cannot easily afford the expense of a remote call forwarding line. There are approximately 200,000 larger-size trucks operating in Canada, many of which travel extensively in the United States. Mexico offers another avenue for expansion if agreements with cellular carriers and installation of necessary infrastructure interfaces can be established. According to one industry source, in 1993, there were approximately 250,000 medium and larger sized trucks and buses operating in Mexico. Management believes that expansion into Europe may prove to be viable for the Company because trucking companies in Europe face many of the same demands as companies in the United States and the European cellular infrastructure is highly developed. However, engineering changes would be necessary to build a HighwayMaster system adapted to European cellular technology and multiple languages. A data-only satellite-based competitor of the Company currently is operating in Europe, Japan and certain other developed countries.

         The most recent Truck Inventory and Use Survey published by the United States Census Bureau indicated that in 1992 there were 2.6 million medium and heavy commercial trucks in the United States. Future refinements, which may eventually provide city street map detail, should allow the HighwayMaster system to be used by intra-city courier services, local bus companies and police, fire and ambulance services. In addition to these software enhancements, it will be necessary for the Company to revise its working relationships with the affected local cellular carriers before the Company attempts to expand its customer base to include localized intra-city users and to provide certain changes to its Company Complex to service a more localized market. See "-- Infrastructure and Operations -- Enhanced Service Complexes".

         In addition, the Company is developing and intends to market additional wireless voice and data solutions, network services, logistics software and wireless computer communications devices to other freight and field service operations on a local and national basis (some of which may require modifications to equipment and existing contracts with cellular carriers and other parties). Management has identified several potential markets, some of which would require modification to the Series 5000 Mobile Unit or HighwayMaster system's infrastructure. For example, management believes the Company could develop an additional market opportunity in the tracking and dispatching of commercial trailers, which numbered 2.4 million in the United States in 1992. Trailers would not require two-way voice communication, so a lower cost version of the Series 5000 Mobile Unit could be developed.

         Management also believes interstate bus companies could benefit from the HighwayMaster system in its present configuration in order to contact drivers to bypass small town bus stops with no passengers for pickup. The Company also intends to market the HighwayMaster system to railroads for use in locomotives and railcars. In addition, management believes that the more than 2 million recreational vehicles in the United States constitute a potential market for the Company's services.

COMPETITION

         In each of the markets currently targeted by the Company, there are a number of other companies that offer or plan to offer some form of two-way mobile communication using a variety of different technologies which compete or could eventually be used to compete with the Company. These companies primarily utilize satellite-based communications technologies, SMR, enhanced specialized mobile radio (ESMR), and wireless technologies, including paging systems and terrestrial links for dedicated short range communications systems.

         Conventional Satellite Communications. Satellite communication is accomplished through transmission of a signal from an earth-based transmitter to a satellite, which automatically retransmits the signal to an earth-based receiver.


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Many communication satellites are geo-stationary, and remain over a single point over the equator by orbiting the earth in the same direction and at the same speed as the rotation of the earth. Mobile equipment designed for satellite communication is equipped with highly specialized rotating antennae which are continuously directed toward the satellite, and utilize highly complex data or voice compression systems to minimize demands on satellite capacity. This type of mobile communication equipment broadcasts over the radio frequency spectrum, and domestically the FCC regulates and controls the number of satellite communications systems that may be placed in service.

         Satellite communication available to the transportation industry generally utilizes a single earth station to transmit and receive data via satellite to and from satellite communication units installed in trucks. Messages created by truck drivers on an onboard keyboard can be stored, compressed and transmitted in short bursts. Although voice communication is theoretically possible for mobile communication systems that utilize satellite transmissions, the current limited capacity and current high cost of satellite communication have tended to limit offerings to data-only services.

         Satellite systems currently cover 100% of the continental United States, and their comprehensive coverage may be perceived by truckers and trucking companies as an advantage over the cellular system. The Company believes that any marketing or operational advantage derived from satellite coverage, as compared to the HighwayMaster system (which covers approximately 95% of the United States interstate highway system), is mitigated by the fact that satellite systems require more costly equipment and do not currently offer voice communication on an economical basis and by the fact that users of the satellite system can experience queuing delays during peak periods between transmission and receipt of messages. In addition, because geo-stationary satellites stay over the equator, transmission and receipt of data in North America is sometimes interrupted or rendered impossible by obstacles on the southern horizon, such as nearby tall buildings or mountains.

         At the present time, the Company's primary satellite competitor in the long-haul trucking market is Qualcomm, which markets its products and services primarily to large fleets, offers two international satellite-based communication systems: (i) OmniTRACS, which provides two-way data messaging and tracking services, and (ii) TrailerTRACS, which provides trailer monitoring. Drivers access and utilize the system through an onboard keyboard and data display screen. Qualcomm offers or plans to offer its products and services in certain of the international markets targeted by the Company, including Canada, Mexico and Europe. Qualcomm reported that as of January 1997 it had delivered over 200,000 OmniTRACS systems worldwide. The Company believes that the satellite- based communication products and services offered by Qualcomm are generally more expensive than the Company's products and services. However, Qualcomm has recently offered lower prices for quantity purchases and reduced-cost trial periods in an effort to improve its competitiveness.

         At least one other entity offers or plans to offer satellite-based data communication and tracking services to the long-haul trucking industry. AMSC, a geo-stationary system which is owned by a consortium of satellite and communications companies offers a satellite-based system that is similar to the Qualcomm system in that the mobile communications equipment consists of a keyboard and data screen mounted in each truck. Recent enhancements allow dual SMR or satellite communication in a single unit. The AMSC system offers both voice and data communications.

         Middle and Low Earth Orbit Satellites. In order to maintain a stationary position over the earth, communication satellites currently in use must maintain a very high orbit, which requires earth stations to generate relatively high powered transmissions for communication with the satellite. Certain entities, including Qualcomm, are participating in the development of MEO and LEO satellite networks, which are designed to employ multiple satellites in relatively lower earth orbits, rapidly circling the earth. The lower earth orbits should facilitate both voice and data communication services and will be accessible through relatively lower powered transmitters and receivers, allowing them to be installed in portable communication equipment. In terms of product and service offerings, MEO and LEO systems can be expected to compete directly with cellular services, including the HighwayMaster products and services, and will offer coverage in remote areas and foreign countries currently unserved by cellular carriers. However, due to the substantial


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capital investment required to place these systems in service, the Company believes that the MEO and LEO- based voice call rates are expected to be higher than the $0.53 per minute rate charged to HighwayMaster's customers.

         Specialized Mobile Radio. SMR has traditionally been used to serve the needs of local dispatch services such as taxis and couriers, which typically broadcast short messages to a large number of units. SMR wireless communication systems rely on high-powered voice or data transmissions among widely-spaced receiver/ transmitter sites within a discrete local or regional area. These systems generally have lower capacity to support simultaneous transmissions in a given area than do cellular systems, which transmit and receive radio communications from numerous closely- spaced cell sites. The radio hardware currently used to operate the various SMR systems varies widely, making it impossible for a customer to "roam" into a neighboring region that is served by a carrier with a different hardware configuration.

         Enhanced Specialized Mobile Radio. ESMR operators are currently developing and implementing ESMR digital technology to offer relatively low-cost mobile telephone services, with construction expected to be completed in several years. One operator, Nextel, Inc., is developing a nationwide digital ESMR network to provide mobile telephone service and has begun providing service in dozens of major metropolitan areas. Nextel is developing its ESMR network using uniform standards and a coordinated infrastructure to provide mobile telephone services with no roaming charges anywhere in the U.S. Other local and regional ESMR operators in addition to Nextel may eventually be able to offer region-to-region calling and call delivery services which will compete with the Company's services.

         Paging Services. At considerably less cost than full two-way mobile communication, several long-haul truckers and fleet operators have purchased or leased paging systems that allow a dispatcher to send a message to a driver. Management believes that pagers are used by trucking companies as a "temporary fix," since pagers do not offer full-function two-way communications services and cannot track vehicle locations. Some paging companies have begun to offer limited time- delayed two-way messaging capabilities, although initial shortcomings in coverage, voice service and tracking capabilities are likely to limit their use in the long-haul trucking market.

         Other Services. Other services are being proposed that could potentially compete with the HighwayMaster system. For example, the FCC currently is considering whether to allocate 75 megahertz of spectrum in the 5.850-5.925 GHz band to establish DSRC systems for the deployment of intelligent transportation systems to provide terrestrial wireless communication links between vehicles traveling at highway speeds and roadside systems. Current DSRC-based services include en- route driver information, freight mobility tracking, traffic control and automated roadside safety inspection. If these services can be provided inexpensively, they may compete with the Company's services.

         Telecommunications Act of 1996. The Telecommunications Act is intended to increase competition in virtually every arena of communications and eliminate many regulatory barriers to new competitors. It is unknown at this time what effect this legislation will have on the Company's ability to compete in the marketplace. See "Risk Factors -- Uncertainty of Government Regulation."

PATENTS AND PROPRIETARY TECHNOLOGY

         The Company has obtained ten domestic patents and has applied for additional domestic and foreign patents. In general, the Company's existing patents relate to certain features and capabilities of the HighwayMaster used in locating and communicating with vehicles through the cellular infrastructure. The Company's software is also entitled to certain protections under state trade secret law and federal copyright law. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights."

REGULATION

         The Company's products and services are subject to various regulations promulgated by the FCC which apply to the wireless communications industry generally. The Company's Series 5000 Mobile Units must meet certain radio frequency emission standards and not cause unallowable interference to other services. The Company has relied on the manufacturer of the cellular transceiver component of the Series 5000 Mobile Units, which is currently Motorola, to carry out appropriate testing and regulatory compliance procedures regarding the radio emissions of the cellular transceiver component.

         The FCC also controls several other aspects of the wireless industry that affect the Company's ability to provide services. The FCC controls the amount of radio spectrum available to cellular carriers, which could eventually limit growth in cellular carrier capacity. Management expects the FCC to expand capacity available to the cellular industry as it becomes necessary in order to maintain current levels of service, although there is no assurance that such expansion will occur.

         The Company believes that the nature of its services does not require the Company to be classified as a common carrier for either wireless or long-distance regulatory purposes. This conclusion is based on several alternative regulatory interpretations, including the classification of the HighwayMaster service as a private network whose service is not offered to the public at large, but rather targeted to specific users such as the long-haul trucking industry and other owners of commercial vehicles. In addition, each customer arrangement is tailored to fit the communication needs of that particular customer. Alternatively, the Company can be classified as an enhanced services provider, and thus not subject to common carrier regulation, because the HighwayMaster proprietary hardware and software processing applications act on information transmitted by subscribers, who then receive information in return from HighwayMaster regarding the status of their commercial vehicles. The Company relies on its long-distance provider to comply with any long-distance regulatory requirements.

         The wireless telecommunications industry currently is experiencing significant regulatory changes which may require a re-examination of laws and regulations applicable to the Company's operations. For example, both the present HighwayMaster service and the future AutoLink service may be considered to be CMRS. CMRS providers are treated as common carriers, except that the FCC has decided to forbear from most common carrier regulation of the CMRS marketplace, including regulation of the rates and terms of entry for interstate services offered by CMRS providers. In addition, Congress has preempted state regulation of CMRS entry and rates. Recent FCC decisions have enhanced the development of CMRS, including requiring local telephone companies to offer interconnection and access to their networks to CMRS providers and to establish reciprocal compensation arrangements with CMRS providers for the transportation and termination of calls at prices that are cost-based and just and reasonable. To the extent that services offered by the Company are determined to be telecommunications services (which would not include enhanced services offered by the Company), the Company would be required to contribute to the mechanisms established by the FCC and various states to preserve and advance universal service. At the federal level, the Company's universal service contribution would be based on the end-user telecommunications revenues generated by those services that are determined to be telecommunications services. The Company cannot predict the impact of any requirement to contribute to state and federal universal service mechanisms.

         The Company's regulatory status also may change as a result of offering the AutoLink service, which will be offered indiscriminately to the public at large, with no individualized or customized contracts, and thus may be considered a common carrier service. However, the Company believes that it will nonetheless be regulated as a private carrier if, as currently contemplated, the AutoLink service does not offer interconnection to the public switched network. If the Company's interpretation of its regulatory status proves to be incorrect and it is deemed to be a common carrier, the Company may be required to offer its services upon reasonable request from any member of the public, it may be required to offer its services on a basis that is not unreasonably discriminatory, and, in certain states that regulate common carriers, it must comply with various regulatory requirements established by state public utility commissions, or their governing statutes, including procedures related to customer deposits, the filing of registration or notification letters, and the filing of tariffs. Changes in regulation of cellular common carriers also may require equal access by customers to the long-distance provider of their choice. Although regulations applicable to common carriers would add certain administrative costs and possible complications to the Company's relationships with its long-distance provider and cellular carriers, the Company believes that common carrier status would not require the Company to make substantial changes to its current services. Finally, certain public utility commissions could take the position that approval would be needed prior to any transfer of control of the Company. There can be no assurance that compliance with such regulations would not have a material adverse effect on the Company's operations.

         Long-distance providers face regulatory schemes similar to cellular carriers, with greater state involvement in requiring posting of bonds as security against customer deposits and in other matters. The Company believes current long-distance regulations apply to the companies providing long-distance services directly to Company customers, without long-distance regulatory involvement by the Company.

         The Company currently provides mobile communications services to Canadian-based operators only if such operators provide a remote call forwarding line (also known as a foreign exchange line) from their dispatcher PC to the United States. This limits the Company's ability to provide such services in Canada, especially to owner-operators and operators of small fleets that cannot easily afford the expense of a remote call forwarding line. There can be no assurance that the Company will be able to resolve the issues required to permit it to expand the scope of its Canadian operations, including the provision of the AutoLink service.

EMPLOYEES

         As of December 31, 1996 the Company employed approximately 295 individuals, of whom 47 are engaged in engineering and product development, 119 in customer service, 59 in sales and marketing and 70 in administrative or executive functions. None of the Company's employees are represented by a labor union and management considers its relationship with its employees to be generally good.

PROPERTIES

         The Company does not own any real property. The Company leases approximately 55,687 square feet of office space for its corporate headquarters in Dallas, Texas, at an average price of $14.70 per square foot per year, pursuant to a short-term lease agreement. The Company leases a small amount of commercial office space for each of its five regional customer service offices, including the Dallas regional customer service office.

LEGAL PROCEEDINGS

         AT&T Litigation. On February 16, 1996, the Company filed a lawsuit against AT&T in the U.S. District Court, Northern District of Texas, Dallas Division. The Company is seeking preliminary and permanent injunctive relief restraining AT&T from using and disclosing the Company's trade secrets and proprietary information relating to its mobile communications technology. In July 1996, AT&T filed counterclaims essentially mirroring the Company's claims. Both the Company and AT&T claim ownership of trade secrets and proprietary information related to the design and function of the Company's mobile communications unit and dispatcher software and certain methods developed to prevent fraudulent use of the system.

         In September and October 1996, both the Company and AT&T amended their pleadings and filed additional claims against each other related to breach of contract and various tortious activities. AT&T seeks an injunction preventing the Company from using or disclosing AT&T's alleged trade secrets, a declaratory judgment defining the parties' intellectual property rights, actual and punitive damages and attorneys' fees in connection with its counterclaims. The Company seeks a declaration that the patents issued to AT&T using the Company's proprietary information are invalid or, alternatively, should be transferred from AT&T to the Company, and that certain actual or threatened AT&T conduct infringes the Company's patents. The Company also brought claims against AT&T pursuant to the Texas DTPA and seeks actual, punitive and treble damages and attorneys' fees in connection with its claims. Additionally, the Company's amended complaint added another defendant, Lucent, to which AT&T transferred certain of the patents at issue in the lawsuit. Both the Company and AT&T seek substantial monetary damages.

         In November 1996, AT&T filed a partial motion to dismiss the Company's DTPA claims, various tort claims and the patent invalidity charges. Additionally, in November 1996, Lucent filed a motion to dismiss all of the Company's claims against Lucent. In December 1996, the Company filed a response to AT&T's partial motion to dismiss and a response to Lucent's motion to dismiss. Supplemental briefing on the motions is anticipated and a decision is expected in the near future.

         Other. The Company is also involved in various other claims and lawsuits incidental to its business, including claims and lawsuits alleging breaches of warranty, product defects in certain Series 5000 Mobile Units or breaches of contractual obligations under service agreements with customers using the HighwayMaster system. Such claims include claims by a former significant customer that terminated its agreement with the Company resulting in a $1,000,000 charge to reduce the carrying value of the amount of a receivable due from such customer and pending litigation in which the Company and such former customer have each asserted claims for damages against the other in connection therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General." The Company does not believe that these claims and lawsuits will have a material adverse affect on the Company's business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the directors and executive officers of the Company.


NAME                        AGE          POSITION
----                        ---          --------
William C. Kennedy, Jr.      57          Chairman of the Board
William C. Saunders          50          President, Chief Executive Officer and Director
Stephen L. Greaves           38          Director
Terry S. Parker              52          Director
Gerry C. Quinn               48          Director
Gordon D. Quick              49          Executive Vice President and Chief Operating
                                         Officer
J. Philip McCormick          55          Executive Vice President and Chief Financial
                                         Officer
G. Tracy Griffin             52          Treasurer and Senior Vice President of
                                         HighwayMaster
                                         Corporation
William H. McCausland        36          Senior Vice President, Network Operations
Brad E. Popoff               43          Senior Vice President, Customer Service
                                         Operations
Thomas D. Russell            38          Senior Vice President, Strategic Business
                                         Development
Wesley E. Schlenker          35          General Counsel and Secretary
Stephen P. Tacke             50          Vice President and Controller
Kenneth R. Westerlage        36          Senior Vice President, Engineering & Technology
                                         Development
Jeffrey G. Wisocki           41          Senior Vice President, Customer Development

         Set forth below are descriptions of the backgrounds and principal occupations of each of the Company's executive officers and directors.

         WILLIAM C. KENNEDY, JR., age 57, has served as Chairman of the Board of Directors of the Company since its inception in 1992, and as Chief Executive Officer of the Company from its inception until December 1994. Mr. Kennedy founded Instacom, Inc., serving as its Chairman and President from 1970 until its merger with Comdata Network, Inc. in 1983. Instacom and Comdata provide computerized money transfer services for trucking companies and their drivers. Mr. Kennedy served as the Chairman of Comdata Network, Inc. from 1983 to 1985. He also served as the Chairman, President and Chief Executive Officer of By-Word from 1988 to 1994, a company which was engaged in the engineering and development of voice recognition and communication products until it became a partner in the predecessor partnership to the Company in 1992. By-Word was dissolved in 1994. Mr. Kennedy has served as a Director of Pittencrieff Communications, Inc., a specialized mobile radio provider, since 1993.

         WILLIAM C. SAUNDERS, age 50, has served as President and a Director of the Company since its inception in 1992, and as Chief Executive Officer since December 1994. Mr. Saunders served for more than 20 years as President and Chairman of the Board of Saunders, Lubinski & White, Inc., an advertising and marketing firm, where his background included significant experience in advertising and marketing targeted at the trucking industry. Mr. Saunders provided advertising and marketing services to Instacom and Comdata in the 1970s and 1980s. From 1991 to 1994, Mr. Saunders served as a Director of By-Word.

         STEPHEN L. GREAVES, age 38, has served as a Director of the Company since June 1994. He has served as President of Erin Mills International Investment Corporation, a private venture capital fund and a stockholder of the Company, since February 1997 and General Manager from April

1993 to February 1997. From January 1992 until April 1993, Mr. Greaves worked as a private marketing consultant. From January 1989 to December 1991, Mr. Greaves served as Marketing Planner for Esso Standard Petroleum Oil.

         TERRY S. PARKER, age 52, has served as a Director of the Company since April 1995. Mr. Parker served as President and Chief Operating Officer of CellStar Corporation, a cellular distributor, from March 1995 to July 1996. From October 1993 until March 1995, Mr. Parker served as President of GTE Mobile Comm, a cellular service provider. From January 1989 until October 1993, Mr. Parker served as President of GTE-TP&S, a telecommunications company. Mr. Parker also serves as a Director of Equalnet Corporation.

         GERRY C. QUINN, age 48, has served as a Director of the Company (including its former affiliates, Eighteen Wheeler Corporation and The F.B.R. Eighteen Corporation) since its inception in 1992, and served as President of The Eighteen Wheeler Corporation and The F.B.R. Eighteen Corporation from April 1992 until February 1994. Mr. Quinn has served as President of The Erin Mills Investment Corporation, a private venture capital fund and stockholder of the Company, since July 1989, and as Executive Vice President of The Erin Mills Development Corporation, a private venture capital fund and a stockholder of the Company, since September 1989.

         GORDON D. QUICK, age 49, has served as Executive Vice President and Chief Operating Officer of the Company since January 1995. Prior to joining the Company, Mr. Quick served for more than 20 years in various positions with GTE Corporation ("GTE"), where, among other things, he held a variety of marketing, planning and general management positions with the Telephone Operations Group and the Information Services Group. In 1990, he was named Vice President of Marketing and Business Development, and in January 1992 he was named Vice President and General Manager of GTE-TSI, a principal business unit of GTE. Mr. Quick was involved in developing the initial services provided to the Company under contract with GTE-TSI.

         J. PHILIP MCCORMICK, age 55, joined the Company in August 1997 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. McCormick was a senior officer with units of ENSERCH Corporation from 1991 to 1997, most recently senior vice president and chief financial officer of Enserch Exploration, Inc. from 1995 to 1997. Prior to joining ENSERCH Corporation he practiced public accounting for 26 years and was a partner of KPMG Peat Marwick and KMG Main Hurdman, serving in management positions and on the Boards of each firm.

         G. TRACY GRIFFIN, age 52, has served as Treasurer of the Company since June 1992 and was named Senior Vice President of HMC, the Company's operating subsidiary, in January 1995. From 1982 until June 1992, Mr. Griffin served as Controller and Vice President of Saunders, Lubinski & White, an advertising and marketing company with expertise in the trucking industry and a former affiliate of the Company. Mr. Griffin is the first cousin of Mr. Saunders.

         WILLIAM H. MCCAUSLAND, age 36, has served as Senior Vice President, Network Operations since September 1996. Mr. McCausland served the Company as Vice President, Business Alliances from January 1996 to September 1996. From May 1993 to January 1996, Mr. McCausland was employed by GTE-TSI initially as Director of Industry Relations and was an Assistant Vice President and General Manager when he left to join the Company. Prior to his employment at GTE-TSI, Mr. McCausland worked for CommNet Cellular, Inc. (formerly known as Cellular, Inc.) from May 1987 to May 1993, where he was employed in a variety of positions with his most recent being that of Vice President of Customer Support Services. From May 1984 to May 1987, Mr. McCausland worked in a variety of management positions for a cellular reseller acquired by Southwestern Bell Mobile Systems.

         BRAD E. POPOFF, age 43, has served as Senior Vice President, Customer Service Operations since September 1996. Mr. Popoff served the Company as Senior Vice President, Marketing from November 1993 to September 1996, as Vice President, Operations and Engineering from December 1992 until November 1993, as Vice President, Operations, from September 1992 until December 1992, and as Director of Marketing from April 1992 until September 1992. From 1986 until April 1992, Mr. Popoff was employed as Vice President of Sales and Marketing of Burlington, a trucking company, where he was responsible for the 22 western states in the United States and Mexico. Mr. Popoff held various operations, sales and sales management positions with Schneider National, Inc. ("Schneider"), a trucking company, from 1980 until 1986, and served as Manager of Operations of Mead Paper Corporation's private fleet, where he was employed from 1974 until 1980.

         THOMAS D. RUSSELL, age 38, has served as Senior Vice President, Strategic Business Development since September 1996. Mr. Russell served the Company as Senior Vice President, Engineering and Information Technology from November 1993 to September 1996. Mr. Russell has over 12 years of experience in engineering and information technology. From June 1990 to November 1993, Mr. Russell served as Director in the areas of Asia Logistics and Systems Planning and Development for Sea Land Service, Inc., a global steamship and container service company. From September 1985 through June 1990, Mr. Russell served in various capacities, including Director, Marketing and Telecommunications, Manager of Management Services and as Quantitative Business Analyst for Burlington. Prior to his employment at Burlington, Mr. Russell also served as Management Analyst at the University of Missouri and Application Engineer at National Supply Company.

         WESLEY E. SCHLENKER, age 35, has served as General Counsel of the Company since June 1994 and as Secretary of the Company since April 1995. Mr. Schlenker was an associate attorney in the Dallas, Texas and Brussels, Belgium offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. between March 1991 and June 1994. Prior to his formal legal training, Mr. Schlenker was employed by Electronic Data Systems Corporation as a Systems Engineer, primarily developing systems for Saturn Corporation.

         STEPHEN P. TACKE, age 50, has served as Vice President and Controller of the Company since August 1995. From August 1996 to August 1997, Mr. Tacke also served as acting Chief Financial Officer of the Company. From July 1991 through August 1995, Mr. Tacke performed financial consulting services and managed his personal investments. Prior to July 1991, Mr. Tacke was employed by Price Waterhouse for 22 years, last serving as an audit partner.

         KENNETH R. WESTERLAGE, age 36, has served as Senior Vice President, Engineering & Technology Development of the Company since September 1996. Mr. Westerlage served the Company as Vice President of Software Development from November 1995 to September 1996 and as Director of Software Development from September 1991 to November 1995. Prior to Mr. Westerlage's employment at the Company, he was employed for over eight years in the aerospace industry at General Dynamics working in a variety of systems design and development capacities.

         JEFFREY G. WISOCKI, age 41, has served as Senior Vice President, Customer Development since September 1996. Mr. Wisocki served the Company as Senior Vice President, Operations/Customer Service from November 1993 to September 1996. Mr. Wisocki has 15 years experience in various positions in the trucking industry. Mr. Wisocki was employed by Burlington or its affiliates from April 1987 to November 1993, serving in several capacities, including Vice President of Customer Service and Senior Vice President, Operations of Burlington. Mr. Wisocki held various management positions with Schneider from 1982 to 1987.

         Except as described above, there are no family relationships among the directors and executive officers of the Company.

ORGANIZATION OF THE BOARD OF DIRECTORS AND MEETINGS

         General. The entire Board of Directors is currently comprised of five directors, four of whom are employees of the Company or representatives of certain of the principal beneficial owners of Common Stock of the Company. See "Security Ownership" and "Certain Relationships and Related Party Transactions -- Amended Stockholders' Agreement -- Election of Directors." All directors serve until the next annual meeting of the stockholders or until their respective successors are duly elected and qualified.

         During the fiscal year ended December 31, 1996, the Board of Directors held eight meetings. The standing committees of the Board consist of a Compensation Committee, an Audit Committee and an Executive Committee.

         The Compensation Committee has been delegated the task of the administration of, and the determination of strategy and policy matters related to, the Amended and Restated 1994 Stock Option Plan (the "Stock Option Plan") and is composed of William C. Saunders, Gerry C. Quinn, Terry S. Parker and Stephen L. Greaves. The Compensation Committee met one time during the 1996 fiscal year. A subcommittee of the Compensation Committee, composed of Stephen Greaves and Gerry Quinn, was formed to make awards under the Stock Option Plan and to review the future compensation of Terry S. Parker, William C. Kennedy, Jr. and William C. Saunders. Neither of the subcommittee members is an officer or employee of the Company or holds options granted under the Company's Stock Option Plan.

         The Audit Committee meets with management and the Company's independent accountants to determine the adequacy of internal controls and other financial reporting matters. The Audit Committee, composed of William C. Kennedy, Jr., Terry S. Parker and Gerry C. Quinn, met two times during the 1996 fiscal year.

         The Executive Committee provides certain oversight and review functions not practical in a larger, more formal Board setting. The Executive Committee, composed of Gerry C. Quinn and Terry S. Parker, held no meetings during the 1996 fiscal year.

         During the fiscal year ended December 31, 1996, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served.

         Indemnification. The Company's Certificate of Incorporation and Bylaws require the Company to indemnify each person who is or was a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts incurred in such capacity if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to criminal proceedings, not unlawful. The Company will also advance to such persons payments incurred in defending a proceeding to which indemnification might apply provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that such person is not entitled to be indemnified. In addition, the Bylaws specifically provide that the indemnification rights granted thereunder are nonexclusive. In accordance with the Bylaws and the Amended Stockholders' Agreement (as defined below), the Company has purchased insurance on behalf of its directors and officers in amounts it believes to be reasonable.

COMPENSATION OF DIRECTORS

         Pursuant to the Bylaws of the Company, the Board of Directors has the authority to fix the compensation of directors. The Bylaws and the Amended Stockholders' Agreement provide that directors may be reimbursed for their reasonable expenses, if any, for their services to the Company, including attendance at each Board meeting, and may be paid either a fixed sum for attendance at each Board meeting or a stated salary as director. The Company currently reimburses its Board members for travel expenses. Additionally, during part of 1996, the Company compensated Terry Parker in an amount of $1,000 for each meeting attended. However, the Company currently does not pay a fee for attendance at meetings of the Board of Directors. In addition, the Company has granted him an option to purchase 3,798 shares of Common Stock at an exercise price of $7.58 per share. This option was not granted pursuant to the Company's Stock Option Plan.

         In addition to his services as a director, Mr. Parker performs consulting services for the Company in connection with the AutoLink venture and related cellular communications matters. Pursuant to this consulting arrangement, Mr. Parker received $41,666.65 in fees during 1996. Mr. Parker will receive approximately $20,833 per month in fees during 1997 for continuing consulting services he is providing to the Company.

COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

         General. The following table sets forth, for each of the last three fiscal years, compensation awarded, paid to or earned by the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                COMPENSATION
                                                   ANNUAL COMPENSATION(2)          AWARDS
                                                 --------------------------     ------------
                                                                                 SECURITIES
                                                                                 UNDERLYING
         NAME AND                                                                 OPTIONS/        ALL OTHER
   PRINCIPAL POSITION(1)                YEAR        SALARY         BONUS        SARS (SHARES)    COMPENSATION
---------------------------            -----     ------------   ------------    -------------    ------------
William C. Kennedy, Jr.(3)  . . . . . .  1996     $399,300.00     $       0              0      $         0
  Chairman of the Board                  1995     $363,000.00     $       0              0      $         0
                                         1994     $341,250.00     $       0        593,478      $         0
William C. Saunders(3)  . . . . . . . .  1996     $399,300.00     $       0              0      $         0
  President and Chief Executive          1995     $363,000.00     $       0              0      $         0
  Officer                                1994     $341,250.00     $       0        593,478      $         0
Gordon D. Quick(3)  . . . . . . . . . .  1996     $301,354.25     $       0         40,000      $         0
  Executive Vice President and           1995     $263,541.82     $6,400.00              0      $148,378.00(4)
  Chief Operating Officer                1994             --            --         141,305              --
Jeffrey G. Wisocki  . . . . . . . . . .  1996     $119,166.78     $       0         10,000      $         0
  Senior Vice President,                 1995     $107,500.08     $       0              0      $         0
  Customer Development                   1994     $104,166.75     $       0         56,974      $         0
Brad E. Popoff  . . . . . . . . . . . .  1996     $118,333.44     $       0         10,000      $         0
  Senior Vice President,                 1995     $105,000.00     $       0              0      $         0
  Customer Service Operations            1994     $109,375.00     $       0         56,974      $         0

___________

(1) Certain Named Executive Officers included in this table are employees of the Company's operating subsidiary, HMC.

(2) The Named Executive Officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for each of the Named Executive Officers during the fiscal year did not exceed the lesser of $50,000 or 10% of his total reported salary and bonus.

(3) For information regarding the annual base salaries and bonuses received by certain Named Executive Officers pursuant to employment contracts with the Company, see "-- Employment Contracts with Executive Officers."

(4) Represents relocation expenses, including $43,684 paid to Mr. Quick related to taxes on moving expenses paid on his behalf by the Company.

         Stock Options. The Company grants options to certain of its executive officers under the Stock Option Plan. As of December 31, 1996, options to purchase a total of 2,043,298 shares had been granted and were outstanding under the Stock Option Plan and options to purchase 296,217 shares remained available for grant thereunder.

         The following table sets forth the number of options granted to the Named Executive Officers during the year ended December 31, 1996 and certain other information relating to such options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                                                                              STOCK PRICE
                                                                                              APPRECIATION
                                               INDIVIDUAL GRANTS                            FOR OPTION TERM
                           -----------------------------------------------------------   ----------------------
                                                  PERCENT OF
                                                 TOTAL OPTIONS
                           NUMBER OF SECURITIES   GRANTED TO
                                UNDERLYING         EMPLOYEES     EXERCISE OR
                                 OPTIONS           IN FISCAL     BASE PRICE  EXPIRATION
       NAME                     GRANTED(1)           YEAR        (PER SHARE)    DATE        5%          10%
------------------         -------------------  ---------------  ----------- ----------  ----------  ----------
William  C. Kennedy, Jr. .            0                 --             --           --         --           --
William C. Saunders. . . .            0                 --             --           --         --           --
Gordon D. Quick. . . . . .       40,000              15.04%         $7.75     04/22/02    105,429     $239,184

Jeffrey G. Wisocki . . . .       10,000               3.76%         $7.75     04/22/02    $26,357     $ 59,796
Brad E. Popoff . . . . . .       10,000               3.76%         $7.75     04/22/02    $26,357     $ 59,796

(1) 20% of the options vested on the date of the grant. The remaining options vest in 20% increments on each of the first, second, third and fourth anniversaries of the date of the grant. In the event the optionee's position as an employee of the Company or a subsidiary terminates for any reason, the optionee (or upon the optionee's death, an executor, administrator or any person who acquired the option by bequest or inheritance) may exercise the option during the 60-day period following such termination to the extent that the option was exercisable on the date of termination and all options that were not exercisable on the date of termination will be forfeited.

         The following table sets forth the number of options exercised by the Named Executive Officers during the year ended December 31, 1996 and the number of options and the value of unexercised and exercised options held by them as of December 31, 1996.

             AGGREGATED OPTION EXERCISES AND YEAR END OPTION VALUES

                                                             NUMBER OF
                                                       SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                            OPTION EXERCISES            UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                               DURING 1996             AT DECEMBER 31, 1996        AT DECEMBER 31, 1996(1)
                      ----------------------------  ---------------------------  ---------------------------
                        NUMBER OF
                          SHARES
                         ACQUIRED        VALUE
        NAME           ON EXERCISE     REALIZED      EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------  ------------   -------------  ------------  -------------  ------------   --------------
William C. Kennedy, Jr        --               --      593,478             0     $6,258,224.80   $        0
William C. Saunders .         --               --      593,478             0     $6,258,224.80   $        0
Gordon D. Quick . . .         --               --       92,783        88,522     $  977,036.70   $928,024.50
Jeffrey G. Wisocki  .     10,000      $122,950.00       26,184        30,790     $  275,770.28   $323,320.55
Brad E. Popoff  . . .     35,000      $473,936.28        1,184        30,790     $   12,284.00   $323,320.55
---------------------

(1) Represents the closing price per share of the Common Stock on the last day of the fiscal year less the option exercise price multiplied by the number of shares. The closing value per share was $18 1/8 on the last trading day of the fiscal year as reported on the Nasdaq National Market.

         Savings Plan. The Company has established a 401(k) Retirement Investment Profit-Sharing Plan (the "Savings Plan") covering all of its employees when they become eligible to participate. Pursuant to the Savings Plan, employees may elect to contribute up to 20% of their pre-tax earnings. The maximum amount of contributions and forfeitures which may be added to the account of a particular employee each year is $9,500. The Company is not required to make any contributions to the Savings Plan and, did not make any such contributions during the year ended December 31, 1996.

EMPLOYMENT CONTRACTS WITH EXECUTIVE OFFICERS

         Each of William C. Kennedy, Jr. and William C. Saunders has entered into an employment contract with HMC (the Company's operating subsidiary) effective February 4, 1994 and continuing through the fifth anniversary of the consummation of the Initial Public Offering, unless terminated earlier in the event of death, permanent disability, for "cause" or, under certain conditions, voluntarily. The terms of Messrs. Kennedy's and Saunders' contracts provide for an annual base salary of $330,000 for each officer, with annual increases each year during the term of such contracts, commencing with the first month of the second year of such term, in an amount equal to 10% of the salary paid to each officer during the immediately preceding employment year. Each officer shall also receive annual bonuses during the term of his contract of .75 of one percent of an amount which is equal to the first $1,000,000 of the pre-tax consolidated taxable income of HMC, if any, for the preceding taxable year ended December 31 (the "Income Base") and one percent of pre-tax consolidated taxable income above such Income Base. In addition, Messrs. Kennedy and Saunders may receive additional discretionary bonuses during the terms of their contracts, at the sole discretion of the board of directors of HMC. If HMC terminates either of Messrs. Kennedy or Saunders with notice other than for "cause," such terminated officer will be entitled to a severance payment that is equal to the lesser of (i) the remaining amount of salary payable under the contract or (ii) the salary the officer would have received for one year. The employment contracts also provide that each of Messrs. Kennedy and Saunders is subject to a covenant not to compete during the period that compensation is paid under his employment agreement and for 24 months thereafter.

         Gordon D. Quick entered into an employment contract with HMC effective November 23, 1994 and continuing through the fifth anniversary of the consummation of the Initial Public Offering, unless terminated earlier in the event of death, permanent disability, for "cause" or, under certain conditions, voluntarily. Pursuant to the employment contract, Mr. Quick receives an annual base salary of $275,000, with annual increases, annual bonuses and discretionary bonuses set on substantially similar terms as those of Messrs. Kennedy and Saunders. The employment contract also provides for a signing bonus in the amount of $6,400 and payment of reasonable expenses in connection with Mr. Quick's relocation at the time he joined the Company. In the event of a termination by the Company with notice or by Mr. Quick due to the Company's breach, Mr. Quick will be entitled to the remaining amount of salary and the minimum bonus that would be payable under the employment contract absent the termination. In the event of a termination by Mr. Quick of the contract with 90 days notice (other than as set forth in the preceding sentence), Mr. Quick will be entitled to the salary payable for the remaining term of the contract or the 90-day notice period, whichever is less. Other than in the case of a termination by Mr. Quick due to a breach by the Company, or a termination by the Company with notice, the contract provides that Mr. Quick is subject to a covenant not to compete for a period of 12 months after the termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         William C. Saunders, the President and Chief Executive Officer and member of the Board of Directors, and Gordon D. Quick, the Executive Vice President and Chief Operating Officer, annually review and adjust the salary structures of executive officers who are not subject to employment agreements and such decisions are subject to review by the Board of Directors. William C. Kennedy, Jr., the Chairman of the Board of Directors and former Chief Executive Officer of the Company, participated in such Board deliberations concerning executive compensation.

                               SECURITY OWNERSHIP

         The following table sets forth certain information, as of December 31, 1996, regarding beneficial ownership of the Common Stock and the percentage of total voting power held by (i) each stockholder who is known by the Company to own more than five percent of the outstanding Common Stock, (ii) each director,
(iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.


                                                                NUMBER OF SHARES
                                                                 OF COMMON STOCK       PERCENT OF CLASS
              NAME OF HOLDER                                    BENEFICIALLY OWNED     BENEFICIALLY OWNED
------------------------------------------                      ------------------     ------------------
Erin Mills Stockholders(1)  . . . . . . . . . . . . . . . . . .     9,833,206                 39.6%
  7501 Keele Street
  Suite 500
  Concord, Ontario L4K1YZ, Canada
Southwestern Bell Wireless Holdings, Inc.(2)  . . . . . . . . .     6,600,000                 21.0%
  17330 Preston Road
  Suite 100A
  Dallas, Texas 75252
Carlyle Stockholders(3) . . . . . . . . . . . . . . . . . . . .     2,723,468                 11.0%
  1001 Pennsylvania Avenue, N.W.
  Suite 220 South
  Washington, D.C. 20004-2505
The Clipper Stockholders(4) . . . . . . . . . . . . . . . . . .     1,336,016                  5.4%
  Tower 49
  12 East 49th Street
  New York, New York 10017
William C. Kennedy, Jr.(5)  . . . . . . . . . . . . . . . . . .     2,622,796                 10.3%
William C. Saunders(6)  . . . . . . . . . . . . . . . . . . . .     1,485,493                  5.8%
Gerry C. Quinn(7) . . . . . . . . . . . . . . . . . . . . . . .            --                  --
Stephen Greaves(7)  . . . . . . . . . . . . . . . . . . . . . .            --                  --
Terry S. Parker(8)  . . . . . . . . . . . . . . . . . . . . . .         3,798                   *
Gordon D. Quick(9)  . . . . . . . . . . . . . . . . . . . . . .        92,783                   *
Jeffrey G. Wisocki(10)  . . . . . . . . . . . . . . . . . . . .        29,184                   *
Brad E. Popoff(11)  . . . . . . . . . . . . . . . . . . . . . .         1,184                   *
All directors and executive officers as a group (15
  persons)(12)  . . . . . . . . . . . . . . . . . . . . . . . .     4,368,147                 16.6%


________________________________________________________________________________

         *  Less than 1%

(1) Represents (i) 9,061,310 shares of Common Stock owned of record by Erin Mills International Investment Corporation, (ii) 527,680 shares owned of record by The Erin Mills Development Corporation, and (iii) 244,216 shares owned of record by The Erin Mills Investment Corporation. This beneficial ownership information is based on the most recent Schedule 13D filed with the Commission by the beneficial owners named above, which reflected ownership of Common Stock as of December 31, 1996.

(2) Represents (i) 1,600,000 shares of Common Stock issuable to SBC upon the conversion of shares of Series D Preferred Stock and (ii) 5,000,000 shares of Common Stock issuable to SBC upon the exercise of the Warrants. SBC Communications Inc., the parent of SBC, may be deemed to share voting and dispositive power with respect to the foregoing shares of Common Stock with SBC. Information regarding beneficial ownership of shares of Common Stock by SBC Communications Inc. and SBC is based on the most recent Schedule 13D filed with the Commission by the beneficial owners named above, which reflected ownership of Common Stock as of December 31, 1996.

(3) Represents (i) 2,222,799 shares owned of record by Carlyle-HighwayMaster Investors, L.P., (ii) 209,354 shares owned of record by Carlyle-HighwayMaster Investors II, L.P. and (iii) 291,315 shares of record owned by TC Group, L.L.C. Carlyle-HighwayMaster Investors, L.P., TC Group, L.L.C. and TCG Holdings, L.L.C., the managing member of TC Group, L.L.C., are deemed to share beneficial ownership of the shares owned of record by Carlyle- HighwayMaster Investors, L.P. Carlyle-HighwayMaster Investors II, L.P., TC Group, L.L.C. and TCG Holdings, L.L.C. are deemed to share beneficial ownership of the shares owned of record by Carlyle-HighwayMaster Investors II, L.P. TC Group, Inc., L.L.C., TCG Holdings, L.L.C., and TC Group Investment Holdings, L.L.C., an affiliate of TC Group, L.L.C. and TCG Holdings, L.L.C., are deemed to share beneficial ownership of the shares owned of record by TC Group, L.L.C. TC Group, L.L.C. is a party to an agreement with Chase Manhattan Investment Holdings, Inc. ("Chase") and Archery Partners ("Archery"), pursuant to which Chase and Archery have agreed to vote their shares of Common Stock as directed by TC Group, L.L.C. As a result off such agreement, TC Group, L.L.C. may be deemed to share beneficial ownership of such shares. TC Group, L.L.C. disclaims beneficial ownership of such shares. This beneficial ownership information is based on the most recent Schedule 13D filed with the Commission by the beneficial owners named above, which reflected ownership of Common Stock as of December 31, 1996.

(4) Represents (i) 666,322 shares beneficially owned by Clipper/Merban, L.P., (ii) 657,889 shares beneficially owned by Clipper/ Merchant Partners, L.P. and (iii) 11,805 shares are beneficially owned by Clipper Capital Associates, L.P. Clipper Capital Associates, L.P. is the sole general partner of Clipper/Merchant Partners, L.P. Pursuant to certain limited partnership agreements between Clipper Capital Associates, L.P., Clipper Curacao Inc. and Clipper/Merban, L.P., Clipper Capital Associates, L.P. is the investment general partner of Clipper/Merban, L.P., with sole investment authority and power to vote or direct the vote. Clipper Capital Associates, Inc. is the sole general partner of Clipper Capital Associates, L.P. This beneficial ownership information is based on the most recent Schedule 13G filed with the Commission by the beneficial owners named above, which reflected ownership of Common Stock as of December 31, 1996.

(5) Includes 593,478 shares of Common Stock that may be acquired by Mr. Kennedy upon exercise of currently exercisable options granted under the Stock Option Plan.

(6) Includes 593,478 of such shares that may be acquired by Mr. Saunders upon exercise of currently exercisable options granted under the Stock Option Plan.

(7) Messrs. Quinn and Greaves of the Erin Mills Stockholders. Pursuant to an agreement entered into with the Erin Mills Stockholders, Mr. Quinn has a right to acquire up to 3% of the interest in the Company held by such stockholders.

(8)      Represents vested Common Stock Options totaling 3,798 shares.

(9) Includes 92,783 of such shares that may be acquired by Mr. Quick upon exercise of currently exercisable options granted under the Stock Option Plan.

(10) Includes 26,184 of such shares that may be acquired by Mr. Wisocki upon exercise of currently exercisable options granted under the Stock Option Plan.

(11) Includes 1,184 of such shares that may be acquired by Mr. Popoff upon exercise of currently exercisable options granted under the Stock Option Plan.

(12) Includes 1,435,457 shares subject to options granted under the Stock Option Plan or otherwise that are exercisable within 60 days of December 31, 1996 by a total of 15 directors and executive officers.

         The Company is a party to the Amended Stockholders' Agreement by and among the Carlyle Stockholders, the Clipper Stockholders, the Erin Mills Stockholders, William C. Kennedy, Jr., William C. Saunders, Robert T. Hayes and Robert S. Folsom. The parties to the Amended Stockholders' Agreement have agreed to vote the shares of Common Stock held by them with respect to certain matters as specified therein, and accordingly, may be deemed to beneficially own all the shares of Common Stock subject to the terms of the Amended Stockholders' Agreement. In total, 19,625,129 shares of Common Stock, representing 78.98% of the outstanding shares of Common Stock at December 31, 1996, are subject to the Amended Stockholders' Agreement. All of the parties to the Amended Stockholders' Agreement who have filed Schedule 13Ds or Schedule 13Gs with the Commission have disclaimed beneficial ownership to any shares of Common Stock held by any other party to the Amended Stockholders' Agreement as a result of such agreement.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CARLYLE NOTES

         General. Prior to January 1, 1996, the Company issued certain promissory notes (the "Carlyle Notes") to the Carlyle Stockholders. The Carlyle Notes bore interest at 8% per annum and were originally scheduled to mature on December 31, 1996. Interest on the Carlyle Notes was payable quarterly in arrears. On each interest payment date, 75% of any interest payment was required to be paid in cash, with the remaining balance to be paid, at the option of the Company, either in cash or by adding to the principal balance of the Carlyle Notes. As of January 1, 1996, there were outstanding Carlyle Notes in the aggregate principal amount of approximately $12.7 million.

         Note Extension. On March 29, 1996, the Company and the holders of the Carlyle Notes entered into a Note Extension Option Agreement (the "Extension Option"). Under the Extension Option, the Company obtained the unilateral right to elect to extend the maturity date of the Carlyle Notes to June 30, 1997. As consideration for the granting of the Extension Option, HMC, the Company's operating subsidiary, guaranteed the repayment of the Carlyle Notes. In the event the Company chose to exercise its right to extend the maturity date, the Extension Option required that the Company grant to the holders of the Carlyle Notes certain warrants to purchase 100,000 shares of Common Stock at the lower of the closing market price per share on March 27, 1996 or December 31, 1996. In addition, if the Company exercised the Extension Option, the interest rate on the Carlyle Notes would increase by 2% effective January 1, 1997 and would again increase by 2% effective April 1, 1997 and repayment of the Carlyle Notes would be guaranteed by a pledge of the stock of HMC.

         Note Exchange. On September 27, 1996, all outstanding Carlyle Notes were surrendered to the Company for cancellation in exchange for shares of Common Stock. See "-- Recapitalization Transactions" below.

SBC TRANSACTIONS

         Sale of Series D Preferred Stock. On September 27, 1996, the Company and SBC entered into a purchase agreement (the "SBC Purchase Agreement"), pursuant to which the Company sold 1,000 shares of a new series of its preferred stock, par value $.01 per share, designated as Series D Participating Convertible Preferred Stock ("Series D Preferred Stock") to SBC in consideration of a cash payment in the amount of $20.0 million.

         Authorization of Class B Common Stock. As required under the terms of the SBC Purchase Agreement, the Company amended its Certificate of Incorporation in January 1997 to authorize the creation of Class B Common Stock, which is a new class of common stock into which shares of Series D Preferred Stock are convertible.

         Issuance of SBC Warrants. On September 27, 1996, the Company issued certain warrants (the "SBC Warrants") to SBC. The SBC Warrants entitle SBC to purchase from the Company (i) 3,000,000 shares of Common Stock at an exercise price of $14.00 per share and (ii) 2,000,000 shares of Common Stock at an exercise price of $18.00 per share, in each case subject to adjustment to prevent dilution.

         Other Agreements. On September 27, 1996, HMC entered into a Technical Services Agreement with SBC pursuant to which SBC or one or more of its affiliates will provide HMC with certain technical and advisory services in connection with, among other things, the operation and improvement of its communications transmission system.

         In addition, under the terms of the SBC Purchase Agreement, promptly after Regulatory Relief is obtained, the Company will cause HMC to enter into a Voice and Data Services Agreement (the "Voice and Data Services Agreement") with an affiliate of SBC. The Voice and Data Services Agreement, if entered into by the parties, will provide that HMC will purchase long distance and other voice and data services from such affiliate of SBC.

AMENDED STOCKHOLDERS' AGREEMENT

         General. As of February 4, 1994, the Company, the Erin Mills Stockholders, the Carlyle Stockholders, the By- Word Stockholders, and certain other parties entered into a Stockholders' Agreement. In connection with the transactions with SBC consummated on September 27, 1996, such agreement was amended and restated in order, among other things to add SBC as a party thereto. The Amended Stockholders' Agreement contains provisions relating to, among other things, (i) the transfer of shares of Common Stock by certain of the stockholders who are parties thereto, (ii) the grant of registration rights by the Company to the stockholders who are parties thereto and (iii) the election of members of the Company's Board of Directors. As used herein, (a) the term "Erin Mills Stockholders" means Erin Mills International Investment Corporation, The Erin Mills Development Corporation and The Erin Mills Investment Corporation, (b) the term "Carlyle Stockholders" means the Clipper Stockholders (as defined below), Carlyle-HighwayMaster Investors, L.P., Carlyle-HighwayMaster Investors II, L.P., TC Group, L.L.C., Mark D. Ein, Chase Manhattan Investment Holdings, Inc., H.M. Rana Investments Limited and Archery Partners, (c) the term "Clipper Stockholders" means Clipper Capital Associates, L.P., Clipper/Merban, L.P. and Clipper/Merchant Partners, L.P. and (d) the term "By-Word Stockholders" means William C. Kennedy, Jr., Donald M. Kennedy, William C. Saunders, Robert S. Folsom and Robert T. Hayes.

         Election of Directors. The Amended Stockholders' Agreement provides that the parties will take all action (including the voting of shares of Common Stock owned by them) necessary to ensure that the Board of Directors of the Company consists of (i) two directors designated by the Erin Mills Stockholders, (ii) one director designated by the Carlyle Stockholders (other than the Clipper Stockholders), (iii) two directors designated by the By-Word Stockholders (one of which will be the chief executive officer of the Company) and (iv) two independent directors (except that the addition of a second independent director to the Board of Directors is not required to occur until the date of the next annual meeting of the stockholders of the Company after September 27, 1996). The Carlyle Stockholders have declined to exercise their right to designate a director. Terry S. Parker serves as an independent director. The Company has not yet identified a second independent director but intends to do so as promptly as practicable. The Erin Mills Stockholders have designated Gerry C. Quinn and Stephen Greaves and the By-Word Stockholders have designated William C. Kennedy, Jr. and William C. Saunders to serve as directors. Prior to the receipt of Regulatory Relief, SBC will not be entitled to designate a director, but will have the right to designate a non-voting delegate who will attend all meetings of the Board of Directors and receive all materials distributed to directors of the Company. Upon the conversion of Series D Preferred Stock into Class B Common Stock (which will occur upon receipt of Regulatory Relief), SBC will be entitled to designate one member of the Board of Directors of the Company. In addition, if at any time after the conversion of Series D Preferred Stock into Class B Common Stock SBC and its affiliates beneficially own 20% or more of the outstanding Common Stock (including shares issuable upon conversion of Series D Preferred Stock or Class B Common Stock or other convertible securities or upon the exercise of outstanding options, warrants or rights, but excluding shares issuable upon the exercise of the SBC Warrants or any Excluded Options) on a fully diluted basis, SBC will be entitled to designate a second member of the Board of Directors. No stockholder or group of stockholders will be entitled to designate any director if the percentage of the outstanding Common Stock (including shares issuable upon conversion of outstanding securities or upon the exercise of outstanding options, warrants or rights, but excluding shares issuable upon the exercise of the SBC Warrants or any Excluded Options) beneficially owned by such stockholder or group of stockholders falls below 5% (or with respect to the Erin Mills Stockholders and By-Word Stockholders, 20% for the right to designate two directors and 5% for the right to designate one director) on a fully diluted basis.

         Right of First Refusal. Under the terms of the Amended Stockholders' Agreement, the Carlyle Stockholders (other than the Clipper Stockholders), the Erin Mills Stockholders, William C. Kennedy, Jr. and William C. Saunders (the "First Refusal Stockholders") granted a right of first refusal to SBC with respect to all shares of Common Stock owned by them. Subject to certain exceptions, such right of first refusal requires that, prior to selling any shares of Common Stock, a First Refusal Stockholder must offer such shares for sale to SBC in accordance with the terms of the Amended Stockholders' Agreement.

         Registration Rights. The Amended Stockholders' Agreement also provides for the grant of certain demand, piggyback or other registration rights to the stockholders who are parties thereto. In particular, such agreement provides that, with respect to an aggregate of 1,818,018 shares of Common Stock issued to the Erin Mills Stockholders and certain of the Carlyle Stockholders in connection with the Recapitalization Transactions, the Company will register one-half of such shares under the Securities Act, for sale on or after March 31, 1997 and will register the remainder of such shares under the Securities Act for sale on or after September 27, 1997. The Erin Mills Stockholders and the Carlyle Stockholders waived the right to cause the Company to register one-half of such shares for sale on or after March 31, 1997, although they have reserved the right to revoke such waiver at any time. The Company expects to register all of such shares for sale in the near future.

         In addition, under the Amended Stockholders' Agreement, a majority of certain stockholders have the right to demand that the shares of Common Stock held by them be registered under the Securities Act on up to two separate occasions. However, if the Board of Directors of the Company reasonably determines that, due to a pending or contemplated acquisition or disposition, such a demand registration would have a material adverse effect on the Company, the Company may defer such registration for a period not to exceed 180 days. Furthermore, if the managing underwriter or underwriters or the holders of a majority of the registerable securities held by the stockholders demanding the registration determine that the number of shares of Common Stock proposed to be sold pursuant to the demand registration provisions exceeds the amount that can be sold without having a material adverse effect on the proposed offering, the Company may exclude certain shares from the offering.

         The Amended Stockholders' Agreement also grants piggyback registration rights to certain stockholders. Accordingly, whenever the Company proposes to register any shares of Common Stock (or securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Common Stock) under the Securities Act (other than registrations on Form S-4 or Form S-8), the holder of shares of Common Stock have the right to include the shares of Common Stock held by them in any such registration, including the shelf registration statement to be filed pursuant to the Warrant Registration Rights Agreement. However, if the inclusion of shares of Common Stock pursuant to the piggyback registration provisions is reasonably determined by the managing underwriter or underwriters to materially adversely affect the success of the proposed offering, the Company may exclude certain shares from the offering.

RECAPITALIZATION TRANSACTIONS

         On September 27, 1996, the Company, the Erin Mills Stockholders, certain of the Carlyle Stockholders and certain other holders of outstanding securities of the Company entered into the Recapitalization Agreement and consummated the transactions contemplated thereby. In particular, upon the terms and conditions set forth in the Recapitalization Agreement, (i) the Company repaid in full the principal amount of and interest accrued on certain promissory notes in the aggregate principal amount of $5.0 million executed in favor of an Erin Mills Stockholder in order to evidence the Company's obligation to repay certain advances made by such Erin Mills Stockholder in August and September 1996 to enable the Company to meet its short-term working capital and other requirements, (ii) the Company issued an aggregate of 800,000 shares of Common Stock to two Erin Mills Stockholders in exchange for aggregate cash payments in the amount of $10.0 million, (iii) the Company issued an aggregate of 864,000 shares of Common Stock to three Erin Mills Stockholders and two other persons in exchange for the surrender to the Company for cancellation of all outstanding shares of Series B Preferred Stock, par value $.01 per share, of the Company, (iv) the Company paid to certain of the Carlyle Stockholders a portion of the accrued and unpaid interest on the Carlyle Notes and (v) the Company issued an aggregate of 1,018,018 shares of Common Stock in exchange for the surrender of the Carlyle Notes for cancellation.

OTHER AGREEMENTS

         The Company has entered into a lease involving 55,687 square feet of office space in Dallas, Texas, at an average price of $14.70 per square foot per year, which the Company uses for its headquarters. The lessor of such property is Folsom Investments, Inc., a Texas corporation which is wholly-owned by Robert S. Folsom, a stockholder of the Company.

         The Company has assumed the rights and obligations of a certain Agency Agreement, dated as of February 1, 1993 (the "Agency Agreement"), by and between a predecessor partnership to the Company and Saunders, Lubinski & White, Inc., now known as Saunders Ream (the "Agency"). The Agency Agreement provides that in consideration for its advertising services, the Agency will receive a 5% profit on all services provided to the Company, subject to future negotiation, in addition to media, production and other reasonable expenses. The Agency Agreement may be terminated, with or without cause, at any time by either party, with 90 days notice. William C. Saunders, President and Chief Executive Officer and a director of the Company, was a principal stockholder and officer of the Agency until January 1997. Mr. Saunders will continue to receive deferred payments based upon a portion of the gross income of the Agency with respect to new clients over the next five years. During 1993, 1994, 1995 and 1996, the Company paid $0.8 million, $1.2 million, $1.4 million and $0.4 million, respectively, under the Agency Agreement.

         In 1997, an affiliate of SBC provided a limited guarantee of certain contractual obligations of the Company in order to ensure that the Company would receive payment of certain funds owing to it as of an earlier date than such funds would otherwise become available. This guarantee terminated upon the consummation of the Units Offering, and it is not expected that SBC will provide similar guarantees in the future.

         In early August 1997, the Company entered into an agreement with the Erin Mills Stockholders pursuant to which the Erin Mills Stockholders agreed to fund the Company's short-term working capital requirements up to a maximum of $5.0 million. This agreement terminated upon the consummation of the Units Offering.

FUTURE TRANSACTIONS

         From time to time, the Company may enter into other transactions and agreements with its affiliates. Although the Company intends that the terms of any such future transactions and agreements will be at least as favorable to the Company as could be obtained from unaffiliated third parties, there can be no assurance that this will be the case. Any such future transactions that are material to the Company will be approved by a majority of the Company's independent directors.





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
                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         The Old Notes were originally sold by the Company on September 23, 1997 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S under the Securities Act. As a condition to the completion of the Units Offering, the Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to an offer to exchange the Old Notes for Exchange Notes. The Exchange Notes will be substantially identical to the Old Notes, except that the Exchange Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore will not contain terms with respect to transfer restrictions (other than those that might be imposed by state securities laws). If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to commence or accept tenders pursuant to the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities (as defined herein) notifies the Company within 20 business days after the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission the Shelf Registration Statement. For purposes of the Exchange Offer, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Old Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus if it is permissible under applicable law and Commission policy to use this Prospectus for such purpose, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed (and not merely eligible for distribution) to the public pursuant to Rule 144 under the Securities Act.

         Under existing interpretations of the staff of the Commission, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of the Company or intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

         Each holder who wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) it is not an affiliate of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes and (iii) it is acquiring the Exchange Notes in its ordinary course of business. In addition, broker-dealers receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of Exchange Notes. The Commission has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow such broker-dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for a period of 180 days after the Exchange Offer Registration Statement is declared effective.

         The Registration Rights Agreement provides that, to the extent not prohibited by any applicable law or applicable interpretation of the staff of the Commission, (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the completion of the Units Offering, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 135 days after the completion of the Units Offering, (iii) the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 180 days after the completion of the Units Offering, Exchange Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer, and
(iv) if obligated to file the Shelf Registration Statement, the Company will file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises, use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 180 days after the completion of the Units Offering, and keep the Shelf Registration Statement effective until the earlier of (A) the date two years after the effective date thereof, (B) the consummation of the Exchange Offer with respect to all Transfer Restricted Securities and the expiration of 20 business days after the consummation thereof if during such 20 day period no notice from a broker-dealer shall have been delivered to the Company, and (C) the date when all securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement.

         If (i) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (iii) the Company fails to commence, accept tenders and, in the case of accepted tenders, issue Exchange Notes in respect of accepted tenders under the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes in an amount equal to 0.25% per annum of the outstanding principal amount of the Notes for the first 90 days after such Registration Default. The amount of the Liquidated Damages will increase, up to a maximum rate of 1.0% per annum, by an additional 0.25% per annum with respect to each subsequent 90-day period. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

         The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

         Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old

Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

         The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights generally will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

         The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered. As of the date of this Prospectus, $125,000,000 aggregate principal amount of Old Notes were outstanding.

         Holders of Old Notes do not have any appraisal or dissenters rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

         The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

         If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" shall mean 5:00 p.m., New York time, on ,1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange offer is extended.

         In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date.

         The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under " -- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

         The Exchange Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such Exchange Note or, if no interest has been paid or duly provided for on such Old Note, from September 23, 1997. Interest on the Exchange Notes is payable semi-annually on each March 15 and September 15, commencing on March 15, 1998.

         Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last date to which interest has been paid or duly provided for on the Old Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for will not receive any accrued interest on such Old Notes, and will be deemed to have waived, the right to receive any interest on such Old Notes accrued from and after September 23, 1997.

PROCEDURES FOR TENDERING

         For a holder of Old Notes to tender Old Notes validly pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer), an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York time, on the Expiration Date. In addition, prior to 5:00 p.m., New York time, on the Expiration Date, either (a) certificates for tendered Old Notes must be received by the Exchange Agent at such address or (b) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal).

         The term "Agent's Message" means a message transmitted by the Depository, received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that the Depository has received an express acknowledgment from the participant in the Depository tendering Old Notes which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by the Depository and received by the Exchange Agent, which states that the Depository has received an express acknowledgment from the participant in the Depository tendering Old Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

         By tendering Old Notes pursuant to the procedures set forth above, each holder will make to the Company the representations set forth above in the third paragraph under the heading " -- Purpose and Effect of the Exchange Offer."

         The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER

OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE.
NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

         Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. see "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

         If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

         The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Old Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends, to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

                 (a)      the tender is made through an Eligible Institution;

                 (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

                 (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificates representing all tendered Old Notes in proper form for transfer (or a confirmation of book- entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York time, on the Expiration Date.

         To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth in the Letter of Transmittal prior to 5:00 p.m., New York time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under " -- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

         Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

                 (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable discretion, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

                 (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the Company's reasonable discretion, might materially impair the ability of the Company to proceed with the Exchange offer or materially impair the contemplated benefits of the Exchange offer to the Company; or

                 (c) any governmental approval has not been obtained, which approval the Company shall, in the Company's reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

         If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal of Tenders"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

         Texas Commerce Bank National Association (the "Exchange Agent") has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent at the address indicated in the Letter of Transmittal. Delivery to an address other than as set forth in the Letter of Transmittal will not constitute a valid delivery.

FEES AND EXPENSES

         The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

         The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

         The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only.

RESALE OF THE EXCHANGE NOTES

         With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties (for example, the letters of the commission to (i) Exxon Capital Holdings Corporation, available May 13, 1988, (ii) Morgan Stanley & Co., Inc. available June 5, 1991 and (iii) Shearson & Sterling, available July 2, 1993), the Company believes that a holder or other person (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

         Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes and (iii) it is acquiring the Exchange Notes in its ordinary course of business. Each broker-dealer that receives





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
Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or such other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Notes for a period ending 180 days after the date on which the Exchange Offer Registration Statement is declared effective. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of Exchange Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth in the Letter of Transmittal. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.





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
                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

         The Old Notes were issued and the Exchange Notes will be issued pursuant to the Indenture (the "Indenture") among the Company, the Initial Restricted Subsidiary and Texas Commerce Bank, National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and the Pledge Agreement and those made part of the Indenture and the Pledge Agreement by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders ("Holders") of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture and the Pledge Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Pledge Agreement, including the definitions therein of certain terms used below. A copy of the Indenture and Pledge Agreement is available as set forth under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this Section, references to the "Company" shall mean HighwayMaster Communications, Inc., excluding its Subsidiaries.

         The obligations of the Company under the Old Notes are and under the Exchange Notes will be jointly and severally guaranteed by the Company's Restricted Subsidiaries. See "-- Subsidiary Guarantees." As of the date of this Prospectus, the Company's only Subsidiary, HighwayMaster Corporation, a Delaware corporation (the "Initial Restricted Subsidiary"), is a Restricted Subsidiary.

         Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not guarantee the Exchange Notes and will not be subject to many of the restrictive covenants set forth in the Indenture.

         The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will be issued solely in exchange for an equal principal amount of Old Notes. As of the date hereof, $125.0 million aggregate principal amount of Old Notes is outstanding. See "The Exchange Offer."

RANKING

         The Exchange Notes will be senior obligations of the Company, will rank pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Company and will rank senior in right of payment to any Subordinated Indebtedness of the Company. The Subsidiary Guarantee of each Restricted Subsidiary will be an unsecured, senior obligation of such Restricted Subsidiary, will rank pari passu in right of payment with all existing and future unsecured senior Indebtedness of such Restricted Subsidiary and will rank senior in right of payment to any Subordinated Indebtedness of such Restricted Subsidiary. As of June 30, 1997, after giving effect to the Units Offering, the aggregate principal amount of outstanding senior Indebtedness and other senior liabilities of the Company was $125.0 million ($120.8 million net of debt discount). As of June 30, 1997, the aggregate principal amount of outstanding senior Indebtedness and other senior liabilities (including trade payables) of the Initial Restricted Subsidiary, but excluding the Subsidiary Guarantee, was approximately $9.2 million.

SECURITY

         The Indenture provided that on the date of the closing of the Units Offering, the Company shall purchase and pledge to the Trustee, for the benefit of the Holders of the Notes, the Pledged Securities in such amount as will be sufficient upon receipt of scheduled interest and principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full when due of the first six scheduled interest payments on the Notes. The Company used approximately $46.6 million of the net proceeds of the Units Offering to acquire the Pledged Securities. The Pledged Securities are pledged by the Company to the Trustee for the benefit of the Holders of the Notes pursuant to the Pledge Agreement and secure the payment of the principal of and interest on the Notes, Liquidated Damages, if any, and all other obligations under the Indenture, to the extent of such security. The Pledged Securities and any proceeds thereof are held by the Trustee in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an interest payment date on the Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay the interest scheduled to be paid on such date. In the event that the Company exercises the former option, the Pledge Agreement provides that the Company may thereafter direct the Trustee to release to the Company proceeds or Pledged Securities from the Pledge Account in a like amount.

         Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes (or, in the event an interest payment or interest payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment), if no Default or Event of Default is then continuing, the Trustee will be permitted to release to the Company at its request any such excess amount.

         Under the Pledge Agreement, if the Company makes the first six scheduled interest payments on the Notes in a timely manner and no Default or Event of Default is then continuing, the remaining Pledged Securities, if any, will be released from the Pledge Account and thereafter the Notes will be unsecured.

SUBSIDIARY GUARANTEES

         The obligations of the Company under the Exchange Notes will be jointly and severally guaranteed by the Restricted Subsidiaries. The Subsidiary Guarantee of each Restricted Subsidiary will be an unsecured, senior obligation of such Restricted Subsidiary, will rank pari passu in right of payment with all existing and future unsecured senior Indebtedness of such Restricted Subsidiary and will rank senior in right of payment to any Subordinated Indebtedness of such Restricted Subsidiary. As of the date of this Prospectus, the Initial Restricted Subsidiary will be the only Restricted Subsidiary.

         The Indenture contains provisions the intent of which is to provide that the obligations of each Restricted Subsidiary will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of such Restricted Subsidiary and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of any other Restricted Subsidiary in respect of the obligations of such other Restricted Subsidiary under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Restricted Subsidiary under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under any applicable law. Each Restricted Subsidiary that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to contribution from each other Restricted Subsidiary so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees. See "Risk Factors -- Fraudulent Conveyance Considerations."

         The Indenture requires the Company to cause any Person that becomes a Restricted Subsidiary (including any Subsidiary that was previously an Unrestricted Subsidiary and which becomes a Restricted Subsidiary) after the Closing Date to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee the Notes. So long as no Default or Event of Default exists or would be caused thereby, any Person that is





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
no longer a Restricted Subsidiary may, by execution and delivery to the Trustee of a supplemental indenture satisfactory to the Trustee, be released from its Subsidiary Guarantee and cease to Guarantee the Notes.

         Each Subsidiary Guarantee will be a continuing Guarantee and shall (i) remain in full force and effect until released pursuant to the Indenture or pursuant to payment in full of all the obligations under the Indenture and the Notes, (ii) be binding upon such Restricted Subsidiary and (iii) inure to the benefit of and be enforceable by the Holders and their successors, transferees and assigns.

         The Indenture provides that, subject to the provisions described in the next succeeding paragraph, no Restricted Subsidiary may consolidate or merge with or into (whether or not such Restricted Subsidiary is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Restricted Subsidiary) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Restricted Subsidiary under the Subsidiary Guarantee, in form satisfactory to the Trustee;
(ii) immediately after such transaction, no Default or Event of Default exists;
(iii) the Company and its Restricted Subsidiaries would, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness"; (iv) the Company shall have delivered to the Trustee an Officers' Certificate, and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Indenture; and (v) such Restricted Subsidiary (if such Restricted Subsidiary is the surviving Person) shall have delivered a written instrument in form satisfactory to the Trustee confirming its Subsidiary Guarantee after giving effect to such consolidation, merger or transfer. Notwithstanding the foregoing, any Restricted Subsidiary may merge into, consolidate with or transfer all or part of its properties or assets to the Company or one or more Restricted Subsidiaries.

         The Indenture provides that in the event of a sale, assignment, transfer, lease, conveyance or other disposition of all of the Equity Interests in, or all or substantially all of the assets of, a Restricted Subsidiary to any Person that is not the Company or any of its Restricted Subsidiaries, whether by way of merger, consolidation or otherwise, if (i) the Net Proceeds of such sale or other disposition are applied in accordance with provisions of the Indenture described under "-- Repurchase at the Option of Holders -- Asset Sales," (ii) no Default or Event of Default exists or would exist under the Indenture after giving effect to such transaction, (iii) all obligations of such Restricted Subsidiary under any other Indebtedness of the Company or any of its Restricted Subsidiaries shall have been terminated (including, without limitation, all Guarantees of any such Indebtedness), (iv) all Liens on assets of such Restricted Subsidiary that secure any other Indebtedness of the Company or any of its Restricted Subsidiaries shall have been terminated, and (v) all obligations of the Company and its Restricted Subsidiaries under other Indebtedness of such Restricted Subsidiary shall have been terminated (including, without limitation, all Guarantees of such Indebtedness), then (A) in the case of such a sale or other disposition, whether by way of merger, consolidation or otherwise, of all of the Equity Interests in such former Restricted Subsidiary, such former Restricted Subsidiary will be released and relieved of any obligations under its Subsidiary Guarantee, or (B) in the case of a sale or other disposition of all or substantially all of the assets of such Restricted Subsidiary, the Person acquiring such assets will not be required to assume the obligations of such Restricted Subsidiary under its Subsidiary Guarantee.

PRINCIPAL, MATURITY AND INTEREST

         The Exchange Notes will be limited in aggregate principal amount to $125 million and will mature on September 15, 2005. Interest on the Exchange Notes will accrue at the rate of 13 3/4% per annum and will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 1998, to Holders of record on the immediately preceding March 1 and September 1. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 23, 1997. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, if any, interest and Liquidated Damages, if any, on the Exchange Notes will be payable by wire transfer of immediately available funds to the holder of the Global Note (as defined herein) and with respect to holders of Certificated Notes (as defined herein), at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Exchange Notes at their respective addresses set forth in the register of Holders of the Exchange Notes; provided that all payments with respect to Exchange Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

         The Notes are not redeemable at the Company's option prior to September 15, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

                    YEAR                                  PERCENTAGE
                    ----                                  ----------
              2001  . . . . . . . . . . . . . . . . .      110.313%
              2002  . . . . . . . . . . . . . . . . .      106.875%
              2003  . . . . . . . . . . . . . . . . .      103.438%
              2004 and thereafter . . . . . . . . . .      100.000%

         Notwithstanding the foregoing, on or prior to September 15, 2000, the Company may, at its option, redeem, from time to time, up to 35% in aggregate principal amount of the Notes at a redemption price of 113.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date with the net proceeds of an Equity Investment; provided that no less than 65% of the aggregate principal amount of Notes initially issued remains outstanding immediately after giving effect to such redemption; and provided, further, that notice of such redemption shall have been given not later than 30 days, and such redemption shall occur not later than 90 days, after the date of the closing of the transaction giving rise to such Equity Investment.

SELECTION AND NOTICE

         If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

MANDATORY REDEMPTION

         Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to repurchase the Exchange Notes or make mandatory redemption or sinking fund payments with respect thereto.

REPURCHASE AT THE OPTION OF HOLDERS

         Change of Control. Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Notes, at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of repurchase (the "Change of Control Payment"). Within 20 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction that constitutes the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

         On a date that is at least 30 but no more than 60 days from the date on which the Company mails notice of the Change of Control (the "Change of Control Payment Date"), the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and
(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Trustee will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Unless the Company defaults in the payment for any Notes properly tendered pursuant to the Change of Control Offer, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date.

         The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable.

         Subject to the limitations discussed below, the Company could in the future enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit rating. The occurrence of a Change of Control, or the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control, could cause a default under other senior Indebtedness of the Company. The Company's ability to pay cash to the Holders of Notes upon a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The failure of the Company to purchase any Notes tendered in a Change of Control Offer will constitute an Event of Default under the Indenture. See "-- Events of Default and Remedies."

         The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Restricted Subsidiary; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than a Permitted Holder, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of a greater percentage of the voting stock of the Company than the percentage of the voting stock of the Company held by the Permitted Holders; (iv) the first day on which the Permitted Holders in the aggregate hold less than 35% of the voting stock of the Company; or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

         "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination of election, or (iii) was designated pursuant to the Stockholders' Agreement to be a member of the Board of Directors by a stockholder of the Company who was a party to the Stockholders' Agreement as of the Closing Date if such designation bound all parties to the Stockholders' Agreement to take all action necessary to cause such individual to be elected to such Board of Directors.

         Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (which, if it exceeds $1 million, shall be determined by, and set forth in, a resolution of the Board of Directors of the Company and described in an Officers' Certificate of the Company delivered to the Trustee) of the assets (including, if appropriate, Equity Interests) disposed of or issued, as appropriate, and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this covenant (and not for purposes of any other provision of the Indenture), the term "cash" shall be deemed to include
(i) any notes or other obligations received by the Company or such Restricted Subsidiary as consideration as part of such Asset Sale that are immediately converted by the Company or such Restricted Subsidiary into actual cash (to the extent of the actual cash so received), and (ii) any liabilities of the Company or such Restricted Subsidiary (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary) that (A) are assumed by the transferee of the assets which are the subject of such Asset Sale as consideration therefor in a transaction the result of which is that the Company and all of its Subsidiaries are released from all liability for such assumed liability,
(B) are not by their terms subordinated in right of payment to the Notes, (C) are not owed to the Company or any Subsidiary of the Company, and (D) constitute short-term liabilities (as determined in accordance with GAAP).

         Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply, directly or indirectly, such Net Proceeds (a) to permanently reduce Indebtedness under the Bank Credit Agreement (and to correspondingly reduce commitments with respect thereto) or (b) to invest in Telecommunications Assets, which may include working capital requirements. Pending the final application of any such Net Proceeds, the Company may temporarily invest such Net Proceeds in any manner that is not prohibited by the Indenture (including, without limitation, to the reduction of Indebtedness under the Bank Credit Agreement). Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5 million, the Company will be required to make an offer to all Holders of Notes and, if the Company is required to do so under the terms of any other senior Indebtedness, to the holders of such other senior Indebtedness (an "Asset Sale Offer") to purchase Notes and principal of such other senior Indebtedness, on a pro rata basis, having an aggregate principal amount equal to the Excess Proceeds, at an offer price in cash equal to, in the case of the Notes, 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, and, in the case of all other senior Indebtedness, 100% of the principal amount thereof, plus accrued and unpaid interest, or premium, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes (subject to the restrictions of the Indenture). If the aggregate principal amount of Notes and such other senior Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis with such other senior Indebtedness based on the outstanding principal amounts thereof (with such adjustments as may be deemed appropriate by the Company so that only Notes with denominations of $1,000 or integral multiples thereof shall be purchased). Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

         The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (i) such transfer, conveyance, sale, lease or other disposition is of all of the Capital Stock of such Restricted Subsidiary owned by the Company and its Restricted Subsidiaries or is otherwise permitted under the covenant described under the caption "-- Certain Covenants -- Limitation on Issuance, Sale and Ownership of Capital Stock of Restricted Subsidiaries" and (ii) such transaction is conducted in accordance with the covenant described in the preceding two paragraphs.

         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes using Excess Proceeds.

CERTAIN COVENANTS

         Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any Restricted Subsidiary's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation) other than dividends or distributions (a) paid or payable in Equity Interests (other than Disqualified Stock) of the Company or
(b) paid or payable to the Company or any Wholly Owned Restricted Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company or any Restricted Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (except, if no Default or Event of Default is continuing or would result therefrom, any such payment, purchase, redemption, defeasance or other acquisition or retirement for value made (a) out of Excess Proceeds available for general corporate purposes if (1) such payment or other action is required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued and (2) the Company has purchased all Notes and other senior Indebtedness properly tendered pursuant to an Asset Sale Offer required under "-- Repurchase at the Option of Holders -- Asset Sales" or (b) upon the occurrence of a Change of





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Control if (1) such payment or other action is required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued and (2) the Company has purchased all Notes properly tendered pursuant to the Change of Control Offer resulting from such Change of Control); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                 (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

                 (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable fiscal quarter, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness;" and

                 (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by the Company and its Restricted Subsidiaries after the Closing Date shall not exceed, at the date of determination, the sum of (1) 50% of aggregate Consolidated Net Income of the Company from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Company's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such aggregate Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale after the Closing Date of Equity Interests of the Company or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (3) the aggregate net cash proceeds received by the Company as capital contributions to the Company (other than from a Subsidiary of the Company) after the Closing Date, plus (4) if any Restricted Investment that was made after the Closing Date is sold for cash, to the extent such amount is not included in the Consolidated Net Income of the Company, the lesser of (A) the Net Proceeds from such sale to the extent received by the Company or any Restricted Subsidiary, and (B) the initial amount of such Restricted Investment, plus (5) in the event an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, an amount equal to the lesser of (A) the book value of such Unrestricted Subsidiary, and (B) the Fair Market Value of such Unrestricted Subsidiary.

         The foregoing provisions will not prohibit the following Restricted
Payments: (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company (other than Disqualified Stock) in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) of the preceding paragraph (both for purposes of determining the aggregate amount of Restricted Payments made and for purposes of determining the aggregate amount of Restricted Payments permitted);
(iii) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent Incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such payment, purchase, redemption, defeasance or other acquisition or retirement shall be excluded from clause (c) of the preceding paragraph (both for purposes of determining the aggregate amount of Restricted Payments made and for purposes of determining the aggregate amount of Restricted Payments permitted); (iv) so long as no Default or Event of Default is continuing, the repurchase of Equity Interests of the Company from former employees of the Company or any Restricted Subsidiary thereof (or the estates, heirs or legatees of such former employees) for consideration which does not exceed $3 million in the aggregate in any





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fiscal year; (v) so long as no Default or Event of Default is continuing, loans made to current officers, directors and employees of the Company or any Restricted Subsidiary thereof in an aggregate principal amount at any one time outstanding not to exceed $3 million; (vi) any Restricted Investment made with the net cash proceeds from a substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); and (vii) Permitted Telecommunications Investments in an aggregate amount not to exceed $15 million at any one time outstanding (the amount of any such Restricted Payment being the amount thereof on the date such Restricted Payment is made). Except to the extent specifically noted above, Restricted Payments made pursuant to this paragraph shall be included in calculating the amount of Restricted Payments made after the Closing Date.

         The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) such designation would not cause a Default or Event of Default, (ii) at the time of and after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant entitled "-- Incurrence of Indebtedness," and (iii) each of the other requirements of the definition of the term "Unrestricted Subsidiary" are satisfied. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Payments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the Fair Market Value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Upon being so designated as an Unrestricted Subsidiary, any Subsidiary Guarantee that was previously executed by such Unrestricted Subsidiary shall be deemed terminated.

         The amount of all Restricted Payments not made in cash shall be the Fair Market Value (which, if it exceeds $1 million, shall be determined by, and set forth in, a resolution of the Board of Directors of the Company and described in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payments during such quarter were permitted and setting forth the basis upon which the calculations required by the covenant described under "-- Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

         Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for Permitted Indebtedness; provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if, at the time of Incurrence of such Indebtedness, after giving pro forma effect to such Incurrence as of such date and to the use of proceeds therefrom (including the application or the use of the net proceeds therefrom to repay Indebtedness or make any Restricted Payment) as if the same had occurred at the beginning of the most recently ended full fiscal quarter of the Company for which internal financial statements are available, the Company's Leverage Ratio would have been greater than zero but no greater than 5.5 to 1.

         "Permitted Indebtedness" means any and all of the following:

                 (i) Indebtedness of the Company and its Restricted Subsidiaries pursuant to the Bank Credit Agreement (including all Guarantees thereof) in an aggregate amount not to exceed the greater of (A) $15 million and (B) the sum of 60% of Eligible Inventory plus 85% of Eligible Receivables, in each case at any one time outstanding;

                 (ii) Indebtedness represented by the Notes, the Indenture, the Subsidiary Guarantees and the Pledge Agreement;





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                 (iii) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that (A) if the Company is an obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (B) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, shall be deemed to constitute a new Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

                 (iv) Permitted Refinancing Indebtedness Incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, (A) Indebtedness (other than Permitted Indebtedness) that was Incurred in compliance with the Indenture, (B) Indebtedness referred to in clause (ii) of the definition of the term "Permitted Indebtedness," or (C) Existing Indebtedness;

                 (v) Indebtedness of a Restricted Subsidiary of the Company constituting a Guarantee of Indebtedness of the Company or a Restricted Subsidiary which Indebtedness was Incurred pursuant to this definition or the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness;"

                 (vi) Hedging Obligations of the following types: (A) Interest Rate Hedges the notional principal amount of which does not exceed the principal amount of the Indebtedness to which such Interest Rate Hedge relates, and (B) Currency Hedges that do not increase the outstanding loss potential or liabilities other than as a result of fluctuations in foreign currency exchange rates;

                 (vii) (1) Capital Lease Obligations in an aggregate amount at any one time outstanding not to exceed an amount equal to (A) $15 million minus (B) the aggregate outstanding amount of Attributable Debt (other than Capital Lease Obligations) Incurred in connection with sale and leaseback transactions in reliance on clause (a)(i)(2) of the covenant described under "-- Sale and Leaseback Transactions" and in compliance therewith, and (2) Indebtedness constituting a Guarantee by the Company or any Restricted Subsidiary of any Capital Lease Obligations and Attributable Debt of the types described in clause (1) under which such Person is the lessee;

                 (viii) Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $25 million; and

                 (ix) Existing Indebtedness.

         For purposes of determining compliance with the covenant entitled "Incurrence of Indebtedness," (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described herein, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described herein.

         Liens. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, affirm, assume or suffer to exist any Lien of any kind on any property now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless (i) in the case of Liens securing obligations subordinate to the Notes, the Notes are secured by a valid, perfected Lien on such property that is senior in priority to such Liens, (ii) in the case of Liens securing obligations subordinate to a Subsidiary Guarantee, such Subsidiary Guarantee is secured by a valid, perfected Lien on such property that is senior in priority to such Liens, and
(iii) in all other cases, the Notes (and, if such Lien secures obligations of a Restricted





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Subsidiary, a Subsidiary Guarantee of such Restricted Subsidiary) are equally and ratably secured; provided, however, that the foregoing shall not prohibit or restrict Permitted Liens.

         Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries, (iii) transfer any of its properties to the Company or any of its Restricted Subsidiaries,
(iv) grant any Liens in favor of the Holders of the Notes and the Trustee or
(v) guarantee the Notes or any renewals or refinancings thereof, except for such encumbrances or restrictions existing under or by reason of (A) Existing Indebtedness, (B) the Bank Credit Agreement, (C) applicable law, (D) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties of any Person, other than the Person, or the property of the Person, so acquired, provided that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be Incurred, (E) customary non-assignment provisions in leases, licenses, sales agreements or other contracts (but excluding contracts related to the extension of credit) entered into in the ordinary course of business and consistent with past practices, (F) restrictions imposed pursuant to a binding agreement for the sale or disposition of all or substantially all of the Equity Interests or assets of any Restricted Subsidiary, provided such restrictions apply solely to the Equity Interests or assets being sold, (G) restrictions imposed by Permitted Liens on the transfer of the assets that are subject to such Liens, and (H) Permitted Refinancing Indebtedness Incurred to refinance Existing Indebtedness or Indebtedness of the type described in clause (D) above, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

         Limitation on Issuance, Sale and Ownership of Capital Stock of Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to (i) sell, assign, transfer, convey or otherwise dispose of, any Equity Interests of any Restricted Subsidiary, other than to the Company or a Wholly Owned Restricted Subsidiary, (ii) permit any Restricted Subsidiary to issue any Equity Interests (including, without limitation, pursuant to any merger, consolidation, recapitalization or similar transaction) other than to the Company or a Wholly Owned Restricted Subsidiary or (iii) permit any Person other than the Company or a Wholly Owned Restricted Subsidiary to own any Equity Interests of any Restricted Subsidiary, except for
(A) a sale to a Person of all of the Equity Interests of a Restricted Subsidiary, which sale was made by the Company or a Restricted Subsidiary subject to, and in compliance with, the "Asset Sales" covenant, (B) the issuance and subsequent ownership of directors' qualifying shares, and (C) the issuance, sale and subsequent ownership of Capital Stock of a Restricted Subsidiary if and only to the extent that (1) such Restricted Subsidiary is organized under the laws of a jurisdiction other than the United States and Canada and political subdivisions thereof (such other jurisdiction being a "Foreign Jurisdiction"), (2) the laws of such Foreign Jurisdiction unconditionally require, as a condition to such Restricted Subsidiary being permitted to transact business in such Foreign Jurisdiction, that the government of such Foreign Jurisdiction or individuals of such Foreign Jurisdiction own such Capital Stock, (3) the government of such Foreign Jurisdiction or individuals of such Foreign Jurisdiction, as appropriate, at all times both legally and beneficially own such Capital Stock, and such ownership satisfies the requirement described in clause (2) above, and (4) such Restricted Subsidiary does not, directly or indirectly, conduct business in the United States or Canada and does not, directly or indirectly, own or control any properties or assets located in the United States or Canada.

         Merger, Consolidation, or Sale of Assets. The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless (i) the Company is the surviving entity, or the Person formed by or surviving any such consolidation or





                                      102
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merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction, no Default or Event of Default exists or would exist; (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will (treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred at the time of such transaction) have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and
(B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness;" and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of the Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. For restrictions on mergers, consolidations and disposition of assets involving Restricted Subsidiaries, see "-- Subsidiary Guarantees."

         Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (other than the Company or a Restricted Subsidiary), in one transaction or a series of transactions (each of the foregoing an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions after the Closing Date involving aggregate consideration in excess of $2 million, a resolution described in an Officers' Certificate, certifying that such Affiliate Transaction complies with clause (i) above and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions after the Closing Date involving aggregate consideration in excess of $10 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized national standing; provided that the following types of transactions shall not constitute Affiliate Transactions:
(1) any transaction with an officer or director of the Company or any Restricted Subsidiary in connection with such individual's compensation (including directors' fees), employee benefits, severance arrangements or indemnification (to the extent consistent with applicable law and the charter and bylaws of the Company or such Restricted Subsidiary), in each case entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (2) transactions between or among the Company and its Restricted Subsidiaries, (3) Restricted Payments that are permitted by the provisions of the covenant described under "-- Restricted Payments;" (4) the consummation of the specific transactions described in the various documents listed on Annex I to the Indenture, as such documents are in effect on the Closing Date; (5) sales of Capital Stock of the Company made at prevailing market rates; and (6) loans to officers, directors and employees of the Company and its Restricted Subsidiaries made in the ordinary course of business in an aggregate amount not to exceed $3 million at any one time outstanding.





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         Sale and Leaseback Transactions. The Indenture provides that the
Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if (a) the Company could have (i) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to either (1) the Leverage Ratio test set forth in the first paragraph of the covenant described under "-- Incurrence of Indebtedness" or (2) clause (vii) of the definition of the term "Permitted Indebtedness" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described under "-- Liens," and (b) the sale portion of such sale and leaseback transaction complies with the covenant described in "-- Repurchase at the Option of Holders -- Asset Sales," and the net proceeds from such sale are applied in accordance with such covenant.

         Business Activities. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Telecommunications Business.

         Payments for Consent. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, the Pledge Agreement or the Subsidiary Guarantees unless such consideration is offered to be paid or is paid to all Holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

         Reports. The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

         The Indenture provides that each of the following constitutes an "Event of Default": (i) default for 30 days in the payment when due of any interest or Liquidated Damages payable with respect to the Notes at any time (provided that such 30-day grace period shall be inapplicable for the first six scheduled interest payments due on the Notes); (ii) default in payment when due (whether at maturity, upon redemption or repurchase, or otherwise) of the principal of or premium, if any, on the Notes; (iii) failure by the Company or a Restricted Subsidiary to comply with the provisions described under "-- Security," "-- Subsidiary Guarantees," "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales" or "Certain Covenants -- Merger, Consolidation, or Sale of Assets;" (iv) failure by the Company or any Restricted Subsidiary for 30 days after notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes to the Company and the Trustee to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness following the expiration of the grace period provided in such Indebtedness on the date of such default (a





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"Payment Default") or (b) results in the acceleration of such Indebtedness
(including any obligation to redeem or repurchase such Indebtedness) prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments rendered against the Company or any of its Restricted Subsidiaries aggregating in excess of $5 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments become final and non-appealable; (vii) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary; (viii) certain events of breach, default, repudiation or unenforceability of the Pledge Agreement; and (ix) any Guarantee of the Notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Restricted Subsidiary, or any Person acting on behalf of any Restricted Subsidiary, shall deny or disaffirm its obligations under its Guarantee of any Notes.

         If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary of the Company, all outstanding Notes will become due and payable without further action or notice by the Trustee or any Holder. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or a Restricted Subsidiary with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to September 15, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or a Restricted Subsidiary with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

         The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of or premium, interest or Liquidated Damages on the Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The Company may, at its option and at any time, elect to discharge all of its obligations with respect to the outstanding Notes and all obligations of the Restricted Subsidiaries under the Subsidiary Guarantees ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of and premium, if any, interest and Liquidated Damages, if any, on the Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of transfers or exchanges of Notes, replacement of mutilated, destroyed, lost or stolen Notes as required by the Indenture and the maintenance of an office or agency for payment and money for security payments held in trust,





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(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the
Company's obligations in connection therewith and (iv) the Legal Defeasance and optional redemption provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance,
(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars or non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the IRS a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

         A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

         The registered Holder of a Note will be treated as the owner of such Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next two succeeding paragraphs, the Indenture, the Pledge Agreement, the Notes or the Subsidiary Guarantees may be amended or supplemented by the Company, each Restricted Subsidiary, and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for,

Notes), and any existing default or non-compliance with any provision of the Indenture, the Pledge Agreement, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described under "-- Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, interest or Liquidated Damages, if any, on the Notes; (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described under "-- Repurchase at the Option of Holders"); (viii) release any Collateral from the Lien created by the Pledge Agreement, except in accordance with the terms thereof, or amend the terms thereof relating to release of Collateral; (ix) release any Restricted Subsidiary from its Subsidiary Guarantee except as permitted hereunder; (x) make any change in the provisions of the Indenture requiring any Guarantees thereof or in the provisions of any such Guarantees; or (xi) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Restricted Subsidiaries and the Trustee may amend or supplement the Indenture, the Pledge Agreement, the Notes or the Subsidiary Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to add Guarantees of Restricted Subsidiaries with respect to the Notes or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

         The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes) as to all outstanding Notes when (i) either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust with the Trustee and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or (b) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable by their terms within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and in each case the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount of money in U.S. dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal amount, premium, if any, accrued and unpaid interest, and Liquidated Damages, if any, to the date of such deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof;
(ii) the Company has paid all other sums payable by it under the Indenture; and
(iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity, as the case may be. In addition, the Company must deliver an Officers' Certificate and an opinion of counsel stating that all conditions precedent under the Indenture to satisfaction and discharge have been complied with.





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NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS AND
STOCKHOLDERS

         No past, present or future director, officer, employee, incorporator, partner or stockholder of either of the Company or any of its Subsidiaries, as such, shall have any liability for any obligations of the Company or its Subsidiaries under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal Securities laws and it is the view of the Commission that such a waiver is against public policy.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

         The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

         Anyone who receives this Prospectus may obtain copies of the Indenture and the Pledge Agreement and the Exchange Registration Rights Agreement without charge by writing to the Company, 16479 Dallas Parkway, Suite 710, Dallas, Texas 75248, Attention: Chief Financial Officer.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Indebtedness" means, with respect to any specified Person,
(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.





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
         "Asset Sale" means (a) the direct or indirect sale, lease, license, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback or similar arrangement, by merger or consolidation) by the Company or a Restricted Subsidiary (a "disposition"), in one transaction or a series of transactions; provided that the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described under "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described under "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets" and not by the provisions of the covenant described under "-- Repurchase at the Option of Holders -- Asset Sales," and
(b) the issuance or disposition by the Company or any of its Restricted Subsidiaries of Equity Interests of the Company's Restricted Subsidiaries. Notwithstanding the foregoing, none of the following will be deemed an Asset
Sale: (i) a disposition of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Restricted Subsidiary; (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary; (iii) a Restricted Payment that is permitted by the covenant described under "-- Certain Covenants -- Restricted Payments;" (iv) dispositions in any fiscal year with Net Proceeds in the aggregate of $1 million or less; (v) dispositions of assets or rights in the ordinary course of business consistent with past practices ("OCB dispositions"); (vi) dispositions of inventory that would constitute OCB dispositions except that the consideration therefor received by the Company or such Restricted Subsidiary consists of Telecommunications Assets usable by the Company and its Restricted Subsidiaries in the ordinary course of business; (vii) the grant in the ordinary course of business of any license of intellectual property rights (which includes backup, escrow and other licensing arrangements common in the Telecommunications Business to the extent that such arrangements are beneficial to the Company and its Restricted Subsidiaries) if (A) such license by its terms prohibits any disposition thereof (including any sublicense thereof) other than sublicenses in the ordinary course of business (1) to Affiliates of such licensee or, (2) solely for the use thereof in the ordinary course of business, to customers of such licensee, (B) the Company or one or more of its Restricted Subsidiaries retains the unconditional right to use such intellectual property without payment of any royalty or other consideration at least to the extent and in the manner that the Company and its Restricted Subsidiaries used such intellectual property rights at the time of the grant of such license, and (C) neither the grant of such license nor the use thereof by the licensee results in a material decrease in the value of the related intellectual property rights retained by the Company and its Restricted Subsidiaries or interferes with or impairs the ability of the Company and its Restricted Subsidiaries to conduct their business; (viii) the grant of any license of intellectual property rights if (A) such license provides rights to the licensee only with respect to jurisdictions outside of the United States and Canada, (B) the Company or one or more of its Restricted Subsidiaries retains the unconditional right to use such intellectual property in the United States and Canada without payment of any royalty or other consideration, and
(C) neither the grant of such license nor the use thereof by the licensee results in a material decrease in the value of the related retained intellectual property rights within the United States and Canada; (ix) any liquidation of any Cash Equivalent; (x) any disposition of defaulted receivables for collection; and (xi) the grant of any Lien securing Indebtedness (or any foreclosure thereon) to the extent that such Lien is granted in compliance with the covenant set forth under "-- Certain Covenants Liens."

         "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Bank Credit Agreement" means any senior revolving credit facility governing Indebtedness for borrowed money owed by the Company or a Restricted Subsidiary to banks, trust companies or other institutions that are principally engaged in the business of lending money to businesses.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.





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
         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (i) Government Securities having maturities of not more than twelve months from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any member bank of the U.S. Federal Reserve System having capital and surplus in excess of $500 million, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, and (iv) commercial paper having the rating of at least P-1 from Moody's Investors Service, Inc., or any successor to its rating business, or at least A-1 from Standard & Poor's Ratings Group, or any successor to its rating business, and in each case maturing within 180 days after the date of acquisition.

         "Collateral" means the Pledged Securities and the proceeds thereof.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) to the extent deducted in computing Consolidated Net Income, the sum of (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (ii) Consolidated Interest Expense and
(iii) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period, and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period), minus (b) non-cash items increasing consolidated revenues in determining such Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserves for, anticipated cash charges in any prior period), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the amounts referred to in clauses (a) and (b) of the preceding sentence with respect to Restricted Subsidiaries shall only be added to (deducted from) Consolidated Net Income to compute Consolidated Cash Flow to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Restricted Subsidiary without direct or indirect restriction pursuant to the terms of its charter and by-laws and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

         "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus
(ii) the aggregate liquidation value of all Disqualified Stock (and in the case of a Restricted Subsidiary of the Company, preferred stock other than preferred stock held by the Company or any of its Restricted Subsidiaries) of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

         "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, interest payments in respect of Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments

(if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, in each case, on a consolidated basis and in accordance with GAAP, and (iii) the product of (A) the aggregate amount of dividends paid (to the extent not accrued in a prior period) or accrued on Disqualified Stock of the Company and its Restricted Subsidiaries or preferred stock of the Company's Restricted Subsidiaries, to the extent such Disqualified Stock or preferred stock is owned by Persons other than the Company and its Restricted Subsidiaries and (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, local and foreign statutory tax rate of such Person, expressed as a decimal.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person as to which Consolidated Net Income is being calculated, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income would not be permitted at the date of determination directly or indirectly, pursuant to the terms of its charter and by-laws and all agreements, instruments, judgments, decrees, orders, statutes, rules or governmental regulations applicable to such Restricted Subsidiary or its stockholders, (iii) the Net Income (if positive) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

         "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common equity holders of such Person and its consolidated Restricted Subsidiaries as of such date plus
(ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred equity (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends or other distributions, unless such dividends or other distributions may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred equity, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

         "Eligible Inventory" means the finished goods, raw materials and work-in-process of the Company and its Restricted Subsidiaries less any applicable reserves, each of the foregoing determined in accordance with GAAP.

         "Eligible Receivables" means the trade receivables of the Company and its Restricted Subsidiaries less the allowance for doubtful accounts, each of the foregoing determined in accordance with GAAP.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).





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         "Equity Investment" means the issuance after the Closing Date of
Capital Stock of the Company (other than Disqualified Stock) to any Person other than a Subsidiary of the Company in a single transaction or one or more transactions within a twelve-month period resulting in net cash proceeds to the Company of at least $30 million.

         "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the Indenture pro forma after giving effect to the Offering.

         "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy; provided that if such value exceeds $1 million, such determination shall be made in good faith by the Board of Directors of the Company.

         "GAAP" means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

         "Government Securities" means direct obligations of, or obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest or currency exchange rate swap agreements, interest or currency exchange rate cap agreements and interest or currency exchange rate collar agreements and (ii) other agreements or arrangements, in any case, designed to protect such Person against fluctuations in interest or currency exchange rates (as appropriate, "Interest Rate Hedges" and "Currency Hedges").

         "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

         "Indebtedness" means, with respect to any Person, (a) any liability of such Person, whether or not contingent (i) for borrowed money, or under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility; (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation); (iii) for the payment of money relating to a Capital Lease Obligation; (iv) for or pursuant to Disqualified Stock; (v) for or pursuant to preferred stock of any Restricted Subsidiary of the Company (other than preferred stock held by the Company or any of its Restricted Subsidiaries); (vi) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes a trade payable or accrued liability in the ordinary course of business that is not overdue by more than 90 days or is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted); or (vii) under or in respect of Hedging Obligations; (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or that is otherwise its legal liability, or the payment of which is secured by (or for which the





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holder of such liability has an existing right to be secured by) any Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. The amount of any non-interest bearing or other discount Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer dated such date prepared in accordance with GAAP, but such Indebtedness shall be deemed to have been Incurred only on the date of the original issuance thereof.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations (but excluding endorsements of negotiable instruments for collection in the ordinary course of business)), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions (for consideration) of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of Equity Interests or other securities by the Company or any of its Restricted Subsidiaries for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

         "Leverage Ratio" means, with respect to any Person as of any date of determination (the "Calculation Date"), the ratio of (i) the Consolidated Indebtedness of such Person as of the Calculation Date to (ii) the result of the multiplication of the Consolidated Cash Flow of such Person for the most recent full fiscal quarter ending immediately prior to the Calculation Date for which internal financial statements are available times four. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than revolving credit borrowings with respect to which the related commitment remains outstanding) or issues or redeems Disqualified Stock subsequent to the commencement of the period for which the Leverage Ratio is being calculated but prior to the Calculation Date, then the Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock, as if the same had occurred at the beginning of the applicable period. For purposes of making the computation referred to above, dispositions of all or substantially all of an operating unit of a business, Investments, acquisitions, and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries, including all mergers and consolidations during the quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, shall be calculated on a pro forma basis assuming that all such dispositions, Investments, acquisitions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of such reference period. If since the beginning of such reference period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition which constitutes all or substantially all of an operating unit of a business, discontinued operation, merger or consolidation that would have required adjustment pursuant to this definition, the Leverage Ratio shall be calculated giving pro forma effect thereto for such reference period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of such reference period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, and any lease in the nature thereof).

         "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with
(a) any sales of assets (including, without limitation, dispositions pursuant to sale and





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leaseback transactions) other than in the ordinary course of business or (b)
the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (ii) any extraordinary or non-recurring gain (but not loss), together with any related provision for taxes on such extraordinary or non-recurring gain (but not loss), and (iii) unrealized foreign exchange gains (but not losses).

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, (i) Cash Equivalents received as consideration in such Asset Sale, (ii) any cash received upon the disposition of any non-cash consideration received in such Asset Sale, and (iii) any assumption of liabilities deemed to constitute "cash" for purposes of the covenant described in "-- Asset Sales"), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), any relocation expenses incurred as a result thereof, any taxes paid or payable by the Company or any of its Restricted Subsidiaries as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be paid to any Person (other than the Company and its Restricted Subsidiaries) having a Lien on the assets subject to the Asset Sale, amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP (provided that the amount of any such reserve shall be deemed to constitute Net Proceeds at the time such reserve shall have been released or is not otherwise required to be retained for such purpose).

         "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) as to which the lenders have expressly waived any recourse which they may have, in law, equity or otherwise, whether based on misrepresentation, control, ownership or otherwise, to the Company or any of its Restricted Subsidiaries, including, without limitation, a waiver of the benefits of the provisions of Section 1111(b) of the U.S. Bankruptcy Code (Title 11, United States Code), as amended.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Officer" means, with respect to any Person, the chief executive officer, the president, the chief operating officer, the chief financial officer, the chief accounting officer, the treasurer, any assistant treasurer, the controller, the secretary, any assistant secretary or any vice-president of such Person.

         "Officers' Certificate" means a certificate signed on behalf of a Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of such Person, that meets the requirements set forth in the Indenture.

         "Permitted Holders" means (i) Carlyle HighwayMaster Investors, L.P., Carlyle HighwayMaster Investors II, L.P., H.M. Rana Investments Limited, TC Group, L.L.C., Mark D. Ein, Chase Manhattan Investment Holdings, Inc., Archery Partners, Clipper/Merban, L.P., Clipper/Merchant Partners, L.P., Clipper Capital Associates, L.P., Erin Mills International Investment Corporation, The Erin Mills Investment Corporation, The Erin Mills Development Corporation, William C. Kennedy, Jr., Donald M. Kennedy, William C. Saunders, Robert S. Folsom, Robert T. Hayes, and Southwestern Bell Wireless Holdings, Inc., (ii) in the case of each Permitted Holder described in clause (i) that is an entity, the beneficial owners of such entity as of the Closing Date, and (iii) all Affiliates of Permitted Holders described in clauses (i) and (ii) (provided that, for purposes of this clause (iii) only, the proviso set forth in the definition of the





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term "Affiliate" shall be deemed modified to provide that beneficial ownership of 50% or more of the voting securities of a Person shall constitute, and shall be necessary to constitute, control).

         "Permitted Investments" means (i) any Investment in the Company or in a Restricted Subsidiary of the Company; (ii) any Investment in Cash Equivalents; (iii) any Investment by the Company or any of its Restricted Subsidiaries in a Person engaged in the Telecommunications Business if, as a result of such Investment, (A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (iv) any Investment in Government Securities in accordance with the provisions of the Pledge Agreement; (v) Investments the payment for which consists exclusively of Equity Interests (excluding Disqualified Stock) of the Company;
(vi) Investments in shares of money market mutual or similar funds having assets in excess of $500 million; and (vii) Investments in negotiable instruments held for collection in the ordinary course of business and lease, utility and similar deposits.

         "Permitted Liens" means (i) Liens securing Permitted Indebtedness Incurred pursuant to clause (i) of the definition of such term; (ii) Liens in favor of the Company and/or its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any such Restricted Subsidiary;
(iv) Liens securing any Acquired Indebtedness and which exist at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens arising under the Indenture in favor of the Trustee;
(vi) Liens existing on the date of the Indenture; (vii) Liens arising by reason of (1) any judgment, decree or order of any court not constituting an Event of Default; (2) taxes not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP; (3) security for payment of workers' compensation or other insurance; (4) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of money), bids, licenses, performance or similar bonds and other obligations of a like nature, in the ordinary course of business; (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessees), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations or in lieu of surety or appeal bonds; (7) surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; or (8) operation of law or statute and incurred in the ordinary course of business, including without limitation, those in favor of mechanics, materialmen, suppliers, laborers or employees, and, if securing sums of money, for sums which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP; (viii) Liens created by the Pledge Agreement; (ix) Liens resulting from the deposit of funds or Government Securities in trust for the purpose of decreasing or defeasing Indebtedness of the Company and its Restricted Subsidiaries so long as such deposit of funds or Government Securities and such decreasing or defeasing of Indebtedness are permitted under the "Restricted Payments" covenant; (x) Liens securing obligations in a maximum aggregate amount not to exceed $15 million and consisting exclusively of (1) Permitted Indebtedness Incurred pursuant to clause (vii) of the definition of such term and (2) Attributable Debt that could have been Incurred as a Capital Lease Obligation pursuant to clause (vii) of the definition of the term "Permitted Indebtedness"; provided that such Liens attach only to assets subject to such capital lease or sale and leaseback transaction and other assets directly related thereto; (xi) Liens constituting licenses of intellectual property rights not otherwise prohibited under the terms of the Indenture; and (xii) any extension, renewal or replacement (or successive extensions, renewals or





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replacements), in whole or in part, of any Lien referred to in the foregoing clauses (iii), (iv) and (vi) above; provided that the principal amount of the Indebtedness secured thereby shall not exceed the principal amount of Indebtedness secured thereby immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus improvements on such property).

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used by such Person to extend, refinance, renew, replace, defease or refund other Indebtedness of such Person ("Old Indebtedness"); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Old Indebtedness;
(ii) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Old Indebtedness; (iii) if the Old Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Old Indebtedness; (iv) such Permitted Refinancing Indebtedness is on terms that are no more restrictive, as a whole, than those governing such Old Indebtedness; and (v) such Permitted Refinancing Indebtedness is Incurred only by the Company or the Restricted Subsidiary that is the obligor on the Old Indebtedness.

         "Permitted Telecommunications Investments" means Investments made by the Company and its Restricted Subsidiaries in Persons (including Unrestricted Subsidiaries) engaged as a primary business in the Telecommunications Business.

         "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Pledge Account" means an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by the Company with a portion of the proceeds from the sale of the Notes.

         "Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of the date of the Indenture, by and between the Company and the Trustee governing the disbursement of funds from the Pledge Account, as such may be amended from time to time pursuant to the terms thereof.

         "Pledged Securities" means the securities purchased with a portion of the proceeds from the sale of the Notes, which shall consist of Government Securities, to be deposited in the Pledge Account.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Stockholders' Agreement" means that certain Amended and Restated Stockholders Agreement, dated as of September 27, 1996, by and among the Company and certain stockholders of the Company, as in effect on the Closing Date.

         "Subordinated Indebtedness" means Indebtedness of the Company (or a Restricted Subsidiary) that is expressly subordinated in right of payment to the Notes (or a Subsidiary Guarantee, as appropriate).





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         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unless indicated to the contrary, "Subsidiary" refers to a Subsidiary of the Company.

         "Subsidiary Guarantee" means an unconditional guaranty of the Notes and the Indenture given by any Restricted Subsidiary or other Person pursuant to the terms of the Indenture or any supplement thereto.

         "Telecommunications Assets" means assets or working capital used or useful in the conduct or furtherance of a Telecommunications Business.

         "Telecommunications Business" means the business of (i) developing, implementing, marketing and distributing voice, data or position location solutions for mobile communications markets, or (ii) evaluating, participating in or pursuing any other activity or opportunity that is related to those identified in clause (i) above.

         "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt, (ii) does not own any Equity Interests of, or own or hold any Lien on, any property of the Company or any Restricted Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated), (iii) has not, and the Subsidiaries of such Subsidiary have not at the time of designation, and does not thereafter, Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries, (iv) is not party to any material agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless either (a) the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, or (b) such agreement, contract, arrangement or understanding is a license of intellectual property by the Company or a Restricted Subsidiary of the Company to an Unrestricted Subsidiary of the Company and less than all of the outstanding Capital Stock or other ownership interests of such Unrestricted Subsidiary (other than directors' qualifying shares) is owned by the Company and its Restricted Subsidiaries, (v) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, (vi) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries and (vii) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that (i) such designation complied with the foregoing conditions, (ii) such designation was permitted by the covenant described under "-- Certain Covenants -- Restricted Payments," (iii) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Certain Covenants-- Incurrence of Indebtedness" and (iv) no Default or Event of Default would be in existence immediately following such designation. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Liens or agreements of such Subsidiary shall be deemed to be Incurred or created by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness, Liens or agreements are not permitted to be Incurred or created as of such date under the covenants described under "-- Certain Covenants," the Company shall be in default of such





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covenants). The Board of Directors of the Company may at any time designate any
Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an Incurrence of Indebtedness and a creation of Liens and agreements by a Restricted Subsidiary of the Company of any outstanding Indebtedness, Liens or agreements of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness, Liens and agreements are permitted under the covenants described under "-- Certain Covenants," and (ii) no Default or Event of Default would be in existence immediately following such designation.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

         Except as set forth in the next paragraph, the Exchange Notes will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee for the Depositary (such nominee being referred to herein as the "Global Note Holder").

         Exchange Notes that are issued as described below under " -- Certificated Securities" will be issued in registered form (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of Notes being transferred.

         The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

         The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Notes will be limited to such extent. For certain other restrictions on the transferability of the Exchange Notes, see "Notice to Investors."

         So long as the Global Note Holder is the registered owner of any Exchange Notes, the Global Note Holder will be considered the sole owner or holder of such Exchange Notes outstanding under the Indenture. Beneficial owners of Exchange Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture





                                      118
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for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. The ability of a Person having a beneficial interest in Exchange Notes represented by a Global Note to pledge such interest to Persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

         None of the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Exchange Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Exchange Notes.

         Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Exchange Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any).

         The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

         Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Exchange Notes in the form of Definitive Notes. Upon any such issuance, the Trustee is required to register such Exchange Notes in the name of, and cause the same to be delivered to, such Person or Persons. In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to appoint a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Definitive Notes under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Exchange Notes in such form will be issued to each Person that the Depositary identifies as the beneficial owner of the related Exchange Notes.

         Neither the Company nor the Trustee shall be liable for any delay by the Depositary in identifying the beneficial owners of the related Exchange Notes and each such Person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

SAME DAY SETTLEMENT AND PAYMENT

         The Indenture requires that payments in respect of the Notes represented by the Global Securities (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Security Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to trade in the Depositary's Same Day Funds Settlement System, and any permitted secondary market trading activity in





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such Notes will therefore be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

                     CERTAIN U.S. FEDERAL TAX CONSEQUENCES

         The following discussion is a summary of certain U.S. federal tax consequences relevant to the exchange of Old Notes for Exchange Notes and the ownership of Exchange Notes by persons who (a) acquired Old Notes on original issue for cash and (b) hold Old Notes and Exchange Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The discussion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action. The discussion does not discuss every aspect of U.S. federal taxation that may be relevant to a particular taxpayer under special circumstances or to persons who are otherwise subject to a special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax exempt organizations and entities, persons holding Notes, Warrants, or Common Stock as a part of a hedging or conversion transaction or a straddle, and holders whose functional currency is not the U.S. dollar) and it does not discuss the effect of any applicable U.S. state and local or non-U.S. tax laws. The Company has not sought and will not seek any rulings from the IRS concerning the tax consequences of the exchange of Old Notes for Exchange Notes and the ownership of Exchange Notes and, accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES AND OWNING EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION.

U.S. HOLDERS

         This Section summarizes certain U.S. federal income tax consequences of the exchange of Old Notes for Exchange Notes and the ownership of Exchange Notes by "U.S. Holders." The term "U.S. Holder" refers to a person that is classified for U.S. federal tax purposes as a United States person. For this purpose, a United States person includes (i) a resident (within the meaning of Section 7701(b) of the Code) or current or former citizen of the United States,
(ii) a corporation, limited liability company, or partnership created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source.

         Exchange of Notes. The exchange of Old Notes for the Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes, because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the exchange of Old Notes for Exchange Notes should not be a taxable event to holders for federal income tax purposes. Moreover, the Exchange Notes should have the same tax attributes and tax consequences to holders as the Old Notes had to holders, including, without limitation, the same issue price, adjusted issue price, original issue discount ("OID"), adjusted tax basis and holding period. The tax attributes and tax consequences of ownership of the Old Notes and, thus, of the Exchange Notes (collectively, the "Notes"), are summarized below.

         Stated Interest. Stated interest paid or accrued on the Notes will be taxable to a U.S. Holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes. Alternatively, a U.S. Holder may elect to include stated interest on the Notes (as well as OID, market discount, de minimis market discount and unstated interest on the Notes, as adjusted by any amortizable bond premium or acquisition premium) in gross income on a constant-yield basis. The election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. The mechanics and implications of such an election are beyond the scope of this discussion and, as a result, U.S. Holders should consult their own tax advisors regarding the desirability of making such an election.





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         Original Issue Discount. The Notes were issued with OID for U.S.
federal income tax purposes. The amount of OID on a Note equals the excess of the principal amount due at maturity on the Note over its "issue price." The Company has determined that the portion of the purchase price originally paid for each Unit which was properly allocable to each Note and, thus, the "issue price" of each $1,000 Note, equaled $966.51. Although this allocation is not binding on the IRS, each U.S. Holder is bound by the Company's allocation, unless a disclosure statement is attached to the timely filed U.S. federal income tax of the U.S. Holder for its taxable year in which it acquired the Note.

         Each U.S. Holder (whether reporting on the cash or accrual basis of accounting for tax purposes) will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the Note for each day during the taxable year on which such U.S. Holder holds the Note, and in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, in the case of the Notes, the initial period beginning on the issue date and ending on March 15, 1998 and each subsequent six-month period thereafter ending on March 15 and September 15) a pro rata portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period equals the excess of (i) the product of the "adjusted issue price" of the Note at the beginning of the accrual period and the Note's "yield to maturity," over (ii) the amount of any stated interest payments allocable to such accrual period. The "yield to maturity" of the Notes is the discount rate that, when applied to all payments due under the Notes (including stated interest payments), results in a present value equal to the issue price of the Notes. The "adjusted issue price" of a Note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the Note in all prior accrual periods, and decreased by any principal payments made on the Note during all prior accrual periods.

         Impact of Applicable High Yield Discount Obligation Rules. If the yield-to-maturity on the Notes equals or exceeds the sum of 5% and the "applicable federal rate" (within the meaning of Section 1274(d) of the Code) in effect for the month in which the Notes are issued ("AFR"), the Notes would be considered "applicable high yield discount obligations" within the meaning of Section 163(i) of the Code. In such a case, the Company would not be permitted to take a deduction for U.S. federal income tax purposes for interest and OID accrued on the Notes until such time as the Company actually pays such interest and OID in cash or in property other than stock or debt of the Company (or persons related to the Company). Moreover, to the extent that the yield to maturity of the Notes exceeds the sum of 6% and the AFR, such excess (the "Dividend-Equivalent Interest") would not be deductible at any time by the Company for U.S. federal income tax purposes (regardless of whether the Company actually pays such Dividend Equivalent Interest in cash or in other property). Such Dividend-Equivalent Interest would be treated as a dividend to the extent it is deemed to have been paid out of the Company's current or accumulated earnings and profits. Accordingly, a U.S. Holder that is a domestic corporation may be entitled to take a dividends-received deduction with respect to any Dividend-Equivalent Interest received by such corporate U.S. Holder on the Note.

         Sale, Retirement, or Other Taxable Disposition of Notes. A U.S. Holder whose Notes are sold or redeemed for cash will recognize gain or loss to the extent of the difference between the cash received (other than amounts reflecting accrued and unpaid stated interest on the Notes, which will be taxed as ordinary income), and the U.S. Holder's adjusted tax basis in the Notes. A U.S. Holder's tax basis in a Note will initially equal the issue price of the Note (determined as described under "-- Original Issue Discount," above, and will subsequently be increased by the OID includable in such U.S. Holder's taxable income under the rules described in "-- Original Issue Discount," above, and will be reduced by any stated principal payments received on the Note. Any such gain recognized by a U.S. Holder under the rules described in this paragraph will be (a) long-term capital gain if the U.S. Holder has held the Note for more than 18 months, (b) mid-term capital gain if the U.S. Holder has held the Note for more than one year but not more than 18 months, and (c) short-term capital gain if the U.S. Holder has not held the Note for more than one year. Under the recently enacted Taxpayer Relief Act of 1997, (i) long-term capital gains of individuals are now generally taxed at a maximum rate of 20% and (ii) mid-term capital gains of individuals are now generally taxed at a maximum rate of 28%. Short-term capital gains continue to be taxed at ordinary income rates and the deductibility of capital losses continues to be subject to certain limitations.





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         Holders of Notes should be aware that the market discount rules may affect resale of the Notes. If a subsequent purchaser of a Note purchases the Note at a "market discount" and thereafter recognizes gain upon its disposition, such gain will be taxable as ordinary interest income (rather than capital gain) to the extent of the "market discount" that has accrued (and has not otherwise been included in income pursuant to an election made by such subsequent purchaser) during the period the subsequent purchaser held such Note. Generally, "market discount" will exist on the purchase of a Note if the purchase price is less than the adjusted issue price of the Note and any such market discount will accrue over the remaining term of the Note on a straight line basis or, at the election of the subsequent purchaser, on a constant yield to maturity basis.

         Liquidated Damages. The Company intends to take the position that the Liquidated Damages described above under "Description of the Notes -- Registration Rights; Liquidated Damages" are taxable to U.S. Holders as ordinary income in accordance with the U.S. Holder's usual method of income tax accounting. The IRS may take a different position, however, which could require the U.S. Holder to include such Liquidated Damages in income as they accrue or become fixed, regardless of the U.S. Holder's method of income tax accounting.

         Information Reporting; Backup Withholding. The Company is required to furnish to record holders of the Notes, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid and the amount of OID accrued on the Notes. Holders who purchase Notes after the Offering for an amount that differs from the adjusted issue price of the Notes are required to determine for themselves the amount of OID that is includable in their taxable income.

         Certain U.S. Holders may be subject to backup withholding at the rate of 31% with respect to interest and OID paid on the Notes or with respect to proceeds received from a disposition of the Notes. Generally, backup withholding applies only if (i) the payee fails to furnish a correct taxpayer identification number ("TIN") to the payor in the manner required or fails to demonstrate that it otherwise qualifies for an exemption, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions and the IRS has notified the payor that withholding is required, or
(iv) the payee fails (in certain circumstances) to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S. Holders will be entitled to credit any amounts withheld under the backup withholding rules against their actual tax liabilities provided the required information is furnished to the IRS.

NON-U.S. HOLDERS

         This Section summarizes certain U.S. federal tax consequences of the exchange of Old Notes for Exchange Notes and the ownership of Notes by "Non-U.S. Holders." The term "Non-U.S. Holder" refers to a person that is not classified for U.S. federal tax purposes as a "United States person," as defined in "-- U.S. Holders," above.

         Exchange of Notes. The exchange of Old Notes for the Exchange Notes pursuant to the Exchange Offer should not be a taxable event to Non-U.S. Holders for U.S. federal income tax purposes.

         Interest and OID. In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or regular withholding tax with respect to stated interest or OID received or accrued on the Notes so long as (a) the interest and OID is not effectively connected with the conduct of a trade or business within the United States, (b) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (c) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, and (d) either (i) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on U.S. Treasury Form W-8 (or on a suitable substitute form) or (ii) the Note is held by a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and such financial institution certifies under penalties of perjury that such a Form W-8





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(or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

         Gain on Disposition of Notes. Non-U.S. Holders generally will not be subject to U.S. federal income taxation on gain recognized on a disposition of Notes so long as (i) the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder who is an individual, either such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition or such Non-U.S. Holder does not have a "tax home" (within the meaning of section 911(d)(3) of the Code) in the United States.

         Federal Estate Taxes. In general, an individual who is a Non-U.S. Holder will incur liability for U.S. federal estate tax if the fair market value of the property included in such individual's taxable estate for U.S. federal estate tax purposes exceeds the statutory threshold amount, which is currently $60,000. For these purposes, a Note held by such an individual who, at the time of death, is not a citizen or resident of the United States should not be subject to U.S. federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of the individual's death, if payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

         U.S. Information Reporting Requirements and Backup Withholding Tax. Generally, payments of interest, OID, premium or principal on the Notes to Non-U.S. Holders will not be subject to information reporting or backup withholding if the Non-U.S. Holder complies with the certification requirements set forth in clause (d) under "-- Interest and OID on Notes" above.

         Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of Notes effected by, to or through the foreign office of a broker; provided, however, that if the broker is a U.S. person or a U.S.-related person, information reporting (but not backup withholding) would apply unless the broker has documentary evidence in its records as to the Non-U.S. Holder's foreign status (and has no actual knowledge to the contrary), or the Non-U.S. Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption. Non-U.S. Holders will be subject to information reporting and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of Notes effected by, to or through the U.S. office of a broker, unless the Non-U.S. Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

         The IRS has proposed regulations that, if issued as final regulations, would require Non-U.S. Holders to provide additional information in order to establish an exemption from, or reduce the rate of, withholding tax or backup withholding tax and, in particular, would require certain Non-U.S. Holders, and foreign partners of partnerships that are Non-U.S. Holders, to provide certain information and comply with certain certification requirements not required under existing law, including requirements that the Non-U.S. Holder furnish its name, address and taxpayer identification number. Such proposed regulations are proposed to be effective generally for payments made after December 31, 1997. It is not possible to predict whether, or in what form, the proposed regulations ultimately will be adopted.

         Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax liability and any amounts withheld in excess of such Non- U.S. Holder's U.S. federal income tax liability would be refunded, provided that the required information is furnished to the IRS.





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                              PLAN OF DISTRIBUTION

         Each Participating Broker-Dealer that receives Exchange Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.
This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market- making activities or other trading activities (other than a resale of an unsold allotment from the original sale of Old Notes). The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Notes for a period ending 180 days from the date on which the Exchange Offer Registration Statement is declared effective. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of Exchange Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth in the Letter of Transmittal. See "The Exchange Offer -- Resales of Exchange Notes."

         The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. Exchange Notes received by Participating Broker-Dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker- Dealer that resells Exchange Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period ending 180 days from the date on which the Exchange Offer Registration Statement is declared effective, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.





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                                 LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., Dallas, Texas.

                                    EXPERTS

         The consolidated financial statements of HighwayMaster Communications, Inc. and its subsidiary as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, included in this Prospectus, have been audited by Price Waterhouse LLP, independent accountants, as stated in their report appearing herein.





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                                    GLOSSARY

      AIRTIME CHARGES:       Charges to users of wireless communications
                             systems based on the actual minutes of use.


      ANALOG: A transmission method employing a continuous wave to communicate information rather than a pulsed or digital method. Most existing cellular and SMR systems employ analog technology.


      A-SIDE AND B-SIDE:     The FCC permits only two cellular carriers to
                             compete in each cellular market, one from a group of A-Side carriers which operate in one frequency range and the other from a second frequency range, the B-Side.


      AUTONOMOUS
      REGISTRATION:          Procedure whereby a cellular telephone
                             automatically identifies itself to the cellular carrier as it enters a new cellular MSA or RSA, allowing for automatic out-of-area call delivery.
                             Existing autonomous-registration call delivery systems have very limited RSA participation because of the high operating costs to cellular carriers.


      CALL AUTHORIZATION:    Pre-authorization procedure undertaken by a
                             cellular carrier for outgoing calls from a cellular telephone. Call authorization for an out-of-area caller requires verification with his home cellular carrier.


      CELLULAR:              The mobile radio service licensed by the FCC to
                             provide services on a common carrier basis utilizing 50 MHZ of spectrum in the 800-MHZ band.
                             Cellular is the first mobile radio service to broadly employ frequency reuse in its system design, allowing for greatly expanded capacity and reduced pricing.


      COMMON CARRIER:        An entity offering services that are for profit,
                             interconnected with the public switched telephone network, and held out to the public without restrictions and on a non-discriminatory basis.

      DIGITAL: Describes a method of storing, processing and transmitting information through the use of pulses which represent numbers. Because digital systems reduce all sound, information, or other data to numeric values, as opposed to continuously variable analog signals, digital systems allow for rapid manipulation, processing, and storage of the sound or other data by computer.


      DISPATCH:              A service provided to customers who want to
                             transmit and receive short messages to and from a fleet of vehicles operating within range of the system's repeater. Dispatch can be structured in a one-to-one format or a one-to-many format between Series 5000 Mobile Units and a fixed base station.


      EMPTY MILES:           Miles driven by a truck without a revenue-
                             generating load.


      ESMR: Enhanced Specialized Mobile Radio. ESMR is a technology that has been developed specifically to provide digital service using the SMR frequency band. ESMR provides enhanced services such as instant conferencing, mobile telephone, short-text messaging with acknowledgment and data transmission.


      FCC:                   Federal Communications Commission.


      FREQUENCY:             A point on the spectrum, measured in Hertz. Radio
                             transmitters are designed to transmit signals utilizing a pre-selected frequency, and receivers are designed to tune out all signals other than signals of a pre-selected frequency. Two users cannot broadcast simultaneously on identical frequencies in the same location without interference, creating the need for regulatory bodies such as the FCC to allocate radio frequencies.


      GEO-STATIONARY ORBIT:  An orbit 22,300 miles above the equator which allows a satellite to orbit at the same speed as the earth's rotation, remaining in a fixed position over the earth. Existing satellite communications systems utilize geo-stationary satellites.


      GPS: Global Positioning System. A network of navigational satellites maintained by the U.S. Department of Defense which provides navigational information to specialized radio receivers.


      GTE-TSI: GTE Telecommunications Services Incorporated and/or its affiliates.

      GTE WIRELESS:          GTE Wireless and/or its affiliates.


      HERTZ: The unit for measuring electromagnetic (including radio) frequencies. One Hertz (abbreviated Hz) equals one cycle per second; kHz (kilohertz) stands for thousands of Hertz; MHZ (megahertz) stands for millions of Hertz.


      HIGHWAYMASTER NETWORK: A private, wireless enhanced services telecommunications network utilized by the
                             Company. This network integrates the following principal elements utilizing the Company's patented technology: (i) access to the cellular infrastructure through contracts with more than 70 cellular carriers; (ii) call processing, data management and related functions provided through switching complexes operated by AT&T and the Company; and (iii) call delivery information and other "clearinghouse" services provided through contracts with GTE-TSI and EDS.


      INCOMING CALL
      DELIVERY:              The ability of a cellular telephone system to
                             deliver a call to a mobile telephone (ring the mobile telephone).


      INTERFACE:             Computer software and hardware which allow two
                             different computer systems to communicate with each other or, as a verb, the action of establishing such a connection.


      LEO: Low-earth orbit. LEO satellites orbit quickly around the earth, requiring multiple satellites if continuous communication is required in a specific geographic location.


      LORAN-C: Local Radio Aid to Navigation. A network of navigational transmitters maintained by the U.S. Coast Guard to provide navigational information to specialized radio receivers in the continental United States.


      LONG-HAUL:             Segment of the trucking industry which carries
                             freight over average distances of over 100 miles.


      LTL: Less-than-truckload; trucking companies that utilize smaller local delivery trucks to pick up less-than-truckload shipments for consolidation at a depot before long-haul shipment.

      MEO: Middle-earth orbit. MEO satellites orbit at distances from the earth that are greater than LEOs but less than geo-stationary satellites.


      MODEM: Modulator-Demodulator. Converts digital data into a form that can be transmitted over telephone lines, and reconverts it to digital on the receiving end.


      MSA: Metropolitan Statistical Area. MSAs are of two types, cellular MSAs and census MSAs. Cellular MSAs are determined by the FCC for the purpose of granting licenses to provide cellular telephone service within a particular area. Census MSAs are determined by the U.S. Census Bureau for general purposes. Cellular MSAs and census MSAs may differ from area to area.


      PAGING: A one-way messaging service generally transmitting text messages of limited length to a compact receiver while within range of the paging company's transmitters.


      PCS: Personal Communications Services. PCS is an all-digital wireless telephony service that provides integrated services not currently offered by traditional analog cellular providers and a wider range of service options, including integrated voice mail, enhanced custom-calling and short-messaging. In the future, PCS systems may offer high-speed data transmission to and from computers, advanced paging services, facsimile services and Internet access.


      PRIVATE CARRIER:       A for-profit operator of a private land mobile
                             service which does not resell for profit any exchange or inter-exchange service or facility which has been purchased from a common carrier.


      REAL-TIME:             A term used to describe a computer or
                             communications function which happens
                             instantaneously, while the system is in use, as opposed to batched or store-and-forward methods that record and store information for processing or transmission at a later time.


      RESELLER:              A carrier that does not own transmission
                             facilities, but obtains communications services from another carrier for resale to the public for profit.


      RSA:                   Rural Service Area as defined by the FCC.

      SERIES 5000 MOBILE
      UNIT: The Series 5000 mobile communications unit, including earlier fully-equipped versions, which functions include voice communication, the transmission and receipt of data messages, navigational tracking, calculation of fuel taxes, estimating times of arrival, storing data and monitoring on-board electronic engine and other electronic functions.


      SMR: Specialized Mobile Radio. SMR is a type of wireless dispatch communications that is used primarily as a business communications tool. The service provides point-to-multipoint or "one-to-many" voice communications. The FCC allocated SMR operators a total of 19 MHZ of spectrum, near the allocation for cellular operators in the 800 and 900 MHZ bands. The FCC regulated SMR differently from cellular, however, leading SMR to develop networks based on high-powered transmitters that precluded increasing system capacity by reusing frequencies. Capacity restraints led SMR operators to focus on dispatch service.


      SPECTRUM:              A term generally applied to the entire collection
                             of radio frequencies. Because two users can not simultaneously broadcast on the same frequency in the same location without interference, regulatory bodies such as the FCC must pre- approve usage of each portion of the spectrum.


      WIRELESS:              When used broadly, this term describes
                             telecommunications services that rely on radio waves for communication rather than a land-line link.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                       PAGE
                                                                                                       ----
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995 AND 1996 AND FOR THE
   YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996:

Report Of Independent Accountants...................................................................... F-2

Consolidated Balance Sheets At December 31, 1995 And 1996.............................................. F-3

Consolidated Statements Of Operations For The Years Ended
   December 31, 1994, 1995 And 1996.................................................................... F-4

Consolidated Statements Of Cash Flows For The Years Ended
   December 31, 1994, 1995 And 1996.................................................................... F-5

Consolidated Statements Of Changes In Partners' And Stockholders' Equity
   For The Years Ended December 31, 1994, 1995 And 1996................................................ F-6

Notes To Consolidated Financial Statements............................................................. F-7

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996 AND JUNE 30, 1997 AND
   FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997 (UNAUDITED):

Consolidated Balance Sheets At December 31, 1996 And June 30, 1997 (Unaudited)......................... F-25

Consolidated Statements Of Operations For The Six Months Ended June 30, 1996
   And June 30, 1997 (Unaudited)....................................................................... F-26

Consolidated Statements Of Cash Flows For The Six Months Ended June 30, 1996
   And June 30, 1997 (Unaudited)....................................................................... F-27

Consolidated Statements Of Changes In Stockholders' Equity For The Six Months
   Ended June 30, 1997 (Unaudited)..................................................................... F-28

Notes To Consolidated Financial Statements (Unaudited)................................................. F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of HighwayMaster
         Communications, Inc.

         In our opinion, the consolidated financial statements appearing on pages F-3 through F-24 of this Prospectus, present fairly, in all material respects, the financial position of HighwayMaster Communications, Inc. and its subsidiary at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP



Dallas, Texas
February 10, 1997

               HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                     ASSETS
                                                                                        December 31,
                                                                                      1995        1996
                                                                                   ---------    ---------
Current assets:
  Cash and cash equivalents ....................................................   $  23,969    $  19,725
  Accounts receivable, net of allowance for doubtful
     accounts of $815 and $774, respectively ...................................       5,949        8,537
  Other short-term receivables .................................................         803          919
  Inventory ....................................................................       4,199        3,458
  Prepaid expenses .............................................................         506          231
                                                                                   ---------    ---------
          Total current assets .................................................      35,426       32,870
Property and equipment, net of accumulated depreciation of
  $800 and $1,776, respectively ................................................       3,927        7,756
Long-term receivables ..........................................................       1,394        1,045
Deposits .......................................................................         112          309
Other assets, net of accumulated amortization of $1,125 and
  $1,024, respectively .........................................................       1,510          949
                                                                                   ---------    ---------
          Total assets .........................................................   $  42,369    $  42,929
                                                                                   =========    =========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable .............................................................   $   5,028    $   3,450
  Telecommunications costs payable .............................................       1,984        2,805
  Accrued interest payable to related parties ..................................         345           --
  Accrued warranty .............................................................         876          273
  Accrued loss on short-term contracts .........................................          --          570
  Other current liabilities ....................................................       1,421        1,167
                                                                                   ---------    ---------
          Total current liabilities ............................................       9,654        8,265
Notes payable to related parties ...............................................      11,488           --
                                                                                   ---------    ---------
Commitments and contingencies (Note 12)
          Total liabilities ....................................................      21,142        8,265
                                                                                   ---------    ---------
Series B redeemable preferred stock, $.01 par value, 10,000
  shares authorized; 1,080 and zero shares issued and
  outstanding, respectively ....................................................       8,126           --
                                                                                   ---------    ---------
Stockholders' equity:
  Series D participating convertible preferred stock, $.01 par value, 1,000 shares authorized; zero and 1,000
     shares issued and outstanding at December 31, 1995 and ....................          --           --
     1996, respectively
  Common stock, $.01 par value, 50,000,000 shares
     authorized; 22,333,661 and 25,150,527 shares issued;
     22,021,664 and 24,838,530 shares outstanding at ...........................         223          251
     December 31, 1995 and 1996, respectively
  Additional paid-in capital ...................................................      90,560      144,829
  Accumulated deficit...........................................................     (77,135)    (109,869)
  Treasury stock, 311,997 shares, at cost.......................................        (547)        (547)
                                                                                   ----------   ---------

          Total stockholders' equity............................................      13,101       34,664
                                                                                   ---------    ---------
          Total liabilities and stockholders' equity............................    $ 42,369   $   42,929
                                                                                   =========    =========



          See accompanying notes to consolidated financial statements.

               HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                    1994         1995         1996
                                                                    ----         ----         ----
Revenues:
  Product ......................................................   $ 11,075    $ 16,946    $ 14,645
  Service ......................................................      2,436       9,908      16,056
                                                                   --------    --------    --------
          Total revenues .......................................     13,511      26,854      30,701
                                                                   --------    --------    --------
Cost of revenues:
  Product ......................................................     11,867      17,730      15,099
  Service ......................................................      2,099       9,172      11,489
  Write-down of inventory ......................................      1,658          --       1,943
                                                                   --------    --------    --------
          Total cost of revenues ...............................     15,624      26,902      28,531
                                                                   --------    --------    --------
Gross profit (loss) ............................................     (2,113)        (48)      2,170
General and administrative expenses ............................      6,577       7,299       9,479
Sales and marketing expenses ...................................      3,890       6,273       9,139
Engineering expenses ...........................................      1,900       2,868       4,094
Customer service expenses ......................................      4,587       5,727       8,089
                                                                   --------    --------    --------
          Operating loss .......................................    (19,067)    (22,215)    (28,631)
Interest income ................................................        279       1,041         809
Interest expense to related parties ............................     (5,999)     (5,106)     (1,691)
Recapitalization costs .........................................       (733)         --          --
Other (expense) ................................................       (361)       (117)       (230)
                                                                   --------    --------    --------
          Loss before income taxes and extraordinary
            item ...............................................    (25,881)    (26,397)    (29,743)
Income tax provision ...........................................         --          --          --
                                                                   --------    --------    --------
          Loss before extraordinary item .......................    (25,881)    (26,397)    (29,743)
Extraordinary item-- loss on extinguishment of debt ............         --      (6,980)       (317)
                                                                   --------    --------    --------
          Net loss .............................................   $(25,881)   $(33,377)   $(30,060)
                                                                   ========    ========    ========
Primary per share data:
  Loss before extraordinary item ...............................               $  (1.39)   $  (1.39)
  Extraordinary item ...........................................                  (0.34)      (0.01)
                                                                               --------    --------
  Net loss per share ...........................................               $  (1.73)   $  (1.40)
                                                                               ========    ========
Weighted average number of shares outstanding ..................                 20,407      22,763
                                                                               ========    ========
Pro forma per share data (unaudited):
  pro forma net loss per share .................................   $  (1.50)
                                                                   ========
  Weighted average number of shares outstanding used in the
     pro forma net loss per share calculation ..................     18,259
                                                                   ========


          See accompanying notes to consolidated financial statements.

               HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     YEAR ENDED DECEMBER 31,
                                                                     -----------------------
                                                                  1994         1995        1996
                                                                  ----         ----        ----
Cash flows from operating activities:
  Net loss ..................................................   $(25,881)   $(33,377)   $(30,060)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Depreciation and amortization ..........................        825         886       1,651
     Amortization of discount on notes payable ..............      2,410       2,296         871
     Interest paid-in-kind ..................................        457          --          --
     Payment of debt issue costs ............................     (1,000)         --          --
     Extraordinary item .....................................         --       6,980         317
     (Increase) decrease in accounts receivable .............     (4,169)     (1,127)     (2,588)
     (Increase) decrease in other receivables ...............     (1,051)     (1,146)        233
     (Increase) decrease in inventory .......................       (182)       (669)        741
     (Increase) decrease in prepaid expenses and
       deposits .............................................         (3)       (386)         78
     Increase (decrease) in accounts payable ................      3,942        (906)     (1,578)
     Increase (decrease) in accrued expenses and other
       current liabilities ..................................      2,346       1,753         189
     Other ..................................................        219         (74)        329
                                                                --------    --------    --------
          Net cash used in operating activities .............    (22,087)    (25,770)    (29,817)
                                                                --------    --------    --------
Cash flows from investing activities:
  Additions to property and equipment .......................     (1,098)     (2,990)     (4,877)
  Additions to capitalized software .........................       (515)     (1,086)       (262)
                                                                --------    --------    --------
          Net cash used in investing activities .............     (1,613)     (4,076)     (5,139)
                                                                --------    --------    --------
Cash flows from financing activities:
  Proceeds from issuance of common stock, net ...............         --      72,774      10,000
  Proceeds from issuance of preferred stock and warrants,
     net ....................................................         --          --      19,688
  Proceeds from notes payable to related parties ............     35,000       4,122       5,000
  Payments on loans from related parties ....................     (7,225)    (27,239)     (5,000)
  Proceeds from exercise of stock options ...................         --          --       1,024
  Purchase of treasury shares ...............................       (547)         --          --
                                                                --------    --------    --------
          Net cash provided by financing activities .........     27,228      49,657      30,712
                                                                --------    --------    --------
Increase (decrease) in cash .................................      3,528      19,811      (4,244)
Cash and cash equivalents, beginning of period ..............        630       4,158      23,969
                                                                --------    --------    --------
Cash and cash equivalents, end of period ....................   $  4,158    $ 23,969    $ 19,725
                                                                ========    ========    ========
Supplemental cash flow information:
  interest paid .............................................   $  2,451    $  3,267    $  1,056
                                                                ========    ========    ========



          See accompanying notes to consolidated financial statements.

               HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY

    CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' AND STOCKHOLDERS' EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)


                                                                         PREFERRED STOCK              COMMON STOCK
                                           GENERAL       LIMITED         ---------------       ---------------------------
                                           PARTNERS      PARTNERS        SHARES    AMOUNT        SHARES            AMOUNT
                                         -----------     --------        -----     ------      ----------         --------
Partners' deficit at December 31,
  1993 ..............................    $    (5,193)     $  1,377          --     $    --              --        $     --
  Recapitalization ..................          5,193        (1,377)        929          --      13,650,000             137
  Issuance of common stock ..........                                                            4,154,329              41
  Purchase of treasury stock ........
  Accretion of discount -- Series
    B redeemable preferred stock ....
  net loss for year .................
                                         -----------      --------       -----     -------      ----------        --------
Stockholders' equity (deficit) at
  december 31, 1994 .................             --            --         929          --      17,804,329             178
  Issuance of common
    stock -- Initial public
    offering ........................                                                            4,000,000              40
  Issuance of common
    stock-- Note exchange ...........                                                              529,332               5
  Accretion of discount-- Series
    B redeemable preferred stock ....
  Cancellation of Series C
    preferred stock .................                                     (929)         --
  Net loss for year .................
                                         -----------      --------       -----     -------      ----------        --------
Stockholders' equity (deficit) at
  December 31, 1995 .................             --            --          --          --      22,333,661             223
  Issuance of common stock ..........                                                            1,818,018              18
  Issuance of Series D preferred
    stock ...........................                                    1,000          --
  Exchange of Series B preferred
    stock for common stock ..........                                                              864,000               9
  Accretion of discount -- Series
    B redeemable preferred stock ....
  Exercise of stock options .........                                                              134,848               1
  Net loss for year .................
                                         -----------      --------       -----     -------      ----------        --------
Stockholders' equity (deficit) at
  December 31, 1996 .................    $        --      $     --       1,000     $    --      25,150,527        $    251
                                         ===========      ========       =====     =======      ==========        ========


                                               ADDITIONAL             TREASURY STOCK
                                                PAID-IN               --------------               ACCUMULATED
                                                CAPITAL           SHARES           AMOUNT            DEFICIT            TOTAL
                                              ---------           -------         ---------         ---------         --------
Partners' deficit at December 31,
  1993 ..............................         $      --                --         $      --         $      --         $ (3,816)
  Recapitalization ..................            (2,194)                                              (14,665)         (12,906)
  Issuance of common stock ..........             9,571                                                                  9,612
  Purchase of treasury stock ........                             311,997              (547)                              (547)
  Accretion of discount -- Series
    B redeemable preferred stock ....                                                                  (1,235)          (1,235)
  net loss for year .................                                                                 (25,881)         (25,881)
                                              ---------           -------         ---------         ---------         --------
Stockholders' equity (deficit) at
  december 31, 1994 .................             7,377           311,997              (547)          (41,781)         (34,773)
  Issuance of common
    stock -- Initial public
    offering ........................            72,734                                                                 72,774
  Issuance of common
    stock-- Note exchange ...........            10,449                                                                 10,454
  Accretion of discount-- Series
    B redeemable preferred stock ....                                                                  (1,977)          (1,977)
  Cancellation of Series C
    preferred stock .................                                                                                       --
  Net loss for year .................                                                                 (33,377)         (33,377)
                                              ---------           -------         ---------         ---------         --------
Stockholders' equity (deficit) at
  December 31, 1995 .................            90,560           311,997              (547)          (77,135)          13,101
  Issuance of common stock ..........            22,707                                                                 22,725
  Issuance of Series D preferred
    stock ...........................            19,688                                                                 19,688
  Exchange of Series B preferred
    stock for common stock ..........            10,791                                                  (843)           9,957
  Accretion of discount -- Series
    B redeemable preferred stock ....                                                                  (1,831)          (1,831)
  Exercise of stock options .........             1,083                                                                  1,084
  Net loss for year .................                                                                 (30,060)         (30,060)
                                              ---------           -------         ---------         ---------         --------
Stockholders' equity (deficit) at
  December 31, 1996 .................         $ 144,829           311,997         $    (547)        $(109,869)        $ 34,664
                                              =========           =======         =========         =========         ========

          See accompanying notes to consolidated financial statements.

               HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  RECAPITALIZATION AND BUSINESS OVERVIEW

Recapitalization

         On April 24, 1992, By-Word Joint Venture L.P., a Delaware limited partnership, was formed with one general partner, By-Word Technologies, Inc. ("By-Word") and one limited partner, the FBR Eighteen Corporation ("FBR"). FBR was wholly-owned by the Eighteen Wheeler Corporation ("Eighteen Wheeler"). On April 27, 1992, By-Word Joint Venture L.P. changed its name to HighwayMaster L.P. (the "Partnership"). At December 31, 1993, the approximate percentages of interest in the Partnership were as follows:


By-Word......................................................    39.55%
FBR..........................................................    58.99%
Robert Hayes.................................................     1.08%
Robert Folsom................................................     0.38%

         On February 4, 1994, the Company was recapitalized in a transaction whereby, (i) holders of the stock of Eighteen Wheeler contributed such stock to a newly formed entity, HM Holding Corporation, in exchange for promissory notes in the aggregate principal amount of $9,291,050; 8,052,330 shares of common stock; and 929.105 shares of Series A Preferred Stock, (ii) individual partners contributed their interests in the Partnership to HM Holding Corporation in exchange for promissory notes in the aggregate principal amount of $1,508,950; 198,900 shares of common stock; and 150.895 shares of Series A Preferred Stock and (iii) By-Word contributed its interest in the Partnership and the residual rights to certain intellectual property previously licensed to the Partnership in exchange for 5,398,770 shares of common stock. The shares of Series A Preferred Stock were subsequently canceled in exchange for which the prior holders of stock in Eighteen Wheeler received 929.105 shares of Series B Preferred Stock and 929.105 shares of Series C Preferred Stock, and the individual partners received 150.895 shares of Series B Preferred Stock. As a result of the foregoing transactions, Eighteen Wheeler became a wholly-owned subsidiary of HM Holding Corporation. FBR and the Partnership were merged with and into Eighteen Wheeler, and the name of the surviving corporation was changed to HighwayMaster Corporation. By virtue of the merger, HighwayMaster Corporation became the successor in interest to the Partnership. These transactions are collectively referred to as the "Recapitalization."

         In connection with the Recapitalization, the Company paid an aggregate of $733,000 in transaction and legal fees which were charged to earnings during 1994. Approximately $465,000 of these fees were paid to a stockholder of the Company.

         From February 4, 1994 to December 31, 1994, certain stockholders of the Company contributed a total of $35.0 million in cash in exchange for the Company's common stock and notes payable (see Note 8).

         In February 1995, HM Holding Corporation changed its name to HighwayMaster Communications, Inc. (the "Company"). Since the operations were conducted solely by the Partnership and the Company and no other party to the Recapitalization conducted operating activities, there was no change in the historical cost basis of the Company's assets and liabilities. Unless otherwise stated, references to the "Company" shall include HighwayMaster Communications, Inc. (formerly HM Holding Corporation) and its subsidiary and its predecessors, including the Partnership.

Business Overview

         From April 24, 1992 (inception) through June 1993, the Company was in the development stage and its primary activities related to the design and development of its products. The Company began selling its products in the third quarter of 1993.

         The Company operates a wireless enhanced-services network with both voice and data capabilities in 99% of the available cellular coverage areas in the United States and 100% of the ASide cellular coverage areas in Canada. The Company's private network covers approximately 95% of the United States interstate highway system. Through this private network, the Company provides integrated mobile voice, data, tracking, and fleet management information services to trucking companies and private truck operators in the long-haul segment of the transportation industry.

         The HighwayMaster system includes a Mobile Communication Unit (the "Mobile Communication Unit" or "Unit") installed in each truck and a proprietary dispatch software package developed by the Company for use by trucking companies. The Mobile Communication Unit transmits and receives voice and data communication to and from long-haul trucks through the Company's private network. In addition, the Unit contains a sophisticated navigational tracking device that enables dispatchers to obtain accurate position reports for trucks located anywhere in the United States and Canada. The Company's dispatch software package enables a trucking company to optimize the use of its fleet by processing data transmitted by Mobile Communication Units and performing a variety of fleet management functions.

         In the fourth quarter of 1996, the Company entered into a strategic business alliance with Prince Corporation ("Prince"), a subsidiary of Johnson Controls, Inc., to develop and provide AutoLink service for motorists in the United States and Canada. The basic AutoLink Product will provide an intelligent communications link from the car to an information services complex in order to provide emergency assistance, roadside assistance and information services to the occupants of the car, including remote tracking of stolen or missing vehicles. HighwayMaster will be responsible for managing the network, providing software for the intelligent mobile unit in the car and assisting in managing various information services providers. The AutoLink business alliance is currently in its preliminary stages and no revenues will be realized by the Company from AutoLink in 1997.

2.  STOCK SPLIT

         On May 26, 1995, the Company's board of directors authorized, and a majority of stockholders approved, a one thousand nine hundred and fifty-for-one (1,950 for 1) common stock split effected in the form of a stock dividend, payable to shareholders of record on May 26, 1995. The stock split has been given retroactive effect to January 1, 1994 (the year in which the Recapitalization to a corporate structure took place) in the accompanying financial statements.

3.  COMPLETION OF INITIAL PUBLIC OFFERING AND NOTE EXCHANGE

         On June 28, 1995, the Company completed its initial public offering (the "Offering") of 4,000,000 shares of common stock at a price of $19.75 per share. Proceeds from the Offering totaled $72,774,000, net of underwriters' discounts and other offering expenses totaling $6,226,000.

         A portion of the proceeds from the Offering was used to retire notes payable to related parties in the aggregate principal amount of $27,239,000 (see Note 8). In addition, 529,332 shares of common stock were issued to retire notes payable to related parties (the "Note Exchange") in the aggregate principal amount of $10,454,000. In connection with the foregoing, the unamortized balances of debt discount and debt issue costs associated with the indebtedness retired, in the aggregate amount of $6,980,000, were charged to expense and are reported in the accompanying consolidated statements of operations as an extraordinary item, "loss on extinguishment of debt."

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

         The consolidated financial statements include those of HighwayMaster Communications, Inc. and HighwayMaster Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates Inherent in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

         Revenues from equipment sales and licensing of equipment software are generally recognized at the time the Units are shipped to customers. In certain cases the Company has installed Units in customers' trucks on a trial basis, permitting customers to return the Units with limited or no penalty. In such cases, the Company recognizes revenue when the trial period expires. Revenues generated from voice and data communications services are recognized upon customer usage. Until 1996, AT&T invoiced and collected payments from all of the Company's customers for voice and data communication services associated with the Company's equipment. The Company records as revenue an amount equal to the payments received from AT&T, and the remainder of these service charges, including amounts for call processing, enhanced long distance services and customer collection fees, is retained by AT&T under the terms of the AT&T Contract (see Note 11). Beginning in the third quarter of 1996, the Company started providing customer billing, credit and collection activities for voice and data communication services for certain customers.

Cash and Cash Equivalents

         Cash and cash equivalents include cash on hand and investments with purchased original maturities of three months or less. Such investments consist of short-term commercial paper, U.S. Government and U.S. Government Agency obligations, and money-market accounts. The Company has approximately $19,500,000 of cash and cash equivalents in excess of FDIC insured limits at December 31, 1996. The Company has not experienced any losses on its cash and cash equivalents.

Business and Credit Concentrations

         The majority of the Company's business activities and related accounts receivable are with customers in the interstate trucking industry. The receivables generated from equipment sales are generally secured by the respective Units shipped to the customer. Allowances have been provided for amounts which may eventually become uncollectible and to provide for any disputed charges. No customer accounted for more than 10% of total consolidated revenues for the years ended December 31, 1995 and 1996. During 1994, one interstate trucking company accounted for approximately $2.8 million, or 21%, of total consolidated revenues.

Inventory

         Inventory consists primarily of component parts and finished products which are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and Equipment

         Property and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the various classes of assets, which range from three to five years. Maintenance and repairs are charged to operations while renewals or betterments are capitalized.

Accrued loss on short-term contracts

         The Company contracts with existing customers to upgrade previously installed earlier generation Mobile Communication Units to current generation Units. In the event the cost of the equipment to be provided for upgrade contracts is expected to exceed the sum of the upgrade contract price and the estimated fair market value of the equipment to be returned as a result of the upgrade, a loss is recognized.

Research and Development Costs

         The Company expenses research and development costs as incurred. During 1994, 1995 and 1996, the Company expensed $1,211,000, $1,539,000 and
$1,294,000 in research and development costs for hardware and software that are reflected in Engineering Expenses in the Consolidated Statements of Operations.

Software Development Costs

         Purchased computer software costs are amortized using the straight-line method over expected useful lives which range from 18 to 60 months. Payments to the Company's service providers for software enhancements, to which the service providers retain ownership, are capitalized as software development costs. These costs are amortized over the lives of the service contracts, varying from 12 to 36 months.

         Costs related to the research, design and development of computer software are charged to research and development expense as incurred. During 1994, 1995, and 1996, the Company expensed $330,000, $804,000, and $673,000, respectively, in research and development costs that are reflected in Engineering Expenses in the Consolidated Statements of Operations. Software development costs that meet the capitalization requirements of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" are capitalized. Software development costs are amortized using the straight line method over eighteen months or the estimated economic life of the product, whichever is less.

         As of December 31, 1995 and 1996, the unamortized portion of computer software costs was $1,199,000 and $873,000, respectively. Amortization of such costs charged to expense during 1994, 1995, and 1996 was $223,000, $278,000, and $504,000, respectively.

Advertising Costs

         Advertising costs are expensed as incurred. During 1994, 1995, and 1996 the Company expensed $941,000, $2,041,000 and $1,637,000, respectively, in advertising costs that are reflected in Sales and Marketing Expenses in the Consolidated Statements of Operations.

Income Taxes

         The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes" ("SFAS 109"). Deferred income taxes are calculated using an asset and liability approach wherein deferred taxes are provided for the tax effects of basis differences for assets and liabilities arising from differing treatments for financial and income tax reporting purposes. Valuation allowances against deferred tax assets are provided where appropriate.

Earnings Per Share

         Net loss per share for the years ended December 31, 1995 and 1996 ("primary loss per share") was computed by dividing the net loss, increased by the accretion of discount on the Series B Preferred Stock ($1,977,000 and $1,831,000 in 1995 and 1996, respectively), by the weighted average number of shares outstanding during the year.

         Stock options granted with exercise prices below the $19.75 initial public offering price and shares of common stock issued during the twelve-month period preceding the initial filing date of the Offering have been included in the calculation of weighted average shares outstanding through the date of the Offering (June 28, 1995). The stock options were included in the calculation of common stock equivalents using the treasury stock method. Stock options are excluded from the calculation of weighted average shares outstanding subsequent to the date of the Offering since their effect would be anti-dilutive.

         Pro forma net loss per share (unaudited) was computed by dividing the pro forma net loss for the year ended December 31, 1994 by the pro forma weighted average number of shares outstanding during the year. Pro forma net loss was calculated by increasing the net loss for 1994 by $1,481,000, representing interest expense on the $10.8 million of notes payable related to the Recapitalization for the period January 1, 1994 to February 4, 1994 ($134,000) and the accretion of discount on the Series B Preferred Stock for the period from January 1, 1994 to December 31, 1994 ($1,347,000). The pro forma weighted average number of shares was calculated assuming that all shares issued in the Recapitalization were issued as of January 1, 1994.

         Supplemental net loss per share (unaudited) is presented below to show what loss per share would have been for 1996 assuming the shares issued in September 1996 to retire indebtedness and the Series B Preferred Stock had been issued as of January 1, 1996 and the associated indebtedness and Series B Preferred Stock had been retired as of January 1, 1996. Supplemental net loss per share (unaudited) for the year ended December 31, 1996 is based on the weighted average number of shares of common stock used in the primary loss per share calculation plus the number of additional weighted average shares (1,384,648) that would have been outstanding had $12,662,000 of indebtedness and $10,800,000 of Series B Preferred Stock been retired at January 1, 1996. For the purposes of computing supplemental net loss per share (unaudited), the net loss for the year ended December 31, 1996 was increased by $1,831,000 for the accretion of discount on the Series B Preferred Stock and was reduced by $1,659,000 and $1,831,000 for the interest expense on the indebtedness and the accretion of discount on the Series B Preferred Stock, respectively. Supplemental net loss per share (unaudited) for the year ended December 31, 1996 is as follows:

Supplemental net loss before extraordinary item ..........................   $        (1.17)
Extraordinary item .......................................................             (.01)
                                                                             --------------
Supplemental net loss per share ..........................................   $        (1.18)
                                                                             ==============
Weighted average number of shares outstanding used in the supplemental net
  loss per share calculation .............................................       24,147,512
                                                                             ==============

Fair Value of Financial Instruments

         The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value because of their short-term maturity.

Reclassifications

         Certain operating expenses for 1994 and 1995 have been reclassified to conform to the 1996 presentation.

5.  LEASING OPERATIONS

         The Company leases its products to certain customers with terms ranging from three to five years. The related contracts are accounted for as sales-type leases. As of December 31, 1996, minimum future lease payments expected to be received were:

1997 ...............................................   $   513,000
1998 ...............................................       513,000
1999 ...............................................       445,000
2000 ...............................................       154,000
                                                       -----------
          Total minimum future lease payments ......     1,625,000
Less: unearned interest income .....................      (157,000)
                                                       -----------
          Total receivable balance .................   $ 1,468,000
                                                       ===========


         Of the receivable balance above, $423,000 is included in other short-term receivables and $1,045,000 is included in long-term receivables in the Consolidated Balance Sheet at December 31, 1996.

         In March 1997, a customer who represents $1,239,000 of the total receivable balance notified the Company that they intended to terminate their long-term lease commitment. Although the lease agreement contains termination penalties, the Company believes that it may be necessary to write-off a portion of the receivable as a result of the lease termination. The Company estimates that the amount of the write-off may range from approximately $500,000 to $1,000,000, although the Company is continuing to evaluate its position under the lease and no final decision has been reached. No provision for loss has been recorded in the Consolidated Financial Statements.

6.  INVENTORY

         Inventory consisted of the following:

                                                                  December 31
                                                          --------------------------
                                                             1995             1996
                                                          ----------      ----------
Complete systems......................................    $1,968,000      $1,265,000
Component parts.......................................     2,231,000       2,193,000
                                                          ----------      ----------
                                                          $4,199,000      $3,458,000
                                                          ==========      ==========

         During 1996, the Company recorded a write-down of approximately $1.9 million to adjust the carrying value of used earlier generation mobile unit component parts inventory to its estimated net realizable value.

7.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                              December 31
                                      --------------------------
                                         1995             1996
                                      -----------    -----------
Machinery and equipment ...........   $ 1,692,000    $ 2,234,000
Vehicles ..........................       370,000        370,000
Computers and office equipment ....     1,166,000      2,087,000
Network Services Center ...........            --      4,841,000
Construction-in-progress ..........     1,499,000             --
                                      -----------    -----------
                                        4,727,000      9,532,000
Less: accumulated depreciation ....      (800,000)    (1,776,000)
                                      -----------    -----------
                                      $ 3,927,000    $ 7,756,000
                                      ===========    ===========

         Total depreciation expense charged to operations during 1994, 1995 and 1996 was $296,000, $395,000 and $1,041,000, respectively.

8.  NOTES PAYABLE TO RELATED PARTIES

         As a part of the Recapitalization, the Company issued promissory notes in the amount of $10.8 million, 13,650,000 shares of common stock, 1,080 shares of Series B Preferred Stock and 929 shares of Series C Preferred Stock (see
Note 1).

         Also as part of the Recapitalization, the holders of the stock of Eighteen Wheeler contributed such stock to the Company in exchange for notes in the aggregate principal amount of approximately $9.3 million, 8,052,330 shares of common stock and 929.1 shares of Series A Preferred Stock; individual partners contributed their interest in the Partnership to the Company in exchange for notes in the aggregate principal amount of approximately $1.5 million, 198,900 shares of common stock and 150.895 shares of Series A Preferred Stock; and By-Word contributed its interest in the Partnership and the residual rights to certain intellectual property previously licensed to the Partnership in exchange for 5,398,770 shares of common stock. The Company also entered into a Subscription Agreement dated February 4, 1994 (the "Subscription Agreement") providing for the sale by the Company of up to $45 million aggregate principal amount of promissory notes and up to an aggregate of 5,850,000 shares of common stock of the Company. Pursuant to the Subscription Agreement, (i) on February 4, 1994, the Company issued $10.0 million aggregate principal amount of promissory notes and 975,000 shares of common stock of the Company for $10.0 million; (ii) on March 28, 1994, the Company issued $20.0 million aggregate principal amount of promissory notes and 2,437,500 shares of common stock for $20.0 million; and (iii) on October 17, 1994, the Company issued $5.0 million aggregate principal amount of promissory notes and 741,848 shares of common stock for $5.0 million. The coupon interest rate on the outstanding principal amount of the notes was 8% per annum. The notes were discounted using an effective borrowing rate of approximately 18%.

         Pursuant to the Note Exchange Agreement entered into in May 1995, the Company and noteholders agreed to modify the requirements for repayment of the notes upon closing of a public offering. Accordingly, upon completion of the Offering (see Note 3) (i) 50% of the outstanding principal amount of the notes held by members of the Carlyle Group, Clipper and Chase were paid in cash from proceeds of the Offering, an aggregate of $5.0 million of the principal amount of such notes were exchanged for common stock at the Offering price (but not registered for sale in the Offering), and the remaining principal balance of the notes held by such noteholders continue to be held by such noteholders after the Offering; (ii) 50% of the outstanding principal amount of the notes held by Erin Mills affiliates were paid in cash from the proceeds of the Offering, and the remaining principal balance of the notes held by Erin Mills affiliates were exchanged for common stock at the Offering price (but not registered for sale in the Offering); (iii) 50% of the notes held by Mr. Folsom and Mr. Hayes were paid in cash from the proceeds of the Offering, and the remaining principal balance of the notes held by Mr. Folsom and Mr. Hayes were exchanged for common stock at the Offering price (but not registered for sale in the Offering) and; (iv) the maturity date for the principal amount of the notes was changed to December 31, 1996.

         In April 1995, May 1995 and June 1995, certain stockholders of the Company, other than certain management stockholders, entered into Note Purchase Agreements with the Company pursuant to which such stockholders purchased pro rata, in proportion to their stock ownership, short-term 9% promissory notes from the Company in the aggregate principal amount of $1.6 million, $1.4 million and $1.1 million, respectively. These notes, together with accrued interest thereon, were repaid in June, 1995 with proceeds from the Offering.

         Pursuant to the Note Exchange Agreement and the Note Purchase Agreements an aggregate principal amount of $27,239,000 of notes payable to related parties were repaid with proceeds from the Offering. In addition, 529,332 shares of common stock were issued to retire notes payable to related parties (the "Note Exchange") in the aggregate principal amount of $10,454,000. In connection with the foregoing, the unamortized balances of debt discount and debt issue costs associated with the indebtedness retired, in the aggregate amount of $6,980,000 were charged to expense and are reported in the accompanying consolidated statements of operations as an extraordinary item, "loss on extinguishment of debt."

         After the above repayments, $12,662,000 principal amount of notes payable to related parties remained outstanding at December 31, 1995. These notes had an 8% per annum coupon rate and a maturity date of December 31, 1996. The notes were discounted using an effective borrowing rate of approximately 18%.

         On March 29, 1996, the Company and the noteholders entered into a Note Extension Option Agreement (the "Extension Option"). Under the Extension Option, the Company had the unilateral right to elect to extend the maturity date of the notes to June 30, 1997. Because of the availability of the Extension Option to the Company, the notes were classified as a long-term liability at December 31, 1995.

         On September 27, 1996, the Company, the Erin Mills Stockholders, the Carlyle Stockholders and certain other holders of outstanding securities of the Company entered into a Recapitalization Agreement (the "1996 Recapitalization Agreement"), and consummated the 1996 Recapitalization Transactions contemplated thereby. In particular, upon the terms and conditions set forth in the 1996 Recapitalization Agreement, (i) the Company repaid in full the principal amount of and interest accrued on certain promissory notes in the aggregate principal amount of $5.0 million executed in favor of an Erin Mills Stockholder in order to repay certain advances made by such Erin Mills Stockholder in August and September 1996 to enable the Company to meet its short-term working capital and other requirements, (ii) the Company issued an aggregate of 800,000 shares of Common Stock to two Erin Mills Stockholders in exchange for aggregate cash payments in the amount of $10.0 million, (iii) the Company issued an aggregate of 864,000 shares of Common Stock to three Erin Mills Stockholders and two other persons in exchange for the surrender to the Company for cancellation of all outstanding shares of Series B Preferred Stock,
(iv) the Company paid to the Carlyle Stockholders a portion of the accrued and unpaid interest on certain promissory notes in the aggregate principal amount of $12,662,000 (the "Carlyle Notes") executed in favor of the Carlyle stockholders, and (v) the Company issued an aggregate of 1,018,018 shares of Common Stock in exchange for the surrender of the Carlyle Notes for cancellation. In connection with the foregoing, the unamortized balances of debt discount and debt issue costs associated with the indebtedness retired, in the aggregate amount of $317,000, were charged to expense and are reported in the accompanying consolidated statements of operations as an extraordinary item, "loss on extinguishment of debt."

9.  INCOME TAXES

         As discussed in Note 1, the Company's predecessor business activities prior to February 4, 1994 were conducted as a Partnership which was not subject to income tax. The profits and losses of the Partnership were reflected on the tax returns of the individual partners. Accordingly, the financial statements of the Partnership for periods prior to February 4, 1994 do not include any provision for income taxes.

         Effective with the Recapitalization on February 4, 1994, the Company became a corporation and the consolidated financial statements reflect the tax effects of the Company's activities from that date. The tax effects for the period January 1 to February 4, 1994 and arising from the Company's conversion to a corporation on February 4, 1994 were not material.

         The components of the Company's net deferred tax asset were as follows:

                                                                   December 31
                                                          ----------------------------
                                                               1995            1996
                                                          ------------    ------------
Deferred tax assets
  Step-up of tax basis in assets ......................   $  1,183,000    $  1,543,000
  Research and development credit .....................        340,000         254,000
  Accrued warranty ....................................        298,000          93,000
  Recapitalization costs ..............................        369,000         266,000
  Allowance for doubtful accounts .....................        277,000         263,000
  Accrued interest ....................................        590,000         332,000
  Inventory ...........................................        146,000         104,000
  Accrued vacation ....................................         89,000          67,000
  Net operating loss carryforwards ....................     18,457,000      32,352,000
                                                          ------------    ------------
  Gross deferred tax assets ...........................     21,749,000      35,274,000
  Valuation allowance .................................    (21,551,000)    (34,745,000)
                                                          ------------    ------------
  Net deferred tax asset ..............................        198,000         529,000
Deferred tax liability
  Depreciation ........................................       (158,000)       (460,000)
  Other ...............................................        (40,000)        (69,000)
                                                          ------------    ------------
Net deferred tax asset ................................   $         --    $         --
                                                          ============    ============

         The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Consolidated Statements of Operations:

                                                                    December 31
                                                     ------------------------------------------
                                                         1994           1995            1996
                                                     -----------    -----------    ------------
Income tax benefit at Federal statutory rate .....   $(8,800,000)   $(8,784,000)   $(10,220,000)
Net operating losses not benefitted ..............     8,761,000      8,735,000      10,146,000
Other ............................................        39,000         49,000          74,000
                                                     -----------    -----------    ------------
          Income tax benefit .....................   $        --    $        --    $         --
                                                     ===========    ===========    ============

         At December 31, 1996, the Company had net operating loss carryforwards aggregating approximately $95.2 million which expire in various years between 2007 and 2011. Due to the issuance of certain notes payable in connection with the Recapitalization discussed in Note 8, there was a change in ownership under the Internal Revenue Code which limits the annual utilization of these carryforwards and will cause some amount of the carryforwards to expire unutilized. Any additional changes in ownership subsequent to the Recapitalization could also result in additional limitations of loss carryforwards.

10. PARTNERS'/STOCKHOLDERS' EQUITY INSTRUMENTS AND RELATED MATTERS

Issuance of Series D Preferred Stock

         On September 27, 1996, the Company and Southwestern Bell Wireless Holdings, Inc. ("SBW"), a wholly owned subsidiary of SBC Communications Inc. ("SBC"), consummated certain transactions, including but not limited to (i) the issuance of 1,000 shares of a new series of preferred stock, par value $0.01 per share, designated as Series D Participating Convertible Preferred Stock ("Series D Preferred Stock") in consideration of a cash payment in the amount of $20.0 million and (ii) the issuance to SBW of certain Warrants.

         Each outstanding share of Series D Preferred Stock is convertible into 1,600 shares of Common Stock at the option of SBW. In addition, at such time as SBW obtains certain regulatory relief required in order for it to offer long-distance telephone services, all outstanding shares of Series D Preferred Stock will automatically convert into an equal number of shares of a new series of common stock designated as Class B Common Stock.

         Each outstanding share of Class B Common Stock will be convertible into 1,600 shares of Common Stock at the option of SBW. The holders of Class B Common Stock will be entitled to receive dividends and liquidating distributions in an amount equal to the dividends and liquidating distributions payable on or in respect of the number of shares of Common Stock into which such shares of Class B Common Stock are then convertible. The holders of Common Stock and Class B Common Stock will generally have identical voting rights and will vote together as a single class, with the holders of Class B Common Stock being entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Class B Common Stock held by them are then convertible. In addition, the holders of Class B Common Stock will be entitled to elect one director of the Company (or two directors if SBW and its affiliates beneficially own at least 20% of the outstanding shares of Common Stock on a fully diluted basis) and will have the right to approve certain actions on the part of the Company.

         The Warrants issued to SBW entitle the holder thereof to purchase (i) 3,000,000 shares of Common Stock at an exercise price of $14.00 per share and
(ii) 2,000,000 shares of Common Stock at an exercise price of $18.00 per share. The Warrants will expire on September 27, 2001.

Series B Preferred Stock

         As part of the Recapitalization described in Note 1, the Company issued 1,080 shares of its Series A Preferred Stock. On February 28, 1994, all shares of the Series A Preferred Stock were reacquired by the Company and the respective holders were issued shares of Series B and Series C Preferred Stock. The Preferred Stock was recorded at its fair value as of the date of issuance. The Series C Preferred Stock was canceled in 1995.

         The Series B Preferred Stock was required to be redeemed by the Company at a price of $10,000 per share ($10,800,000 in the aggregate) if the purchasers of the notes and common stock under the Subscription Agreement had realized a certain required return (as defined) on their investment in the Company. In contemplation of the transactions consummated on September 27, 1996, it was determined that the Series B Preferred Stock would qualify for redemption at its maturity date, February 4, 1997. Accordingly, the Series B Preferred Stock was extinguished pursuant to the 1996 Recapitalization Agreement by the issuance of 864,000 shares of Common Stock (see Note 8).

Settlement Agreement and By-Word Exchange Agreement

         In connection with a lawsuit brought by a former employee of By-Word and the employee's spouse (collectively, the "Plaintiffs") against By-Word, the Company and certain of its stockholders and affiliates (collectively, the "Defendants"), in which the Plaintiffs alleged certain claims for, among other things, breach of employment and personal injury, the Plaintiffs entered into a Compromise Settlement and Mutual Release, in September 1994 (the "Settlement Agreement"), pursuant to which the plaintiffs rescinded the original purchase of the shares of By-Word, and the Plaintiffs settled all claims against the Defendants in exchange for $1,653,000 (the "Settlement Amount"). The Company loaned By-Word the Settlement Amount pursuant to a promissory note dated September 30, 1994, in the amount of $1,653,000 (the "By-Word Note") to pay the Plaintiffs under the Settlement Agreement.

         Pursuant to an agreement dated October 1, 1994, between the Company and By-Word (the "By-Word Exchange Agreement"), By-Word contributed 5,398,770 shares of the Company's common stock to the Company in exchange for which the Company issued 5,086,773 shares of the Company's common stock to By-Word and assumed By-Word's obligations under the By-Word Note. The Company recorded the transaction as an increase in treasury shares. The obligations assumed from By-Word by the Company were in excess of the fair value of the stock received; therefore, the amount of $1,106,000 of obligations assumed over the fair value of the stock was recorded as an expense that is reflected in General and Administrative Expenses in the 1994 Consolidated Statement of Operations. By-Word instituted dissolution proceedings on November 30, 1994 and distributed its shares of common stock of the Company then held by By-Word pro rata to the former shareholders of By-Word.

Incentive Plan and Other

         Pursuant to a 1994 Stock Option Plan, as amended, (the "Plan") options may be granted to employees for the purchase of an aggregate of up to 2,474,462 shares of the Company's common stock. The Plan requires that the exercise price for each stock option be not less than 100% of the fair market value of common stock at the time the option is granted. Both nonqualified stock options and incentive stock options, as defined by the Internal Revenue Code of 1986, as amended, may be granted under the Plan. Options granted under the Plan vest 20% on the date of grant and 20% on each of the following four anniversary dates of the date of grants and expire six years from the date of grant.

         The Company applies APB Opinion No. 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for options issued under the Plan. Had compensation cost been determined based on the fair market value at the grant dates for awards under the Plan consistent with the method provided by SFAS 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                                       For the Year Ended December 31,
                                                                     ----------------------------------
                                                                         1995                    1996
                                                                     ------------          ------------
Net loss............................................ As reported     $(33,377,000)         $(30,060,000)
                                                     Pro forma       $(33,458,000)         $(30,584,000)
Primary net loss per share.......................... As reported     $      (1.73)         $      (1.40)
                                                     Pro forma       $      (1.74)         $      (1.42)


         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the years ended December 31, 1995 and 1996:

                                      FOR THE YEAR ENDED
                                         DECEMBER 31,
                                      ------------------
                                       1995       1996
                                       ----       ----
Dividend .....................          --         --
Expected volatility ..........        70.90%     74.02%
Risk free rate of return .....         6.80%      6.24%
Expected life in years .......         6.00       6.00

         A summary of the status of the Company's Plan as of December 31, 1994, 1995 and 1996, and changes during the years ended on those dates is presented below:

                                                        1994                             1995                                 1996
                                                       WEIGHTED                         WEIGHTED                            WEIGHTED
                                                       AVERAGE                          AVERAGE                             AVERAGE
                                                       EXERCISE                         EXERCISE                            EXERCISE
                                      SHARES            PRICE          SHARES             PRICE          SHARES              PRICE
                                     ---------         ---------      ---------         ---------       ---------          --------
Outstanding at beginning of
  year ........................             --             --         1,947,144         $    7.58       1,974,462          $   7.58
Granted .......................      1,947,144         $    7.58         27,318              7.58         266,000              7.73
Exercised .....................             --             --                --             --           (134,848)             7.59
Forfeited .....................             --             --                --             --            (62,316)             7.62
                                     ---------         ---------      ---------         ---------       ---------          --------
Outstanding at end of year ....      1,947,144         $    7.58      1,974,462         $    7.58       2,043,298          $   7.61
                                     =========         =========      =========         =========       =========          ========
Options exercisable at end
  of year .....................      1,338,994         $    7.58      1,496,496         $    7.58       1,565,165          $   7.58
                                     =========         =========      =========         =========       =========          ========
Weighted average value of
  options granted during the
  year ........................                                                         $    12.77                         $   5.51
                                                                                        ==========                         ========

The following table summarizes information about stock options outstanding under the Plan at December 31, 1996:

                                                                                      OPTIONS               OPTIONS
                                                                                    OUTSTANDING           EXERCISABLE
                                                                                    -----------           -----------
 Number of options . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,043,298             1,565,165

 Range of exercise prices  . . . . . . . . . . . . . . . . . . . . . . . . .     $7.58 to $7.75        $7.58 to $7.75
 Weighted average remaining contractual
   life in years . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                3.8                   3.6
 Weighted average exercise price . . . . . . . . . . . . . . . . . . . . . .              $7.61                 $7.58

         During April 1995, the Company granted options outside of the Plan to a director of the Company to purchase 3,798 shares of common stock. The options were immediately exercisable for a term of six years at a price of $7.58 per share. The fair value of the option grant was estimated to be approximately $12.79 per option on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: no expected dividend yield; an expected life of six years; expected volatility of 70.09 percent; and a risk free interest rate of 7.00 percent. Approximately $32,000 was charged to compensation cost during 1995 for the options. All such options were unexercised at December 31, 1996.

Retirement Plan

         In December 1994, the Company established the 401(k) Retirement Investment Profit-Sharing Plan covering substantially all employees. The Company did not make matching contributions to the Plan in either 1994, 1995 or 1996.

Partner's Deficit and Other

         Capital account allocations for financial reporting purposes, which are different than capital account allocations for tax purposes, reflect the net profits and losses from operations allocated each year as defined in the Partnership Agreement.

11.  TERMINATION OF AT&T CONTRACT

         The Company and AT&T were parties to a contract (the "AT&T Contract") under which AT&T provided enhanced call processing, data management services and long-distance network transport services through a switching complex owned and operated by AT&T. The AT&T Contract was terminated by AT&T effective June 29, 1996. However, AT&T continues to provide services for certain Company customers without a formal contract pursuant to AT&T's obligations with respect to its existing service agreements with such customers.

12. COMMITMENTS AND CONTINGENCIES

Litigation

         On February 16, 1996, the Company filed a lawsuit against AT&T Corp. ("AT&T") in the U.S. District Court, Northern District of Texas, Dallas Division. The Company is seeking preliminary and permanent injunctive relief restraining AT&T from using and disclosing the Company's trade secrets and proprietary information relating to its mobile communications technology. In July 1996, AT&T filed counterclaims essentially mirroring the Company's claims.

         In September and October 1996, both the Company and AT&T filed additional claims against each other related to breach of contract and various tortious activities. AT&T seeks an injunction, a declaratory judgment defining the parties' intellectual property rights, actual and punitive damages and attorneys' fees in connection with its counterclaims. The Company seeks a declaration that the patents issued to AT&T using the Company's proprietary information are invalid and should be transferred from AT&T to the Company. The Company also brought Texas Deceptive Trade Practices Act ("DTPA") claims against AT&T and seeks actual, punitive and treble damages and attorneys' fees in connection with its claims. Additionally, the Company's amended complaint added Lucent Technologies, Inc. ("Lucent") as an additional defendant, to which AT&T transferred certain of the patents at issue in the lawsuit.

         In November 1996, AT&T filed a Partial Motion to Dismiss the Company's DTPA claims, various tort claims and the patent invalidity charges. Additionally, in November 1996, Lucent filed a motion to dismiss all of the Company's claims against Lucent. In December 1996, the Company filed a response to AT&T's partial motion to dismiss and a response to Lucent's motion to dismiss. A hearing on the parties' motions is currently scheduled for May 1997.

         On December 14, 1995 and on February 23, 1996, lawsuits were filed by certain plaintiffs against the Company and its directors, along with the lead underwriters for the Company's Offering. The plaintiff in each suit sought securities class-action certification and purported to represent all similarly situated shareholders, who bought stock in the Company pursuant to its Offering in June 1995 or immediately thereafter. The plaintiffs sought unspecified damages and alleged that the Company's registration statement, prospectus and other communications in its Offering contained false and materially misleading statements. The two lawsuits were consolidated into one. On November 4, 1996, the Court entered a Stipulation and Order of Dismissal which was signed by all parties, including proposed plaintiffs- in-intervention. This action dismissed the pending litigation with prejudice, precluding these same plaintiffs from refiling the same claims in the future. The dismissal of this action did not involve any payment on the part of the Company or any other defendant.

         The Company is involved in other litigation matters that normally arise in the course of conducting its business. These matters are not considered to be of a material nature nor would they have a material effect on the business activities or continued operations of the Company.

GTE and EDS Contracts

         A subsidiary of GTE, GTE Telecommunications Services, Inc. ("GTE-TSI"), and a subsidiary of Electronic Data Systems, Inc. ("EDS"), perform certain "clearinghouse" functions for the Company which include, among other things, validation and verification of roaming numbers and provision and routing of call delivery information. The Company's agreement with GTE-TSI expires in March 1998, with certain renewal options by the Company after that date. The agreement with GTE-TSI may be renewed by the Company for up to ten additional one-year terms after expiration at a reasonable price to be determined solely by GTE-TSI. The agreement with EDS expires in August 1998 with successive automatic renewal terms of one-year thereafter, unless terminated at the option of either party upon 60 days' notice prior to any expiration date. Another subsidiary of GTE, GTE Wireless, indirectly provides a significant amount of cellular coverage for the HighwayMaster system and pays all cellular carriers in the HighwayMaster system for HighwayMaster, billing the Company on a monthly basis. The term of the current agreement with GTE Wireless expires in March 1999. The aggregate future minimum payments associated with these agreements were as follows as of December 31, 1996:

         1997  . . . . . . . . . . . . . . . . . .   $1,080,000
         1998  . . . . . . . . . . . . . . . . . .      680,000
         1999  . . . . . . . . . . . . . . . . . .      120,000
                                                     ----------
                                                     $1,880,000
                                                     ==========

         Costs related to these contracts are included as cost of service revenues in the Consolidated Statements of Operations.

Employment Agreements

         Two officers of the Company entered into employment contracts with HighwayMaster Corporation effective February 1994 and continuing through the fifth anniversary of the consummation of the Offering (see Note 3), unless terminated earlier in the event of death, permanent disability, for "cause" or, under certain conditions, voluntarily. Under the employment contracts, either HighwayMaster Corporation or the individuals may terminate employment, without liability, at any time after February 1996 upon one year's written notice to the other party. The terms of the contracts provide for an annual base salary ($399,300 at December 31, 1996) for each officer, with annual increases each year equal to 10%. Each officer shall also receive annual bonuses during the term of his contract, calculated as defined in the contracts. In addition, the officers may receive discretionary bonuses at the sole discretion of the board of directors of HighwayMaster Corporation. During 1994, 1995 and 1996, no bonuses were earned by the employees. The employment contracts provide for a severance payment equal to the remaining amount of salary payable under the contract in the event of termination other than for "cause". The employment contracts also provide that each of the officers is subject to a covenant not to compete during the period that compensation is paid under his employment agreement and for 24 months thereafter.

         A third officer of the Company entered into an employment contract with HighwayMaster Corporation effective November 1994 and continuing through the fifth anniversary of the consummation of the Offering, unless terminated earlier in the event of death, permanent disability, for "cause" or, under certain conditions, voluntarily. Pursuant to the employment contract, the officer receives an annual base salary ($302,500 at December 31, 1996), with annual increases, annual bonuses and discretionary bonuses set on similar terms as above. During 1994, 1995 and 1996 no such bonuses were earned. In the event of a termination of employment by the Company with notice or by the officer due to the Company's breach, the officer will be entitled to the remaining amount of salary and the minimum bonus that would be payable under the employment contract absent the termination. In the event of a termination by the officer with notice (other than as set forth in the preceding sentence), the officer will be entitled to the salary payable for the remaining term of the contract or 90 days, whichever is less. Other than in the case of a termination by the officer due to a breach by the Company, or a termination by the Company with notice, the contract provides that the officer is subject to a covenant not to compete for a period of 12 months after the termination of his employment.

Leases

         The Company leases certain office facilities and furniture and equipment under noncancelable operating leases. The future minimum lease payments associated with such leases were as follows as of December 31, 1996:

         1997  . . . . . . . . . . . . . . . . . . . .    $ 1,056,000
         1998  . . . . . . . . . . . . . . . . . . . .        699,000
         1999  . . . . . . . . . . . . . . . . . . . .        141,000
         2000  . . . . . . . . . . . . . . . . . . . .         50,000
         2001  . . . . . . . . . . . . . . . . . . . .          8,000
                                                          -----------
                                                          $ 1,954,000
                                                          ===========

         During 1994, 1995, and 1996, total rent expense charged to operating expenses was approximately $613,000, $941,000, and $1,388,000, respectively.

Pickett Racing Contract

         The Company is obligated under a promotional Sports Car Club of America ("SCCA") racing team sponsorship agreement with Pickett Racing to pay ten consecutive monthly payments of $65,000 each, which commenced in January 1997.

Truckstops of America, Inc. Contract

         In June 1994, the Company entered into a three-year operating agreement with Truckstops of America, Inc. to sell, install, and service Mobile Communication Units through a national network of truckstop sites. Truckstops of America, Inc. is required to purchase minimum levels of inventory and parts for each sales location, and the Company is obligated to repurchase inventory in the event it becomes unsalable. At December 31, 1996, the amount of inventory subject to return was approximately $150,000.

Capital Expenditures

         The Company is committed to build another Network Switching Center (the "additional Complex") in connection with its contract with Prince for the AutoLink product offering. Construction of the additional Complex is scheduled for the fourth quarter of 1997 at a cost estimated to range from $2.0 to $3.0 million.

13.  RELATED PARTY TRANSACTIONS

         In connection with the Recapitalization, the Company assumed the rights and obligations of the Partnership under a certain Agency Agreement, dated as of February 1, 1993, by and between the Partnership and Saunders, Lubinski & White, Inc. (the "Agency"). During 1994, 1995, and 1996, the Company paid $1,231,000, $1,405,000, and $435,000, respectively, under the Agency Agreement, which includes the pass-through of actual third-party expenses incurred by the Agency on the Company's behalf. The Agency Agreement provides that in consideration for its advertising services, the Agency will receive a 5% profit based on the Agency's internal costs on all services provided to the Company, subject to future negotiation, in addition to actual third-party media, production and other reasonable expenses. The Agency Agreement may be terminated, with or without cause, at any time by either party, with 90 days' notice. An officer of the Company was a principal stockholder and officer of the Agency until January 1, 1997.

         The Company leases office space from a stockholder for $57,000 per month plus maintenance and repairs, at an average rate of $14.60 per square foot per year. Total rent paid under this agreement during 1994, 1995 and 1996 was approximately $194,000, $311,000, and $699,000, respectively.

         Two stockholders of the Company and certain of their affiliates own a minority interest in Truckstops of America, Inc. (see Note 12). During 1994, 1995 and 1996, the Company recorded revenues of approximately $687,000, $428,000 and zero, respectively, from sales to Truckstops of America, Inc.

14.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         Unaudited consolidated quarterly results of operations for 1996 and 1995 are as follows (in thousands, except per share amounts):

                                                                  FIRST       SECOND        THIRD     FOURTH
                                                                 QUARTER     QUARTER       QUARTER   QUARTER
                                                                 -------     -------       -------   -------
         1996
         ----
         Total revenues  . . . . . . . . . . . . . . . . . . .   $ 6,291     $  7,581     $  7,524   $ 9,305
         Gross profit (loss)(1)  . . . . . . . . . . . . . . .     1,003        1,052        1,375    (1,260)
         Operating loss  . . . . . . . . . . . . . . . . . . .    (6,136)      (6,484)      (6,718)   (9,293)
         Loss before extraordinary item  . . . . . . . . . . .    (6,368)      (6,899)      (7,463)   (9,013)
         Extraordinary item  . . . . . . . . . . . . . . . . .        --           --         (317)       --
         Net loss  . . . . . . . . . . . . . . . . . . . . . .    (6,368)      (6,899)      (7,780)   (9,013)
         Primary loss per share:(2)
           Before extraordinary item . . . . . . . . . . . . .   $ (0.32)    $  (0.34)    $  (0.37)  $ (0.36)
           Extraordinary item  . . . . . . . . . . . . . . . .        --           --        (0.01)       --
           Net loss  . . . . . . . . . . . . . . . . . . . . .   $ (0.32)    $  (0.34)    $  (0.38)  $ (0.36)
         Weighted average shares outstanding . . . . . . . . .    22,022       22,035       22,178    24,801

                                                                   FIRST       SECOND        THIRD     FOURTH
                                                                  QUARTER     QUARTER       QUARTER   QUARTER
                                                                  -------     -------       -------   -------
          1995
          -----
          Total revenues  . . . . . . . . . . . . . . . . . . .   $ 5,681     $  6,032     $  7,654   $ 7,487
          Gross profit (loss) . . . . . . . . . . . . . . . . .      (238)         226          472      (508)
          Operating loss  . . . . . . . . . . . . . . . . . . .    (5,432)      (4,826)      (5,175)   (6,782)
          Loss before extraordinary item  . . . . . . . . . . .    (7,243)      (6,786)      (5,268)   (7,100)
          Extraordinary item  . . . . . . . . . . . . . . . . .        --       (6,980)          --        --
          Net loss  . . . . . . . . . . . . . . . . . . . . . .    (7,243)     (13,766)      (5,268)   (7,100)
          Primary loss per share:(2)
            Before extraordinary item . . . . . . . . . . . . .   $ (0.41)    $  (0.39)    $  (0.26)  $ (0.34)
            Extraordinary item  . . . . . . . . . . . . . . . .        --     $  (0.37)          --        --
            Net loss  . . . . . . . . . . . . . . . . . . . . .   $ (0.41)    $  (0.76)    $  (0.26)  $ (0.34)
          Weighted average shares outstanding . . . . . . . . .    18,711       18,820       22,022    22,022

-----------------


(1) Fourth quarter includes $1,943,000 inventory writedown related to used earlier generation mobile unit component parts.

(2) Net loss per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly net loss per share amounts will not necessarily equal the total for the year.

               HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                     DECEMBER 31,    JUNE 30,
                                                                                         1996          1997
                                                                                         ----          ----
      Current assets:
        Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . .      $ 19,725     $   5,987
        Accounts receivable, net  . . . . . . . . . . . . . . . . . . . . . . . .         8,537        11,503
        Other short-term receivables  . . . . . . . . . . . . . . . . . . . . . .           919           838
        Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3,458         2,764
        Prepaid expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           231           420
                                                                                       --------     ---------
                Total current assets  . . . . . . . . . . . . . . . . . . . . . .        32,870        21,512
      Property, plant and equipment, net  . . . . . . . . . . . . . . . . . . . .         7,756         8,080
      Long-term receivables . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,045           336
      Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           309           308
      Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           949         2,750
                                                                                       --------     ---------
                Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 42,929     $  32,986
                                                                                       ========     =========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

      Current liabilities:
        Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  3,450     $   4,345
        Telecommunications costs payable  . . . . . . . . . . . . . . . . . . . .         2,805         4,828
        Accrued warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           273           709
        Accrued loss on short-term contracts  . . . . . . . . . . . . . . . . . .           570           367
        Other current liabilities . . . . . . . . . . . . . . . . . . . . . . . .         1,167         1,888
                                                                                       --------     ---------
                Total current liabilities . . . . . . . . . . . . . . . . . . . .         8,265        12,137
                                                                                       --------     ---------
      Stockholders' equity:
        Preferred stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --            --
        Common stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           251           252
        Additional paid-in capital  . . . . . . . . . . . . . . . . . . . . . . .       144,829       145,030
        Accumulated deficit . . . . . . . . . . . . . . . . . . . . . . . . . . .      (109,869)     (123,886)
        Treasury stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (547)         (547)
                                                                                       --------     ---------
                Total stockholders' equity  . . . . . . . . . . . . . . . . . . .        34,664        20,849
                                                                                       --------     ---------
           Total liabilities and stockholders' equity . . . . . . . . . . . . . .      $ 42,929     $  32,986
                                                                                       ========     =========



          See accompanying notes to consolidated financial statements.

               HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                                                                SIX MONTHS ENDED
                                                                                                     JUNE 30,
                                                                                                ------------------
                                                                                                1996          1997
                                                                                                ----          ----
    Revenues:
      Product . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $   6,423     $  14,249
      Service . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7,449        11,006
                                                                                              ---------     ---------
              Total revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          13,872        25,255
                                                                                              ---------     ---------
    Cost of revenues:
      Product . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6,403        12,148
      Service . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,415         8,671
                                                                                              ---------     ---------
              Total cost of revenues  . . . . . . . . . . . . . . . . . . . . . . . . .          11,818        20,819
                                                                                              ---------     ---------
    Gross profit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,054         4,436
    General and administrative expenses . . . . . . . . . . . . . . . . . . . . . . . .           4,299         7,096
    Sales and marketing expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,710         4,055
    Engineering expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,736         2,212
    Customer service expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,930         5,538
                                                                                              ---------     ---------
      Operating loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (12,621)      (14,465)
    Interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             444           448
    Interest expense to related parties . . . . . . . . . . . . . . . . . . . . . . . .          (1,088)           --
    Other expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              (3)           --
                                                                                              ---------     ---------
      Loss before income taxes and extraordinary item . . . . . . . . . . . . . . . . .         (13,268)      (14,017)
    Income tax provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              --            --
                                                                                              ---------     ---------
      Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ (13,268)    $ (14,017)
                                                                                              =========     =========
    Per share data:
      Net loss per share  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $   (0.66)    $   (0.56)
                                                                                              ---------     ---------
      Weighted average number of shares outstanding . . . . . . . . . . . . . . . . . .          22,029        24,843
                                                                                              =========     =========



          See accompanying notes to consolidated financial statements.

               HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                          SIX MONTHS ENDED JUNE 30,
                                                                                          -------------------------
                                                                                            1996            1997
                                                                                            ----            ----
      CASH FLOWS FROM OPERATING ACTIVITIES:
        Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $ (13,268)       $(14,017)
        Adjustments to reconcile net loss to cash used in
           operating activities:
           Depreciation and amortization  . . . . . . . . . . . . . . . . . . . .               645           1,172
           Amortization of discount on notes payable  . . . . . . . . . . . . . .               574              --
           (Increase) decrease in accounts receivable . . . . . . . . . . . . . .                28          (2,966)
           (Increase) decrease in other receivables . . . . . . . . . . . . . . .                99             790
           (Increase) decrease in inventory . . . . . . . . . . . . . . . . . . .            (5,379)            694
           (Increase) decrease in prepaid expenses and deposits . . . . . . . . .               158            (188)
           Increase (decrease) in accounts payable  . . . . . . . . . . . . . . .                56             895
           Increase (decrease) in accrued expenses and other
            current liabilities . . . . . . . . . . . . . . . . . . . . . . . . .              (453)          2,977
           Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               116             (44)
                                                                                          ---------        --------
                Net cash used in operating activities . . . . . . . . . . . . . .           (17,424)        (10,687)
                                                                                          ---------        --------
      CASH FLOWS FROM INVESTING ACTIVITIES:
        Additions to property and equipment . . . . . . . . . . . . . . . . . . .            (2,099)         (1,191)
        Additions to capitalized software . . . . . . . . . . . . . . . . . . . .               (88)         (2,062)
                                                                                          ---------        --------
                Net cash used in investing activities . . . . . . . . . . . . . .            (2,187)         (3,253)
                                                                                          ---------        --------
      CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from exercise of stock options . . . . . . . . . . . . . . . . .               272             202
                                                                                          ---------        --------
                Net cash provided by financing activities . . . . . . . . . . . .               272             202
                                                                                          ---------        --------
      Net decrease in cash  . . . . . . . . . . . . . . . . . . . . . . . . . . .           (19,339)        (13,738)
      Cash and cash equivalents, beginning of period  . . . . . . . . . . . . . .            23,969          19,725
                                                                                          ---------        --------
      Cash and cash equivalents, end of period  . . . . . . . . . . . . . . . . .         $   4,630        $  5,987
                                                                                          =========        ========
      Supplemental cash flow information:
        Interest paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $     508        $     --
                                                                                          =========        ========


          See accompanying notes to consolidated financial statements.

               HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                         SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)


                               PREFERRED STOCK      COMMON STOCK      ADDITIONAL   TREASURY STOCK
                               ---------------  -------------------    PAID-IN     ---------------   ACCUMULATED
                               SHARES   AMOUNT  SHARES       AMOUNT    CAPITAL     SHARES   AMOUNT     DEFICIT         TOTAL
                               ------   ------  ------       ------   ----------   ------   ------   -----------     --------
    Stockholders' equity at
      December 31, 1996 . .     1,000   $   --  25,150,527   $  251   $  144,829  311,997   $ (547)  $  (109,869)    $ 34,664
      Exercise of stock
        options . . . . . .                         26,456        1          201                                          202
      Net loss  . . . . . .                                                                              (14,017)     (14,017)
                                -----   ------  ----------   ------   ----------  -------   ------   -----------     --------
    Stockholders' equity at
      June 30, 1997 . . . .     1,000   $   --  25,176,983   $  252   $  145,030  311,997   $ (547)  $  (123,886)    $ 20,849
                                =====   ======  ==========   ======   ==========  =======   ======   ===========     ========

               See accompanying notes to consolidated statements.

               HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BUSINESS OVERVIEW

         The Company develops and implements mobile communications solutions, including integrated voice, data and position location services, to meet the needs of its customers. The initial application for the Company's wireless enhanced services has been developed for, and is currently being marketed and sold to, companies which operate in the long-haul trucking market. The Company provides long-haul trucking companies with a comprehensive package of mobile communications and management control services at low, fixed per minute rates, thereby enabling its trucking customers to effectively monitor the operations and improve the performance of their fleets. The Company is currently developing additional applications for its network to expand the range of trucking companies that utilize its services and to address the need of the automotive and other markets. Among other things, the Company recently entered into a strategic business alliance with Prince Corporation, a subsidiary of Johnson Controls, Inc. and a leading supplier of automotive interior systems and components, to develop and provide an automobile safety and security service, the "AutoLink" service, to motorists in the United States and Canada. The AutoLink service is expected to be available on a commercial basis beginning in late 1998.

         At the present time, the Company derives all of its revenues from the long-haul trucking market from sales and installation of Mobile Communication Units and charges for its services.

2.  BASIS OF PRESENTATION

         The unaudited consolidated financial statements presented herein have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all footnote disclosures required by generally accepted accounting principles. These consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1996. The accompanying consolidated financial statements reflect all adjustments (all of which are of a normal recurring nature) which are, in the opinion of management, necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the interim periods. The results for any interim period are not necessarily indicative of the results for the entire year.

3.  LEASING OPERATIONS

         The Company leases its products to certain customers with terms ranging from three to five years. The related contracts are accounted for as sales-type leases. At December 31, 1996, the total amounts receivable under sales-type leases was $1,468,000. In March 1997, a customer who represented $1,239,000 of this amount receivable notified the Company that it intended to terminate its long-term lease commitment. Although the lease agreement contains termination penalties, the amount due from this customer is in dispute. Accordingly, the Company recorded a $1,000,000 charge to reduce the carrying value of the receivable at March 31, 1997.

4.  INVENTORIES

                                                                                    DECEMBER 31,       JUNE 30,
                                                                                       1996              1997
                                                                                    ----------        ----------
      Complete systems  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $1,265,000        $  543,000
      Component parts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,193,000         2,221,000
                                                                                    ----------        ----------
                                                                                    $3,458,000        $2,764,000
                                                                                    ==========        ==========

5.  EARNINGS PER SHARE

         Net loss per share for the six months ended June 30, 1997 was computed by dividing the net loss by the weighted average number of shares outstanding during the period. Net loss per share for the six months ended June 30, 1996 was computed by dividing the net loss, increased by the accretion of discount on Series B Preferred Stock ($1,220,000) by the weighted average number of shares outstanding during the period.

         Stock options are excluded from the calculation of weighted average shares outstanding for the six months ended June 30, 1996 and 1997 since their effect would be anti-dilutive.

         In February 1997, the FASB issued FAS No. 128, "Earnings per Share" ("FAS 128"), which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Effective December 31, 1997, the Company will adopt FAS 128, which establishes standards for computing and presenting earnings per share (EPS). Adoption of FAS 128 would not have changed the earnings per share amounts reported in the accompanying consolidated financial statements.

6.  LITIGATION

         As previously reported, the Company is party to a lawsuit filed in the U.S. District Court, Northern District of Texas, Dallas Division against AT&T Corp. ("AT&T") and Lucent Technologies, Inc. ("Lucent"). Since the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, there have been no material changes in this matter except that with respect to AT&T's Partial Motion to Dismiss and Lucent's Motion to Dismiss, the court has requested supplemental briefing in lieu of a hearing on oral arguments. Briefing dates extend into September and an Order by the Court will follow.

================================================================================

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE EXCHANGE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE EXCHANGE NOTES TO ANYONE OR BY ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                  ------------

                               TABLE OF CONTENTS

                                  ------------

                                                                         PAGE
                                                                         ----
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . .  36
Management's Discussion and Analysis Of
  Financial Condition and Results of Operations . . . . . . . . . . . . .  38
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
Security Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
Certain Relationships and Related
  Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . .  79
The Exchange Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
Description of Exchange Notes . . . . . . . . . . . . . . . . . . . . . .  92
Certain U.S. Federal Income Tax
  Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 120
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . 124
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 125
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 125
Glossary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 126
Index to Consolidated Financial Statements  . . . . . . . . . . . . . . . F-1

================================================================================

================================================================================

                                HIGHWAYMASTER
                             COMMUNICATIONS, INC.





                               OFFER TO EXCHANGE
                            ITS 13 3/4% SENIOR NOTES
                              DUE 2005 (SERIES B)
            FOR ANY AND ALL OF ITS OUTSTANDING 13 3/4% SENIOR NOTES
                              DUE 2005 (SERIES A)


                            -----------------------

                                   PROSPECTUS

                            -----------------------


                              _____________, 1997


================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is incorporated under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

         Article X of the Company's Certificate and Article VIII of the Company's Bylaws provide for indemnification of directors and officers and for the purchase of insurance for their benefit.

         Article X of the Certificate provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys' fees and court costs) actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified.

         The right to indemnification under Article X of the Certificate is a contract right which includes, with respect to directors and officers, the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Article X of the Certificate or otherwise. The Company will, by action of its Board of Directors, pay such expenses incurred by employees and agents of the Company upon such terms as the Board of Directors deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Article X of the Certificate shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         Article IX of the Certificate provides that to the fullest extent permitted by the DGCL a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Article VIII of the Bylaws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Article VIII of the Bylaws also provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         The above discussion of the Company's Bylaws and Certificate of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such documents.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)      EXHIBITS.

         3.1     Certificate of Incorporation of the Company, as amended.(1)(9)
         3.2     Amended and Restated By-Laws of the Company.(11)
         4.1 Specimen of certificate representing Common Stock, $.01 par value, of the Company.(1)
         4.2     Warrant Certificate, dated September 27, 1996, issued to
                 SBW.(7)
         4.3 Recapitalization Agreement, dated September 27, 1996, by and among the Company, the Erin Mills Stockholders, the Carlyle
                 Stockholders and the other persons named therein.(7)
         4.4     Amended and Restated Stockholders' Agreement, dated September
                 27, 1996, by and among the Company, SBW, the Erin Mills
                 Stockholders, the Carlyle Stockholders, the By-Word Stockholders and the other persons named therein.(7)
         4.5 Indenture dated September 23, 1997 by and among the Company, HighwayMaster Corporation and Texas Commerce Bank, National Association.(12)
         4.6 Pledge Agreement dated September 23, 1997 by and among the Company, Bear, Stearns & Co. Inc. and Smith Barney Inc.(12)
         4.7 Registration Rights Agreement dated September 23, 1997 by and among the Company, HighwayMaster Corporation, Bear, Stearns & Co. Inc. and Smith Barney Inc.(12)
         4.8 Warrant Agreement dated September 23, 1997 by and among the Company, Bear, Stearns & Co. Inc. and Smith Barney Inc.(12)
         4.9 Warrant Registration Rights Agreement dated September 23, 1997 by and among the Company, Bear, Stearns & Co. Inc. and Smith Barney Inc.(12)
         5.1     Opinion of Baker & Botts, L.L.P.(13)
         10.1 License Agreement, dated April 23, 1992, by and between Voice Control Systems and the Company (as successor to By-Word Technologies, Inc.)(1)
         10.2 Agency Agreement, dated February 1, 1993, between the Company and Saunders, Lubinski & White, Inc.(1)
         10.3 Employment Agreement, dated February 4, 1994, by and between HighwayMaster Corporation and William C. Kennedy, Jr., as amended.(1)(5)
         10.4 Employment Agreement, dated February 4, 1994, by and between HighwayMaster Corporation and William C. Saunders, as amended.(1)(5)
         10.5    Employment Agreement, dated November 23, 1994, by and between
                 HighwayMaster Corporation and Gordon D.  Quick.(1)(5)
         10.6    Amended and Restated 1994 Stock Option Plan of the Company,
                 dated February 4, 1994, as amended.(1)(5)(6)
         10.7 Purchase Agreement, dated September 27, 1996, between the Company and SBW.(7)
         10.8 Mobile Communications (Voice and Data) Services Agreement, dated as of July 15, 1993, between the Company and EDS Personal Communications Corporation.(1)(2)
         10.9    Services Agreement, dated March 14, 1995, between the Company and GTE Telecommunications Services Incorporated.(1)(2)
         10.10   Services Agreement, dated March 20, 1996, between the Company and GTE-Mobile Communications Service Corporation.(3)(4)
         10.11 Agreement, dated June 8, 1994, between the Company and Truckstops of America, Inc.(1)
         10.12 Amendment dated November 16, 1995 to that certain Mobile Communications (Voice and Data) Services Agreement, dated as of July 15, 1993, between the Company and EDS Personal Communications Corporation.(3)(4)
         10.13 Letter Agreement, dated April 5, 1995, between the Company and IEX Corporation.(1)
         10.14   Product Development Agreement, dated December 21, 1995,
                 between the Company and IEX Corporation.(3)(4)
         10.15   Technical Services Agreement, dated September 27,  1996,
                 between the HM Corporation and SBW.(7)
         10.16 Letter Agreement, dated February 19, 1996, between the Company and IEX Corporation.(3)
         10.17 Form of Adoption Agreement, Regional Prototype Cash or Deferred Profit-Sharing Plan and Trust Sponsored by McKay Hochman Co., Inc., relating to the HighwayMaster Corporation 401(k) Plan.(1)
         10.18 Agreement, dated December 3, 1996, between the Company and Pickett Racing.(8)

         10.19 Software Transfer Agreement, dated April 25, 1997 between the Company and Burlington Motor Carriers, Inc.(9)(10)
         10.20 Purchase Agreement dated September 18, 1997 by and among the Company, HighwayMaster Corporation, Bear, Stearns & Co. Inc. and Smith Barney Inc.(12)

         11      Statement re: Computation of Per Share Earnings. (8)(11)

         21.1    Subsidiaries of the Company.(1)
         23.1    Consent of Price Waterhouse LLP, independent auditors.(12)
         23.2    Consent of Baker & Botts, L.L.P. (included in Exhibit 5.1).

         24      Powers of Attorney of directors and officers of the Company
                 (12).

         25.1    Statement of Eligibility of Trustee on Form T-1. (12)
         99.1    Form of Letter of Transmittal.(13)
         99.2    Form of Notice of Guaranteed Delivery.(13)
         99.3    Form of Tender Instructions.(13)

                 (1) Filed in connection with the Company's Registration Statement on Form S-1, as amended (No. 33-91486) effective June 22, 1995.
                 (2) Certain confidential portions deleted pursuant to Order Granting Application for Confidential Treatment issued in connection with Registration Statement on Form S-1 (No. 33-91486) effective June 22, 1995.
                 (3) Filed in connection with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
                 (4) Certain confidential portions deleted pursuant to Application for Confidential Treatment filed in connection with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
                 (5) Indicates management or compensatory plan or arrangement required to be identified pursuant to
                          Item 14(a)(4).
                 (6) Filed in connection with the Company's Form 10-Q Quarterly Report for the quarterly period ended June 30, 1996.
                 (7) Filed in connection with the Company's Current Report on Form 8-K filed on October 7, 1996.
                 (8) Filed in connection with the Company's Annual Report on Form 10-K for the fiscal Year ended December 31, 1996.
                 (9) Filed in connection with the Company's Form 10-Q Quarterly Report for the quarterly period ended March 31, 1997.
                 (10) Certain confidential portions deleted pursuant to Order Granting Application for Confidential Treatment issued in connection with the Company's Form 10-Q Quarterly Report for the quarterly period ended March 31, 1997.
                 (11) Filed in connection with the Company's Form 10-Q Quarterly Report for the quarterly period ended June 30, 1997.

                 (12)     Previously filed.
                 (13)     Filed herewith.


(B)     FINANCIAL STATEMENT SCHEDULES.

        Schedule No.              Description
        ------------              -----------
             II                   Valuation and Qualifying Accounts

All other Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are inapplicable and therefore have been omitted.

ITEM 22.  UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

                 (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                 (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                 (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provision described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 31, 1997.

                                       HIGHWAYMASTER COMMUNICATIONS, INC.


                                       By: /s/  William C. Saunders
                                           -------------------------------------
                                           William C. Saunders
                                           President and Chief
                                           Executive Officer


                               POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.

Signature                                 Title                                       Date
---------                                 -----                                       ----
/s/ William C. Kennedy, Jr. *             Chairman of the Board of Directors          October 31, 1997
----------------------------------
William C. Kennedy, Jr.


/s/ William C. Saunders *                 President, Chief Executive Officer, and     October 31, 1997
----------------------------------        Director (Principal Executive Officer)
William C. Saunders


/s/ J. Philip McCormick*                  Executive Vice President and Chief          October 31, 1997
----------------------------------        Financial Officer (Principal Financial
J. Philip McCormick                       Officer)


/s/ Stephen P. Tacke *                    Vice President and Controller (Principal    October 31, 1997
----------------------------------        Accounting Officer)
Stephen P. Tacke


/s/ Terry Parker *                        Director                                    October 31, 1997
----------------------------------
Terry Parker


/s/ Stephen Greaves *                     Director                                    October 31, 1997
----------------------------------
Stephen Greaves


/s/ Gerry C. Quinn *                      Director                                    October 31, 1997
----------------------------------
Gerry C. Quinn

* By: /s/ Wesley E. Schlenker
     ------------------------
     Wesley E. Schlenker
     (pursuant to a power of attorney
     filed with the Registration
     Statement on October 21, 1997)

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 31, 1997.

                                       HIGHWAYMASTER CORPORATION


                                       By: /s/  William C. Saunders
                                           -------------------------------------
                                           William C. Saunders
                                           President and Chief
                                           Executive Officer


                               POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.

Signature                                 Title                                       Date
---------                                 -----                                       ----
/s/ William C. Kennedy, Jr. *             Chairman of the Board of Directors          October 31, 1997
----------------------------------
William C. Kennedy, Jr.


/s/ William C. Saunders *                 President, Chief Executive Officer, and     October 31, 1997
----------------------------------        Director (Principal Executive Officer)
William C. Saunders


/s/ J. Philip McCormick *                 Executive Vice President and Chief          October 31, 1997
----------------------------------        Financial Officer (Principal Financial
J. Philip McCormick                       Officer)


/s/ Stephen P. Tacke *                    Vice President and Controller (Principal    October 31, 1997
----------------------------------        Accounting Officer)
Stephen P. Tacke


/s/ Terry Parker *                        Director                                    October 31, 1997
----------------------------------
Terry Parker


/s/ Stephen Greaves *                     Director                                    October 31, 1997
----------------------------------
Stephen Greaves


/s/ Gerry C. Quinn *                      Director                                    October 31, 1997
----------------------------------
Gerry C. Quinn

* By: /s/ Wesley E. Schlenker
     ------------------------
     Wesley E. Schlenker
     (pursuant to a power of attorney
     filed with the Registration
     Statement on October 21, 1997)

                                                                     SCHEDULE II


                      HIGHWAYMASTER COMMUNICATIONS INC.
                      VALUATION AND QUALIFYING ACCOUNTS



                                                              ADDITIONS
                                              BALANCE AT     CHARGED TO
                                             BEGINNING OF     COSTS AND                                   BALANCE AT
DESCRIPTION                                     PERIOD        EXPENSES      DEDUCTIONS     OTHER         END OF PERIOD
-----------                                  -----------     ----------     -----------   -------        -----------
Year ended December 31, 1994
  Allowance for doubtful accounts            $         0        217,000              0          0        $   217,000
  Inventory reserves                                   0      1,828,000     (1,658,000)         0            170,000
  Valuation allowance against
    deferred tax asset                                 0     12,490,000              0          0         12,490,000

Year ended December 31, 1995
  Allowance for doubtful accounts                217,000        604,000         (6,000)         0            815,000
  Inventory reserves                             170,000        551,000       (291,000)         0            430,000
  Valuation allowance against
    deferred tax asset                        12,490,000      9,061,000              0          0         21,551,000

Year ended December 31, 1996
  Allowance for doubtful accounts                815,000        160,000       (201,000)         0            774,000
  Inventory reserves                             430,000      2,223,000       (405,000)         0          2,248,000
  Valuation allowance against
    deferred tax asset                       $21,551,000     12,816,000              0    378,000        $34,745,000



                              INDEX TO EXHIBITS


         3.1     Certificate of Incorporation of the Company, as amended.(1)(9)
         3.2     Amended and Restated By-Laws of the Company.(11)
         4.1 Specimen of certificate representing Common Stock, $.01 par value, of the Company.(1)
         4.2     Warrant Certificate, dated September 27, 1996, issued to
                 SBW.(7)
         4.3 Recapitalization Agreement, dated September 27, 1996, by and among the Company, the Erin Mills Stockholders, the Carlyle
                 Stockholders and the other persons named therein.(7)
         4.4     Amended and Restated Stockholders' Agreement, dated September
                 27, 1996, by and among the Company, SBW, the Erin Mills
                 Stockholders, the Carlyle Stockholders, the By-Word Stockholders and the other persons named therein.(7)
         4.5 Indenture dated September 23, 1997 by and among the Company, HighwayMaster Corporation and Texas Commerce Bank, National Association.(12)
         4.6 Pledge Agreement dated September 23, 1997 by and among the Company, Bear, Stearns & Co. Inc. and Smith Barney Inc.(12)
         4.7 Registration Rights Agreement dated September 23, 1997 by and among the Company, HighwayMaster Corporation, Bear, Stearns & Co. Inc. and Smith Barney Inc.(12)
         4.8 Warrant Agreement dated September 23, 1997 by and among the Company, Bear, Stearns & Co. Inc. and Smith Barney Inc.(12)
         4.9 Warrant Registration Rights Agreement dated September 23, 1997 by and among the Company, Bear, Stearns & Co. Inc. and Smith Barney Inc.(12)
         5.1     Opinion of Baker & Botts, L.L.P.(13)
         10.1 License Agreement, dated April 23, 1992, by and between Voice Control Systems and the Company (as successor to By-Word Technologies, Inc.)(1)
         10.2 Agency Agreement, dated February 1, 1993, between the Company and Saunders, Lubinski & White, Inc.(1)
         10.3 Employment Agreement, dated February 4, 1994, by and between HighwayMaster Corporation and William C. Kennedy, Jr., as amended.(1)(5)
         10.4 Employment Agreement, dated February 4, 1994, by and between HighwayMaster Corporation and William C. Saunders, as amended.(1)(5)
         10.5    Employment Agreement, dated November 23, 1994, by and between
                 HighwayMaster Corporation and Gordon D.  Quick.(1)(5)
         10.6    Amended and Restated 1994 Stock Option Plan of the Company,
                 dated February 4, 1994, as amended.(1)(5)(6)
         10.7 Purchase Agreement, dated September 27, 1996, between the Company and SBW.(7)
         10.8 Mobile Communications (Voice and Data) Services Agreement, dated as of July 15, 1993, between the Company and EDS Personal Communications Corporation.(1)(2)
         10.9    Services Agreement, dated March 14, 1995, between the Company and GTE Telecommunications Services Incorporated.(1)(2)
         10.10   Services Agreement, dated March 20, 1996, between the Company and GTE-Mobile Communications Service Corporation.(3)(4)
         10.11 Agreement, dated June 8, 1994, between the Company and Truckstops of America, Inc.(1)
         10.12 Amendment dated November 16, 1995 to that certain Mobile Communications (Voice and Data) Services Agreement, dated as of July 15, 1993, between the Company and EDS Personal Communications Corporation.(3)(4)
         10.13 Letter Agreement, dated April 5, 1995, between the Company and IEX Corporation.(1)
         10.14   Product Development Agreement, dated December 21, 1995,
                 between the Company and IEX Corporation.(3)(4)
         10.15   Technical Services Agreement, dated September 27,  1996,
                 between the HM Corporation and SBW.(7)
         10.16 Letter Agreement, dated February 19, 1996, between the Company and IEX Corporation.(3)
         10.17 Form of Adoption Agreement, Regional Prototype Cash or Deferred Profit-Sharing Plan and Trust Sponsored by McKay Hochman Co., Inc., relating to the HighwayMaster Corporation 401(k) Plan.(1)
         10.18 Agreement, dated December 3, 1996, between the Company and Pickett Racing.(8)

         10.19   Software Transfer Agreement, dated April 25, 1997 between the
                 Company and Burlington Motor Carriers, Inc.(9)(10)
         10.20   Purchase Agreement dated September 18, 1997 by and among the
                 Company, HighwayMaster Corporation, Bear, Stearns & Co. Inc.
                 and Smith Barney Inc.(12)
         11      Statement re: Computation of Per Share Earnings.(13)
         21.1    Subsidiaries of the Company.(1)
         23.1    Consent of Price Waterhouse LLP, independent auditors.(12)
         23.2    Consent of Baker & Botts, L.L.P. (included in Exhibit 5.1).

         24      Powers of Attorney of directors and officers of the Company
                 (12).

         25.1    Statement of Eligibility of Trustee on Form T-1.(12)
         27.1    Financial Data Schedule.(13)
         99.1    Form of Letter of Transmittal.(13)
         99.2    Form of Notice of Guaranteed Delivery.(13)
         99.3    Form of Tender Instructions.(13)

                 (1) Filed in connection with the Company's Registration Statement on Form S-1, as amended (No. 33-91486) effective June 22, 1995.
                 (2) Certain confidential portions deleted pursuant to Order Granting Application for Confidential Treatment issued in connection with Registration Statement on Form S-1 (No. 33-91486) effective June 22, 1995.
                 (3) Filed in connection with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
                 (4) Certain confidential portions deleted pursuant to Application for Confidential Treatment filed in connection with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
                 (5) Indicates management or compensatory plan or arrangement required to be identified pursuant to
                          Item 14(a)(4).
                 (6) Filed in connection with the Company's Form 10-Q Quarterly Report for the quarterly period ended June 30, 1996.
                 (7) Filed in connection with the Company's Current Report on Form 8-K filed on October 7, 1996.
                 (8) Filed in connection with the Company's Annual Report on Form 10-K for the fiscal Year ended December 31, 1996.
                 (9) Filed in connection with the Company's Form 10-Q Quarterly Report for the quarterly period ended March 31, 1997.
                 (10) Certain confidential portions deleted pursuant to Order Granting Application for Confidential Treatment issued in connection with the Company's Form 10-Q Quarterly Report for the quarterly period ended March 31, 1997.
                 (11) Filed in connection with the Company's Form 10-Q Quarterly Report for the quarterly period ended June 30, 1997.



                 (12)     Previously filed.
                 (13)     Filed herewith.